As filed with the Securities and Exchange Commission on June 7, 2004

                           Registration No. 333-112430

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                          -----------------------------


                                 AMENDMENT NO. 2

                                       TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          -----------------------------

                        PEAK ENTERTAINMENT HOLDINGS, INC.
                 (Name of small business issuer in its charter)

                 Nevada                          3942                          87-0449399
            (State or other          (Primary Standard Industrial           (I.R.S. Employer
            Jurisdiction of          Classification Code Number)           Identification No.)
            Incorporation or
             Organization)

                           Bagshaw Hall, Bagshaw Hill
                        Bakewell, Derbyshire, UK DE45 1DL
                                 44 1629 814555
          (Address and telephone number of principal executive offices and principal place of business)

                          Wilfred Shorrocks, President
                        PEAK ENTERTAINMENT HOLDINGS, INC.
                           Bagshaw Hall, Bagshaw Hill
                        Bakewell, Derbyshire, UK DE45 1DL
                                 44 1629 814555
            (Name, address and telephone number of agent for service)

                                   Copies to:
                                Dan Brecher, Esq.
                           Law Offices of Dan Brecher
                           99 Park Avenue, 16th Floor
                            New York, New York 10016
                                  212-286-0747
                              (212) 808-4155 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________


                         CALCULATION OF REGISTRATION FEE

----------------------------    ----------------   -------------------   -----------------   ----------------

Title of each class of          Amount to be       Proposed              Proposed            Amount of
securities to be registered     registered (1)     maximum offering      maximum aggregate   registration fee
                                                   price per share (2)   offering price      (3)
----------------------------    ----------------   -------------------   -----------------   ----------------
Common stock, $.001 par            1,583,333             $0.40               $  633,333.20       $  80.24
value
----------------------------    ----------------   -------------------   -----------------   ----------------
Common stock, $.001 par            6,366,667 (4)         $0.40               $2,546,666.80       $ 322.66
value, issuable upon
conversion of $1,550,000
8% convertible debentures
----------------------------    ----------------   -------------------   -----------------   ----------------
Common Stock, $.001 par            4,550,000             $0.40               $1,820,000          $ 230.60
value, issuable upon
exercise of Warrants
----------------------------    ----------------   -------------------   -----------------   ----------------
           Total                  12,500,000                                 $5,000,000          $ 633.50
----------------------------    ----------------   -------------------   -----------------   ----------------


(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the bid price as reported on the Over-The-Counter Bulletin Board on April 22, 2004, which was $0.40 per share.


(3) Previously paid.

(4) Includes a good faith estimate of up to 1,200,000 shares of common stock we agreed to seek registration for that we may be required to issue as penalty shares on the debentures in the event that we do not obtain or seek effectiveness of this registration statement, or if it is not declared effective within a specified timeframe. Does not include shares of common stock underlying interest that may accrue on the debentures.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED June 7, 2004


                        PEAK ENTERTAINMENT HOLDINGS, INC.
                              12,500,000 SHARES OF

                                  COMMON STOCK

           This prospectus relates to the resale by the selling stockholders of up to 12,500,000 shares of our common stock, including:

      o     1,583,333 shares of common stock;

      o 5,166,667 shares of common stock underlying convertible debentures, excluding shares issuable upon conversion of any accrued interest;

      o 1,200,000 shares of common stock underlying penalty shares on the debentures that we agreed to seek registration that we may be required to issue in the event that we do not obtain or seek effectiveness of this registration statement, or if it is not declared effective within a specified timeframe; and

      o up to 4,550,000 shares issuable upon the exercise of common stock purchase warrants.

The convertible debentures are convertible into our common stock at $0.30 per share. The warrants are exercisable at a price of $0.50 per share. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

           Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "PKEH". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on April 22, 2004, was $.40.

           Investing in these securities involves significant risks. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is June 7, 2004.


           THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY PEAK ENTERTAINMENT HOLDINGS, INC., WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS


Prospectus Summary                                                         2
Risk Factors                                                               5
Use of Proceeds                                                            14
Market For Common Equity and Related Stockholder Matters                   14
Management's Discussion and Analysis                                       15

Our Business                                                               33
Management                                                                 46
Certain Relationships and Related Transactions                             49
Security Ownership of Certain Beneficial Owners and Management             50
Description of Securities                                                  51
Indemnification for Securities Act Liabilities                             53
Plan of Distribution                                                       53
Penny Stock                                                                55
Selling Stockholders                                                       56
Legal Matters                                                              58
Experts                                                                    58
Available Information                                                      58
Index to Financial Statements                                              59

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

ABOUT THE BUSINESS OF PEAK ENTERTAINMENT HOLDINGS, INC.


We are a Nevada corporation named Peak Entertainment Holdings, Inc. Prior to April 2003, we were known as Palladium Communications, Inc. and we operated a telecommunications business. In April 2003, we sold all of our former telecommunications business and purchased our present business in a reverse acquisition, which is discussed in greater detail in the "Our Business" section.

Our current business is to develop, market and sell television shows and toy and gift products focused on the children's media and leisure market. Our primary strength is in the conception and development of character concepts that we believe children will find appealing. Our business objective is to take a character concept and develop the concept into a television show, a movie, a video game, a toy, apparel, or other product. We operate with three principal divisions: entertainment, licensing, and consumer products. Our activities include or will include development, production and distribution of television shows for children, licensing intellectual property rights to our television shows, and the manufacture and distribution of toy and gift products. We are currently working on three television projects, Monster In My Pocket, The Wumblers, and Faireez, which are in various stages of production and not yet ready for airing on television. We currently sell the following toy and gift products: Countin' Sheep toy merchandise, Mini Flora clay flowers, and Pretty Pony Club gift pony molds.


Our principal offices are located at Bagshaw Hall, Bagshaw Hill, Bakewell, Derbyshire, United Kingdom, and our telephone number is 44-1629-814555. We maintain a web site at: http://www.peakentertainment.co.uk.

ABOUT THE FINANCIAL CONDITION OF PEAK ENTERTAINMENT HOLDINGS, INC.

We have a negative working capital and an accumulated shareholder deficit, and our independent auditor has stated that there is substantial doubt about our ability to continue in business. For fiscal year ended December 31, 2003, our revenues were $1,014,996, our net loss was $2,966,547, and our retained earnings deficit was $3,933,998.

We will need to raise approximately $3,000,000 in the next twelve months to continue in business. We will need to raise approximately $7,500,000 in the next two years to fund our planned television shows. If we are unable to raise such funds, we may need to alter our business model and focus on the licensing of our character concepts rather than on the production of our television shows.

Since we will receive little or no proceeds from this offering, investors may end up holding shares in a company that has not raised sufficient proceeds from the offering to continue its planned operations.

THE OFFERING

Common stock offered by selling stockholders             Resale of up to 12,500,000 shares.

                                                         o     1,583,333 shares of common stock;

                                                         o     up to 6,366,667 shares of common stock underlying
                                                               8% convertible debentures in the principal amount
                                                               of $1,550,000, including shares underlying penalty
                                                               shares issuable in connection with the debentures;
                                                               and

                                                         o     up to 4,550,000 shares issuable upon the exercise
                                                               of common stock purchase warrants.

                                                         This number would represent approximately 32% of our
                                                         outstanding stock if all of such 12,500,000 shares were
                                                         issued.

Common stock to be outstanding after the offering        Up to 35,347,955 shares

Use of proceeds                                          We will not receive any proceeds from the sale of the common stock.

                                                         However, we will receive the sale price of any common
                                                         stock we sell to the selling stockholders upon exercise
                                                         of the warrants. We expect to use the proceeds received
                                                         from the exercise of the warrants, if any, for general
                                                         working capital purposes.

Over-The-Counter Bulletin Board Symbol                   PKEH


The above information regarding common stock to be outstanding after the offering is based on 24,431,288 shares of common stock outstanding as of May 31, 2004, and assumes the subsequent conversion of our issued convertible debentures, with interest, and exercise of warrants by our selling stockholders.

SELLING STOCKHOLDERS

This prospectus is for the resale of shares of common stock, which includes shares underlying warrants and debentures, held by the selling stockholders. The selling stockholders pursuant to this prospectus are: Jack Kuessous, Platinum Partners Global Macro Fund LP, Gary Barnett, Millstones Brands Inc., Dan Brecher, Shai Stern, Vintage Filings, LLC, Kenneth Grief, Wayne Saker, Gilad Ottensoser, Samuel F. Ottensoser, Boro Durakovic, JG Products, Inc., Gerald Griffin, Al Lehmkuhl, Kevin Bostenero, Eisenberger Investments, David Herzog, and Legend Merchant Group.

The shares of common stock included in this prospectus underlie securities held by the selling stockholders acquired in connection with consulting agreements, in exchange for cancellation of debt, and private securities transactions.

Jack Kuessous is an individual who provides consulting services, related to the apparel and garment industry and third party product licensing, to us. We issued him warrants to purchase 240,000 shares of our common stock, exercisable for three years at $0.50 per share pursuant to an amended consulting agreement dated December 17, 2003. On July 9, 2003, Mr. Kuessous loaned us $100,000, and on December 17, 2003, we exchanged the debt for 583,333 shares of common stock and 150,000 common stock purchase warrants exercisable for three years at $0.50 per share.

Platinum Partners Global Macro Fund LP, Gary Barnett, Millstones Brands Inc., Dan Brecher and Shai Stern are private investors who purchased an aggregate of $1,550,000 in 8% convertible debentures due January 2007, convertible at $.30 per share, and 3,100,000 common stock purchase warrants, exercisable for three years at $0.50 per share. Each of these selling stockholders contractually agreed to restrict the ability to convert the debentures or exercise the warrants so that each would not own more than 4.9% of our common stock at a given time.

Vintage Filings, LLC is an Edgar filing service company. In exchange for one year of Edgar services, we issued Vintage Filings 300,000 common stock purchase warrants, exercisable for three years at $0.50 per share.

Kenneth Grief, Wayne Saker, Gilad Ottensoser, Samual F. Ottensoser, Boro Durakovic, JG Products, Inc., Gerald Griffin, Al Lehmkuhl, Kevin Bostenero, Eisenberger Investments, and David Herzog, are private investors, who purchased an aggregate of 1,000,000 shares of common stock and 600,000 common stock purchase warrants, exercisable for three years at $0.75 per share, for $500,000. Legend Merchant Group, Inc. was the placement agent for this transaction. We paid Legend Merchant Group $25,000 and issued it 100,000 common stock purchase warrants, exercisable for three years at $.50 per share, and 60,000 common stock purchase warrants, exercisable for three years at $0.75 per share, for its placement agent services.

See the "Selling Stockholders," "Description of Securities" and "Risk Factors" sections for a more complete description of the issued securities.

                                  RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR CURRENT FINANCING ARRANGEMENTS:


WE ARE A VERY HIGHLY LEVERAGED COMPANY, AND WE MAY NEED TO INCUR ADDITIONAL DEBT OR ISSUE ADDITIONAL SECURITIES TO PAY FOR OUR OUTSTANDING DEBENTURES.

         We are a very highly leveraged company and may additional financing to pay for outstanding 8% convertible debentures due January 2007. In January 2007, we sold a principal amount of $1,550,000 in 8% convertible debentures due January 2007. Aggregate interest payable on these debentures is a total of $124,000 annually, and over three years may aggregate $372,000. As of December 31, 2003, we have a negative working capital and an accumulated shareholder deficit. Our gross profit before paying for operating expenses for the year ended December 31, 2003 of $289,930 represents 19% of the $1,550,000 principal amount of the debentures outstanding, and represents 78% of the aggregate three-year interest amount due on the debentures. We may also need to make a cash payment of $750,000 in February 2005 in connection with a stock put held by former debenture holders. If our gross profit does not increase substantially in 2004 or in future years, we may not able to pay annual interest payments or pay the debentures at maturity from operating revenues, but will need to seek alternative means of financing the debt.


WE ISSUED, AND MAY CONTINUE TO ISSUE, A LARGE NUMBER OF SHARES OF COMMON STOCK AND SECURITIES CONVERTIBLE INTO COMMON STOCK, THAT MAY BE AVAILABLE FOR FUTURE SALE, AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.


           Because of our lack of significant operating revenues to pay for operating expenses, we issued, and may continue to issue, a large number of shares of common stock and other securities convertible into shares of common stock. Because of the large number of shares that have been and may be issued, and the availability of those shares to be sold in the public market, the subsequent resale of those shares may adversely affect the market price of our common stock. As of May 31, 2004, we had 24,431,288 shares of common stock issued and outstanding, convertible debentures outstanding that may be converted into approximately 5,166,667 shares of common stock, and warrants outstanding to purchase up to 5,300,000 shares of common stock in the near future. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction.


THE ISSUANCE OF SHARES UPON CONVERSION OF OUTSTANDING CONVERTIBLE DEBENTURES AND EXERCISE OF OUTSTANDING WARRANTS WILL CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.


           The issuance of shares upon conversion of the convertible debentures and exercise of warrants into shares of common stock will result in substantial dilution to the interests of other common stockholders. As of May 31, 2004, we had 24,431,288 shares of common stock issued and outstanding, and the selling stockholders own convertible debentures and warrants that may ultimately be converted and exercise into approximately 6,406,667 shares of common stock, increasing the issued and outstanding shares of common stock by 26% from 24,431,288 shares to 30,837,955 shares, and thereby dilute the interests of other common stockholders. Although each of the selling stockholders who own debentures may not convert their convertible debentures or exercise their warrants if such conversion or exercise would cause the stockholder to own more than 4.9% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting or exercising some of their holdings selling those holdings, and then converting the rest of their holdings. In this way, selling stockholders could sell more than this limit while never holding more than this limit.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

           In January 2004, we entered into Securities Purchase Agreements for the sale of an aggregate of $1,550,000 principal amount of convertible debentures. The convertible debentures are due and payable, with 8% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreements or related convertible debentures, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $100,000, the institution of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company, and the delisting of our common stock could require the early repayment of the convertible debentures if the default is not cured within the specified grace period. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, a debenture holder could commence legal action against us and foreclose on substantially all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

AT THE OPTION OF THE HOLDERS OF OUR CONVERTIBLE DEBENTURES, THE INTEREST PAYABLE ON SUCH DEBENTURES MAY BE PAID IN SHARES OF OUR COMMON STOCK, REQUIRING THE ISSUANCE OF A SUBSTANTIAL NUMBER OF SHARES TO THE INVESTORS.

           The convertible debentures we issued in January 2004 bear interest at the rate of 8% per year. Aggregate interest payable on these debentures is a total of $124,000 annually, and over three years may aggregate $372,000. At our option, interest payments may be accrued beyond the annual interest payment date, in which event the debenture holder shall have the option to accrue the interest payment then due for another interest payment period, or cause us to issue common stock in exchange for interest. If the debenture holders elects to receive interest in common stock, this would equate to 413,333 shares of our common stock in interest payment annually, based upon the conversion price of $.30 of the debentures, and over three years may amount to 1,240,000 shares issuable as interest payment. The sale of these shares may adversely affect the market price of our common stock.

RISKS RELATING TO OUR BUSINESS:

WE HAVE A LIMITED OPERATING HISTORY, WITH LITTLE HISTORY OF REVENUES.

           Our current business commenced in November 2001, and we have generated very little revenues to date. In the year ended December 31, 2003, we generated revenue of $1,014,996. While we are currently working on three television projects, in various stages of production, and we have completed a pilot episode of one of them, The Wumblers. While we expect to generate revenue upon contracting with broadcasters for future broadcast of our television projects, we have yet release any television episodes for broadcast. Until we release such episodes, we do not expect to generate any significant revenues. Accordingly, we have a limited operating history in implementing our business model upon which an evaluation of our prospects can be based. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of a business enterprise, particularly companies in highly competitive markets. A significant portion of our liabilities is represented by 8% convertible debentures we sold in January 2007. Those debt holders have a priority interest, as compared to our common stock holders, in substantially all of our collateral.

WE HAVE A HISTORY OF LOSSES WHICH MAY CONTINUE AND REQUIRE US TO CURTAIL OR CEASE OPERATIONS.

           We incurred net losses of $2,966,547 and $938,908 for the years ended December 31, 2003 and 2002, respectively. As we are presently in the production stages of two television projects that require substantial capital expenditures, we expect to incur significant operating expenses, and probably significant losses, in the near future. Until broadcast rights to those television shows are sold and production is completed, we will continue to incur losses, and we will not be able to predict when we can achieve or sustain profitability on a quarterly or annual basis in the future. Our possible success is dependent upon the successful completion of our television products, and the development and marketing of consumer products based on the entertainment shows. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors include when financing can be obtained to complete production of television shows, market acceptance and sale of broadcast rights for our shows that provide revenues in excess of production costs, changes in or increased levels of competition in attracting broadcast right sales, increases in production costs for the shows, and other factors. These conditions will have a materially affect on whether our business can attain profitability, or may force us to reduce or curtail operations.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING TO FINANCE PRODUCTION COSTS, OUR BUSINESS OPERATIONS WILL BE HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING OUR THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

           Additional capital will be required to effectively support our operations and to implement our overall business strategy, including the production of Monster In My Pocket and The Wumblers television episodes, which are our two principal planned products. In addition, we may be required to expend significant capital for future projects long before we realize any revenues from such projects. We estimate that to produce the shows, we will need a total of approximately $7,500,000 of capital or other participation during the next twelve to twenty four months, in addition to the funds raised through the sale of convertible debentures and warrants as described in this prospectus. However, there can be no assurance that financing will be available when needed on terms that are acceptable to us. The inability to obtain additional capital will restrict our ability to continue business, let alone to grow, and may force us to discontinue business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

           In their report dated April 22, 2004, our independent auditors stated that our financial statements for the year ended December 31, 2003, were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of historical losses, cash flow losses and a net capital deficiency. As a result of the foregoing, the auditors have expressed substantial doubt about our ability to continue as a going concern. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans from various financial institutions where possible. Our continued net operating losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

OUR OPERATING RESULTS WILL BE PRIMARILY DEPENDENT ON CONSUMER APPEAL OF OUR MEDIA PRODUCTS.


           Our business and operating results depend largely upon the appeal of and acceptance by consumers of our television shows. The success of each television show developed and produced by us will depend in large part upon our creative team's ability to create and produce content, namely compelling stories and characters, that children will find appealing. If our products are unable to attract the attention of children, television broadcasters will not order television programs from us, and we will not be able to promote, market or sell merchandise and other consumer products based on the television show. However, consumer preferences with respect to television shows are continuously changing and are difficult to predict. Individual family television shows often have short life cycles.

           We will devote significant financial resources to the development and production of television shows targeted for the children's market, and will not know whether the shows will have broad consumer appeal until after the shows have been broadcast. If our initial shows are popular, we expect to receive orders for additional shows and expect to sell or license merchandise and other products related to the television shows. If our initial shows are not popular, we may not receive orders for additional shows, and we will have spent significant financial resources on a product that will not generate significant revenues for us. In connection with our entertainment properties, if our shows are popular, we believe that we may be able to generate significant revenues from the sale of, or the licensing of, merchandise and other products related to those entertainment properties. If our shows are not popular, we will have little ability to sell merchandise related to the entertainment properties.

           Even if the shows are initially popular, a decline in the popularity of our shows, or the failure of merchandise products and licensed rights to achieve and sustain market acceptance could result in reduced overall revenues. Our success will depend on our ability to redesign, restyle and extend the useful life of products and to develop, introduce and gain customer acceptance of new television shows.


FORECASTING REVENUES AND GROSS PROFITS IS EXTREMELY DIFFICULT.


           It is difficult to predict the worldwide appeal of our the television shows we are developing before the premier of the shows, such as Monster In My Pocket and The Wumblers. We do not have a track record upon which you can predict our success. Even if we did have a track record for television shows, such a track record would not be a useful measure for predicting consumer appeal and market acceptance of other shows based on other characters and concepts, as consumer appeal can be expected to vary on a case-by-case basis. Even if the shows experience a successful broadcast run on television, it is difficult to predict the related licensing, merchandising and ancillary revenue streams. While customer acceptance will initially be measured by television ratings, customer acceptance within each product category, such as toys, video, and other merchandise categories, will depend on factors unique to each type of product, such as pricing, competitive products, and the time of year or state of the economy into which a product is released. While television success may often be a good indicator of general consumer acceptance, the relative success of follow-on products is not always directly correlated, and the degree of correlation is difficult to predict.

THE LOSS OF CURRENT LICENSES OR THE INABILITY TO SUCCESSFULLY DEVELOP THOSE PROPERTIES COULD SIGNIFICANTLY HINDER OUR ABILITY TO ACHIEVE OR MAINTAIN PROFITABLE OPERATIONS.

           Because our current planned entertainment projects are based on property owned by third parties, the loss of ownership rights granted pursuant to any of our licensing agreements would disrupt our business plan. The focus of our business presently is on three planned television shows. We are primarily responsible for the production of two of those three shows. In developing the shows and related merchandise product lines, we have anticipated dates for the premier of the shows and the associated product introductions. When we state that we will introduce, or anticipate introducing, a particular product or product line at a certain time in the future those expectations are based on completing the associated development and implementation work in accordance with our currently anticipated schedule. We have encountered delays in 2003 and in early 2004 for production of the shows due to lack of capital to finance production. Continued delays in production due to lack of funding, as well as unforeseen production delays or difficulties in the development process, or significant increases in the planned cost of development, may cause the completion of the shows and introduction date for products to be later than anticipated or, in some situations, may cause a planned show or product introduction to be terminated or discontinued. Any delay or cancellation of planned product development and introduction may decrease the number of products we sell and harm our business, since we are presently working on a limited number of shows.

WE NEED TO MAINTAIN STRONG CONTROL OF PRODUCTION COSTS, OR OUR PROFITS WILL BE MINIMIZED.

           Production costs for animated television shows are high, and we need to maintain control of the production budget or we will not be able to complete production, or, if completed, we will not any significant gross profit from the sale of broadcast rights to the shows. For example, the production costs for 26 animated television episodes can range from $2 million to $5 million. We consider the estimated production budget and the potential broadcast sales revenues, when we negotiate co-production terms and licensing terms with third parties, so that we can ensure a net positive return on a project. While we formalize the total cost for each television project with a cash flow budget, it is not uncommon in television production for actual production costs to exceed the estimated budget. Accordingly, we will need to actively monitor the actual costs on a monthly basis compared to the agreed budget so that projects are completed within the budget to the extent feasible, or we may generate any significant revenues from the project, or worse, operate at a loss.

WE MAY NOT REALIZE THE FULL BENEFIT OF OUR LICENSES IF THE LICENSED MATERIAL HAS LESS MARKET APPEAL THAN EXPECTED OR IF SALES REVENUE FROM THE LICENSED PRODUCTS IS NOT SUFFICIENT TO EARN ANY MINIMUM GUARANTEED ROYALTIES.

           An important part of our business strategy involves obtaining licenses to produce products based on various broadcast properties. The license agreements may require us to pay minimum royalty guarantees that may be substantial, and in some cases may be greater than what we are able to recoup from actual sales, which could adversely effect our results of operations. In addition, acquiring or renewing licenses may require the payment of minimum guaranteed royalties that we consider to be too high to be profitable, which may result in losing licenses we currently hold when they become available for renewal, or missing business opportunities for new licenses. As a licensee, we have no guaranty that a particular brand will be a successful product. In the event that we are not able to acquire or maintain advantageous licenses, our revenues and ability to generate profits may be adversely affected.

OUR CONSUMER PRODUCTS BUSINESS MAY BE SOMEWHAT SEASONAL AND THEREFORE OUR ANNUAL OPERATING RESULTS WILL DEPEND, IN LARGE PART, ON OUR SALES DURING THE RELATIVELY BRIEF HOLIDAY SEASON. THIS SEASONALITY MAKES IT MORE DIFFICULT FOR US TO MEET MORE COMPRESSED SHIPPING SCHEDULES, WHICH CAN RESULT IN SUBSTANTIAL INEFFICIENCIES FOR US.

           Sales of many of our consumer products at retail are expected to be seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season. This seasonality is increasing, as large retailers become more efficient in their control of inventory levels through quick response management techniques. These customers are timing reorders so that they are being filled by suppliers closer to the time of purchase by consumers, which to a large extent occurs during September through December, rather than maintaining large on-hand inventories throughout the year to meet consumer demand. While these techniques reduce a retailer's investment in inventory, they increase pressure on suppliers like us to fill orders promptly and shift a significant portion of inventory risk and carrying costs to the supplier. The limited inventory carried by retailers may also reduce or delay retail sales. Additionally, the logistics of supplying more and more product within shorter time periods will increase the risk that we fail to achieve tight and compressed shipping schedules. This seasonal pattern requires significant use of working capital mainly to manufacture or acquire inventory during the year prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season. Our failure to accurately predict and respond to consumer demand could result in our under-producing popular items or overproducing less popular items which would have an adverse effect on our sales and results of operations. In addition, as a result of the seasonal nature of our business, we would be significantly and adversely affected by unforeseen events, such as a terrorist attack or a military engagement, that negatively affect the retail environment or consumer buying patterns, if such events were to impact a key selling season.

OUR SALES AND MANUFACTURING OPERATIONS OUTSIDE THE UNITED STATES SUBJECT US TO RISKS NORMALLY ASSOCIATED WITH INTERNATIONAL OPERATIONS.

           We operate facilities and sell or will sell products in various countries outside the United States. We expect our sales to international customers to account for a significant portion of our revenues. Additionally, we utilize third-party manufacturers located principally in the Far East. These sales and manufacturing operations are subject to the risks normally associated with international operations, including:

              o     Currency conversion risks and currency fluctuations;

              o Limitations, including taxes, on the repatriation of earnings;

              o Political instability, civil unrest and economic instability;

              o Greater difficulty enforcing intellectual property rights and weaker laws protecting such rights;

              o Complications in complying with laws in varying jurisdictions and changes in governmental policies;

              o Natural disasters and the greater difficulty and expense in recovering from such events;

              o     Transportation delays and interruptions; and

              o     The imposition of tariffs.

           Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to political, labor or other factors beyond our control, our operations would be disrupted while alternative sources of products were secured. Also, the imposition of trade sanctions by the United States or the European Union against a class of products imported by us could significantly increase our cost of products imported into the United States or Europe and harm our business. Because of the importance of our international sales and international sourcing of manufacturing to our business, our financial condition and results of operations could be significantly and adversely affected if any of the risks described above were to occur.

OUR BUSINESS IS DEPENDENT ON INTELLECTUAL PROPERTY RIGHTS AND WE MAY NOT BE ABLE TO PROTECT SUCH RIGHTS SUCCESSFULLY.

           Our intellectual property, including our license agreements and other agreements which establish our ownership rights and maintain the confidentiality of our intellectual property, are of great value. We rely on a combination of trade secret, copyright, trademark, patent and other proprietary rights laws to protect our rights to this valuable intellectual property related to our brands. Third parties may try to challenge our ownership of our intellectual property. In addition, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights. We may need to resort to litigation in the future to protect our intellectual property rights, which could result in substantial costs and diversion of resources. Our failure to protect our intellectual property rights could have a material adverse effect on our business and competitive position.

AS A SELLER OF CONSUMER PRODUCTS, WE ARE SUBJECT TO VARIOUS GOVERNMENT REGULATIONS, VIOLATION OF WHICH COULD SUBJECT US TO SANCTIONS. IN ADDITION, WE COULD BE THE SUBJECT OF FUTURE PRODUCT LIABILITY SUITS, WHICH COULD HARM OUR BUSINESS.

           As a seller of consumer products, we are subject to significant government regulations under The Consumer Products Safety Act, The Federal Hazardous Substances Act, and The Flammable Fabrics Act. While we will take all the steps we believe are necessary to comply with these acts, there can be no assurance that we will be in compliance in the future. Failure to comply could result in sanctions which could have a negative impact on our business, financial condition, and results of operations.

           In addition to government regulation, products that have been or may be developed by us may expose us to potential liability from personal injury or property damage claims by the users of such products. There can be no assurance that a claim will not be brought against us in the future. While we currently maintain product liability insurance coverage in amounts we believe sufficient for our business risks, we may not be able to maintain such coverage or such coverage may not be adequate to cover all potential claims. Moreover, even if we maintain sufficient insurance coverage, any successful claim could materially and adversely affect our business and financial condition and results of operations.

THERE CAN BE NO ASSURANCE THAT WE WILL BE ABLE TO MANAGE ANY SUBSTANTIAL EXPANSION OF OUR BUSINESS, AND A FAILURE TO DO SO COULD HAVE A MATERIALLY ADVERSE EFFECT ON OUR OPERATING RESULTS.

           Our success will require significant expansion of our business. Any such expansion could place a significant strain on our resources and would require us to hire additional personnel to implement additional operating and financial controls and improve coordination between marketing, administration and finance functions. We would be required to install additional reporting and management information systems for sales monitoring, inventory control and financial reporting. There can be no assurance that we would be able to manage any substantial expansion of our business, and a failure to do so could have a materially adverse effect on our operating results.

IF WE ARE UNABLE TO RETAIN THE SERVICES OF MR. AND MRS. SHORROCKS OR IF WE ARE UNABLE TO SUCCESSFULLY RECRUIT QUALIFIED MANAGERIAL AND SALES PERSONNEL HAVING RELEVANT INDUSTRY EXPERIENCE, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

           Our success depends to a significant extent upon the continued service of Mr. and Mrs. Shorrocks, our Chairman and Chief Executive Officer, and our Vice President - Design and Development, respectively. Loss of the services of Mr. or Mrs. Shorrocks could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Mr. or Mrs. Shorrocks. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and sales personnel having relevant industry experience. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

RISKS RELATING TO OUR COMMON STOCK:

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.


           As of May 9, 2004, we were not current on our reporting requirements under Section 15(d) of the Securities Exchange Act because we had not yet filed a transition report on Form 10-KSB for the transition period July 1, 2002 to December 31, 2002 that was required to be filed in September 2003 due to our election to change our fiscal year on June 5, 2003 to a December 31 year end. We submitted the transition report on May 10, 2004. Accordingly, we have not been current on our reporting requirements since September 2003 until May 10, 2004, the date that the transition report was filed. Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under the Securities Exchange Act of 1934, and must be current in their reports under Section 13 or 15(d), in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.


OUR DIRECTORS AND EXECUTIVE OFFICERS BENEFICIALLY OWN APPROXIMATELY 75% OF OUR OUTSTANDING COMMON STOCK; THEIR INTERESTS COULD CONFLICT WITH YOURS; SIGNIFICANT SALES OF STOCK HELD BY THEM COULD HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE; STOCKHOLDERS MAY BE UNABLE TO EXERCISE CONTROL.


           As of May 31, 2004, our executive officers, directors and affiliated persons beneficially owned approximately 75% of our issued and outstanding common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:


            o     elect or defeat the election of our directors;

            o amend or prevent amendment of our articles of incorporation or bylaws;

            o effect or prevent a merger, sale of assets or other corporate transaction; and

            o control the outcome of any other matter submitted to the stockholders for vote.

           As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our executive officers, directors or affiliated persons, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

           Our shares of common stock, which are quoted in the over-the-counter market on the OTC Bulletin Board, are "penny stocks" as defined in the Securities Exchange Act. As a result, an investor may find it more difficult to dispose of our shares of the common stock.

           The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock" for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.

           For any transaction involving a penny stock, unless exempt, the rules require:

            o that a broker or dealer approve a person's account for transactions in penny stocks; and

            o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

           In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

            o obtain financial information and investment experience objectives of the person; and

            o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

           The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

            o sets forth the basis on which the broker or dealer made the suitability determination; and

            o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

GENERALLY, BROKERS MAY BE LESS WILLING TO EXECUTE TRANSACTIONS IN SECURITIES SUBJECT TO THE "PENNY STOCK" RULES. THIS MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO DISPOSE OF OUR COMMON STOCK AND CAUSE A DECLINE IN THE MARKET VALUE OF OUR STOCK.

           The "penny stock" rules impose sales practice requirements on broker-dealers, including that broker-dealers provide the customer with disclosure about the risks of investing in penny stocks in both public offerings and in secondary trading, about the commissions payable to both the broker-dealer and the registered representative, about current quotations for the securities, and about the rights and remedies available to an investor in cases of fraud in penny stock transactions. Brokers-dealers must also send a customer monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Accordingly, because of the these burdens placed on broker-dealers, the Commission's rules may limit the number of broker-dealers who may be willing to execute transactions in "penny stocks" and limit the number of potential purchasers. These disclosure obligations will likely make it more difficult for investors seeking to sell our common stock in the secondary market. Investors seeking to sell may have to ask for a lower price.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.


However, we will receive the sale price of the common stock we sell to the selling stockholder upon exercise of the warrants held by the selling stockholders. We would receive an aggregate of $2,440,000 if the selling stockholders exercise their 4,550,000 warrants, at exercise prices ranging from $.50 to $.75 per share. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "PKEH". For the periods indicated, the following table sets forth the high and low bid prices per share of common stock, adjusted to reflect a one-for-100 reverse stock split effected on March 31, 2003. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Prices prior to April 22, 2003 are not related to our current business operations, but reflect a predecessor business, Palladium Communications Inc., a business that we sold in April 2003 and no longer conduct. SEE "OUR BUSINESS--ORGANIZATION HISTORY."

Fiscal Quarter Ended                                 High Bid         Low Bid
--------------------                                 --------         -------

March 31, 2001                                        $3.62            $1.31
June 30, 2001                                          2.25             0.59
September 30, 2001                                     1.01             0.35
December 31, 2001                                      1.01             0.16
March 31, 2002                                         0.24             0.02
June 30, 2002                                          0.035            0.001
September 30, 2002                                     0.015            0.004
December 31, 2002                                      0.007            0.003
March 31, 2003                                         0.003            0.001
June 30, 2003                                          1.75             0.03
September 30, 2003                                     1.15             0.55
December 31, 2003                                      0.80             0.40
March 31, 2004                                         0.90             0.41

HOLDERS


As of May 31, 2004, we had approximately 573 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.


We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

TRANSFER AGENT

The transfer agent for our common stock is American Stock Transfer & Trust Company.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

      o     discuss our future expectations;

      o contain projections of our future results of operations or of our financial condition; and

      o     state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

The following discussion and analysis should be read in conjunction with the information set forth in the audited financial statements for the year ended December 31, 2003.


Unless otherwise stated, the discussion and analysis refers to the business of Peak Entertainment Ltd., which we acquired on April 22, 2003 in a transaction viewed as a reverse acquisition, and does not refer to the operations for our former business which was sold in April 2003. Under applicable accounting principles, the historical financial statements of Peak Entertainment Ltd. became those of Peak Entertainment Holdings, Inc.


INTRODUCTORY STATEMENT

The year ended 2003 was a period of transition, as we sold our former telecommunications business and acquired a recently commenced media entertainment business. We have not generated significant revenues in this period because we had not yet funded the television shows upon which we plan our exploitation of the related intellectual rights portfolio. Our ability to convert current negotiations to executed contracts is dependent upon such progress with the television shows. We have delayed the production of the associated toys and merchandise for the television shows, and this has compromised our ability to generate sales in these areas.

SALE OF FORMER BUSINESS

Prior to April 2003, our corporate name was Palladium Communications Inc. and we conducted a telecommunications business.

In April 2003, we sold off substantially all of our assets and certain of our liabilities to Palladium Consulting Group, LLC, in exchange for $75,000. The assets sold consisted of substantially all of our assets used in our telecommunications business, including all of our carrier agreements, sales agent agreements, and equipment, which business we discontinued on April 22, 2003. The assets that we retained included cash and notes receivable, which were nominal amounts. The liabilities assumed by Palladium Consulting Group, Inc. consisted primarily of payment for phone systems and other equipment and a lease for office facilities. We retained substantially all of the liabilities, consisting primarily of outstanding debentures and accrued interest. As a result of the transaction, we were essentially a shell company with no assets and with substantial liabilities related to outstanding debentures.

On April 22, 2003, we acquired the business of Peak Entertainment Ltd., a United Kingdom company, by acquiring all of the outstanding shares of Peak Entertainment Ltd. in a transaction viewed as a reverse acquisition.

The purpose of these corporate transactions was to try to create some value for our shareholders. It is the understanding of our current management that the former principals of Peak Entertainment Holdings, Inc. sought to discontinue its business operations as a publicly-held entity, and the principals of Peak Entertainment Ltd. sought access to financing, which it had difficulty obtaining as a privately-held company.


CURRENT BUSINESS

Our business operations are primarily in three areas of the children's entertainment and leisure market: production of television shows; licensing of entertainment concepts and characters; and sale of merchandise products. Since inception, we have not generated significant revenues and we will require substantial working capital to execute our business plan.

Our current business plan is centered on the production of television shows geared for the children's entertainment market. Once our planned television shows are produced, we believe that we will be able to generate revenue through the sale of broadcast rights of those shows. We also intend to license intellectual property rights created from the television shows and offer for sale merchandise related to the television shows.


The year ended December 31, 2003 and the three month period ended March 31, 2004 was an extremely difficult time for us. We had very little operating capital to fund the production of planned television shows, and focused on raising capital from third parties to fund the production of the television shows. We experienced difficulty in raising capital in 2003 from potential capital sources. We believe that this difficulty was due to the terms of convertible debentures outstanding in 2003, which contained terms very favorable to the debenture holders, and made potential financiers reluctant to provide capital to us. Accordingly, we entered into discussions with the debenture holders and repurchased those debentures in January 2004.


The difficulty in raising capital in 2003 has delayed our projected timetable for our business operation. The lack of capital to fund production of a single television episode show in 2003, in turn, has delayed and compromised our ability to license intellectual property rights and sell toys and merchandise based on the television shows.

We believe that with the repurchase in January 2004 of debentures that were outstanding at December 31, 2003, our capital structure will be viewed more favorably by potential capital sources, and that we will have better success in 2004 to raise much needed capital to fund production of the planned television shows.


Until we raise sufficient capital to produce our planned television shows, we do not expect to generate any significant revenues from any of our lines of business. If we are unable to raise capital to produce our planned television shows, we intend to alter our business plan to focus on licensing intellectual property to third parties, and on the sale of toys and other consumer goods.

RESULTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003 COMPARED WITH THE YEAR ENDED DECEMBER 31, 2002

REVENUES
--------

Consolidated net revenues increased 231% to $1,014,996 for the year ended December 31, 2003 from $306,350 for the same period in 2002. A breakdown of revenues by our business divisions is set forth in the table below.

------------------------------------------------ ---------------------------- ------------------------------- -------------------
Division                                              2003 Revenue ($)               2002 Revenue ($)             % Increase
------------------------------------------------ ---------------------------- ------------------------------- -------------------
Entertainment/ Production                                  500,000                           nil                       N/a
------------------------------------------------ ---------------------------- ------------------------------- -------------------
Licensing Arrangements                                      97,081                         7,503                     1,194%
------------------------------------------------ ---------------------------- ------------------------------- -------------------
Character Related Consumer Products                        417,914                       298,847                        40%
------------------------------------------------ ---------------------------- ------------------------------- -------------------
           Total Revenues                                1,014,996                       306,350                       231%
------------------------------------------------ ---------------------------- ------------------------------- -------------------

The increase in total revenue is primarily attributable to the revenue from production by our in-house animation team. This was principally due to a commission by Silly Goose LLC to produce a pilot episode of The Wumblers. This initial production sale to Silly Goose LLC forms part of the overall co-production agreement to produce 52 episodes in conjunction with Cosgrove Hall Films Ltd. from the overall estimated production costs of $3 million.


Revenues from licensing increased 1,194% to $97,081 in 2003 from $7,503 in 2002. Licensing revenues in 2002 related to advance royalties for a licensing agreement for Pretty Pony Club with a publishing company, Toontastic Ltd, for United Kingdom comic book rights. In 2003, we generated revenues of $81,777 in advance royalties from a licensing arrangement with Character Options, $8,177 for advance royalties from licensing arrangements for greeting cards with CCA Group Ltd, and $19,458 in royalties collected on the Toontastic publishing license agreement.


Revenues from the sale of consumer products increased 39.8% from $298,847 in 2002 to $417,914 in 2003. Sales in 2002 were generated from sales of toy related inventory acquired as part of our acquisition of Jusco Toys Ltd. In 2003, we commenced our principal consumer products activities, focused primarily on our collector `gift' concept, Countin' Sheep. This product was sold primarily in the United Kingdom and accounted for 56% of our consumer product sales. We expect to build on this initial base by appointing distributors domestically and internationally in 2004. The balance of sales of $181,606 was generated from our license to sell Kewpie Doll products primarily in the United States.


We only recently commenced our operations. We do not believe that our historical revenues are indicative of any current or future trends or demands, nor of future operating performance. In 2003, we were in the early production stages of two television shows, and we expect to remain in the production stages of the shows in 2004. Until we have completed production of the shows and are in position to generate revenues from the sales of broadcast rights for the shows, we do not have an adequate basis for projecting revenues, nor identifying trends or demands. This applies for all main lines of our business, as our licensing activities and consumer projects are expected to be centered around our television shows.

COST OF REVENUE
---------------


For the year ended December 31, 2003, cost of revenues was $725,066 as compared to $259,934 in 2002, an increase of 179% The increase in cost of revenues is attributable to an increase in costs associated with the production consumer goods, and the incurrence of television show costs in connection with the production of The Wumblers' pilot episode. Cost of revenues as a percentage of revenues decreased to 71% in 2003 as compared to 85% in 2002. This was achieved principally by reducing haulage and storage costs for consumer goods and by introducing an improved sales administration system.

We anticipate that our cost of revenue with respect to our entertainment division and our consumer product division will increase significantly in 2004, as we enter into the production stages of more television show episodes and increases marketing efforts for the sale of consumer goods. It is anticipated that the cost of revenue for our television shows will initially increase in relation to our entertainment revenues, until such time that the television episodes are completed, at which time the significant costs will have been incurred. Since costs for our entertainment division comprise mostly of non-recurring episode production costs, we expect such costs to decrease as a percentage of revenues as we distribute the shows and generate revenues from more and more markets. It is anticipated that the cost of revenue for our consumer products will increase in direct relation to an increase in revenues.


GROSS PROFIT
------------

Gross profit for the twelve months ended December 31, 2003 was $289,930, or 28.6% of revenues, as compared to $46,416, or 15.2% of revenues, for the same period in 2002.

OPERATING EXPENSES
------------------

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative costs were $2,614,593 for the year ending December 31, 2003 compared to $1,056,638 for the year ending December 31, 2002. As a percentage of revenues, selling, general and administrative costs decreased to 257% for the year ending December 31, 2003 from 345% for the year ending December 31, 2002. The following table summarizes the costs incurred in 2003.

--------------------------------------------------- -------------------------------------------- -----------------------------------
Operation                                                           Expense ($)                              % of Total Cost
--------------------------------------------------- -------------------------------------------- -----------------------------------

Marketing                                                             233,054                                       9%
--------------------------------------------------- -------------------------------------------- -----------------------------------
Employee Compensation                                                 523,293                                      20%
--------------------------------------------------- -------------------------------------------- -----------------------------------
Occupency Costs                                                        93,978                                       4%
--------------------------------------------------- -------------------------------------------- -----------------------------------
Legal and Professional                                              1,150,506                                      44%
--------------------------------------------------- -------------------------------------------- -----------------------------------
Cancellation of debt with Jack Kuessous (Excess                       311,915                                      12%
of the value of shares issued over the original
debt)
--------------------------------------------------- -------------------------------------------- -----------------------------------
General Cost                                                          301,847                                      11%
--------------------------------------------------- -------------------------------------------- -----------------------------------

TOTAL                                                               2,614,593
--------------------------------------------------- -------------------------------------------- -----------------------------------


Ordinary business expenses, such as marketing expenses, employee compensation, and other miscellaneous business expenses, with respect to each category, increased in 2003 as we grew our operations and planned for more products in 2003. We believe that such increases were typical and to be expected as we conducted no substantial operations through much of early 2002, and, accordingly, a year to year comparison would not be particularly useful. We anticipate that each of these categories will be comparable or increase slightly in 2004. However, if we are able to complete the bulk of our television showion projects in 2004, rather than in 2005 as presently projected, we will be in position to actively promote the television shows in 2004, and therefore, we expect our marketing expenses to increase substantially in 2004 by approximately 100% or more.

The significant and noteworthy expenses were principally costs incurred from legal, accounting and other professional services related to the reverse acquisition, financing transactions such as the issuance of convertible debentures, and securities law reporting obligations as a publicly-held company, which totaled $1,150,506, and further costs incurred for cancellation of the short term debt with Jack Kuessous was $311,915, aggregating $1,462,421, or 56% of the total costs. Such costs have been a significant factor affecting the business operations at a time when we lack sufficient revenues from operations to finance the production of our television television shows, and relies upon financing from third parties. We did not incur such expenses in 2002 when we were a privately-held company and did not engage in substantial financing activities. We anticipate that expenses for legal, accounting and other professional services will continue to be a significant factor in 2004, due to our continuing need to raise capital and our securities law reporting obligations as a publicly-held company.


DEPRECIATION AND AMORTIZATION. Depreciation for the year ended December 31, 2003 was $14,460 as compared to $3,445 for the same period in 2002. The increase is in direct relationship with the expansion of our capital spending on equipment.

Amortization for the year ended December 31, 2003 was $159,370 as compared to $75,429 for the same period in 2002. The increase is in direct relationship with the expansion of our investments in trademarks, website development costs and licensing rights.

NET LOSS
--------

Our net loss for the year ended December 31, 2003 was $2,966,547 as compared to $938,903 for the same period in 2002.

Our net loss increased from $938,908, or $0.05 loss per share, in 2002 to $2,966,547, or $0.14 loss per share, in 2003. The increase in net loss is significantly attributable to an increase in legal, professional and administrations costs incurred in completing the reverse merger, financing transactions including the issuance of debentures, and costs attendant to securities reporting obligations as a publicly-held company. Legal, accounting and other professional costs of $1,150,506 in 2003 accounted for 44% of the operating expenses. In addition, the interest accrued on the 12 % convertible debentures outstanding in 2003 of $540,274 accounted for a significant percentage of operating expenses, and represented a significant percentage of gross profit before operating expenses. We benefited from foreign interest gains by $217,273 as a result of the strong pound ((pound)) against the US dollar ($).

RESULTS OF OPERATIONS
FOR THE QUARTER ENDED MARCH 31, 2004 COMPARED WITH MARCH 31, 2003

REVENUES
--------

Consolidated net revenues decreased to $73,177 or 71% for the year ended March 31, 2004 from $257,322 for the same period in 2003. A breakdown of revenues by our business divisions is set forth in the table below.

------------------------------------------- ------------------------ ----------------------- -------------------------
Division                                         2003 Revenue         2004 1st Qtr Revenue    % Increase/(Decrease)
                                                      ($)                     ($)
------------------------------------------- ------------------------ ----------------------- -------------------------
Entertainment/ Production                               Nil                     Nil                   n/a
------------------------------------------- ------------------------ ----------------------- -------------------------
Licensing Arrangements                               28,067                  37,544                    34%
------------------------------------------- ------------------------ ----------------------- -------------------------
Character Related Consumer Products                 229,255                  35,633                   (84%)
------------------------------------------- ------------------------ ----------------------- -------------------------
         Total Revenues                             257,322                  73,177                   (71%)
------------------------------------------- ------------------------ ----------------------- -------------------------

The decrease in total revenue is primarily attributable to our inability to generate expected revenues from licensing the rights to its television shows that have been delayed in production.

Revenues from licensing increased 34% to $37,544 in 2004 from $28,067 in 2003. Licensing revenues in 2004 related to the recognized guaranteed royalties for Character Options Ltd, Radica UK Ltd, Toontastic Ltd, along with royalties received over and above the guaranteed royalty for the Toontastic contract that ended in February 2004. In 2004 the revenues for our consumer products division decreased 84%%, this was primarily due to the main focus for this period being on the raising of capital. We intend to begin a marketing campaign once adequate financing has been raised.

Sales in 2003 were generated from sales of toy related inventory acquired as part of our acquisition of Jusco Toys Ltd along with its principal consumer products activities, focused primarily on our collector `gift' concept, Countin' Sheep. This product was sold primarily in the United Kingdom. We expect to build on this initial base by appointing distributors domestically and internationally in the second quarter of 2004.

In 2003, we were in the early production stages of three television shows, and we expect to remain in the production stages of the shows in 2004. Until we have has completed production of the shows and are in position to generate revenues from the sales of broadcast rights for the shows, we do not have an adequate basis for projecting revenues, nor identifying trends or demands. This applies for all main lines of our business, as our business is expected to be centered around our television shows.

COST OF REVENUE
---------------

For the quarter ended March 31, 2004 cost of revenues was $64,700 as compared to $150,434, a decrease of 57% The decrease in cost of revenues is attributable to an decrease in costs associated with the production consumer goods. Cost of revenues as a percentage of revenues increased to 88% in 2004 as compared to 58% in 2003. This was attributable to the decrease in revenues for the quarter ended March 31, 2004, and therefore lower costs being matched as a result.

We anticipate that our cost of revenue with respect to our entertainment division and our consumer product division will increase significantly in 2004, as we enter into the production stages of more television show episodes and increase marketing efforts for the sale of consumer goods. It is anticipated that the cost of revenue for our television shows will initially increase in relation to our entertainment revenues, until such time that the television episodes are completed, at which time the significant costs will have been incurred. Since costs for our entertainment division comprise mostly of non-recurring episode production costs, we expect such costs to decrease as a percentage of revenues as we distribute the shows and generate revenues from more and more markets. It is anticipated that the cost of revenue for our consumer products will increase in direct relation to an increase in revenues.

GROSS PROFIT
------------

Gross profit for the three months ended March 31, 2004 was $8,477, or 12% of revenues, as compared to $106,888, or 41% of revenues, for the same period in 2003.

OPERATING EXPENSES
------------------

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative costs were $755,127 for the quarter ended March 31, 2004 compared to $398,501 for the quarter ended March 31, 2003. The following table summarizes the costs incurred in 2004

------------------------------------------- -------------------------------------- -----------------------------------
Operation                                                Expense ($)                        % of Total Cost
------------------------------------------- -------------------------------------- -----------------------------------
Travelling and Entertaining                                73,292                                 10%
------------------------------------------- -------------------------------------- -----------------------------------
Employee Compensation                                      124,587                                17%
------------------------------------------- -------------------------------------- -----------------------------------
Occupancy Costs                                            15,140                                  2%
------------------------------------------- -------------------------------------- -----------------------------------
Legal and Professional                                     349,648                                46%
------------------------------------------- -------------------------------------- -----------------------------------
General Cost                                               192,460                                25%
------------------------------------------- -------------------------------------- -----------------------------------
TOTAL                                                      755,127                                100%
------------------------------------------- -------------------------------------- -----------------------------------

Ordinary business expenses, such as traveling and entertaining expenses, employee compensation, and other miscellaneous business expenses, with respect to each category will level out in 2004. Legal costs and travelling costs incurred with the work involved with raising finances and negotiating deals. We believe that such increases were typical and to be expected as we conducted no substantial operations through much of early 2004. If we are able to complete the bulk of our entertainment production projects in 2004, rather than in 2005 as presently projected, we will be in position to actively promote the entertainment shows in 2004, and therefore, we expect our marketing expenses to increase substantially in 2004.

DEPRECIATION AND AMORTIZATION. Depreciation for the quarter ended March 31, 2004 was $42,132 as compared to $38,299 for the same period in 2003. The increase is in direct relationship with the expansion of our capital spending on equipment.

NET LOSS
--------

Net operating loss for the quarter ended March 31, 2004 was $788,782 as compared to $329,842 for the same period in 2003

Net loss decreased from $379,424, or $0.02 loss per share, in 2003 to $25,715, or $0.01 loss per share, in 2004. The decrease in net loss is significantly attributable to a gain on the retirement of the convertible debentures and the write-off of the interest incurred. Legal, accounting and other professional costs of $157,656 in the quarter ended March 31, 2004 accounted for 20% of the operating expenses. Also included within operating expenses were fees relating to various warrants for the period in question of $191,992 or 25%. We benefited from foreign interest gains by $44,277 as a result of the strong pound ((pound)) against the US dollar ($), along with a gain on the settlement of the debentures of $883,033.

LIQUIDITY AND CAPITAL RESOURCES


For the year ended December 31, 2003, in our financial statements, we report "Other currents assets" of $588,439, consisting of.

         -   Monies held in escrow                      $260,000
         -   Prepaid consulting agreement               $153,990
         -   Prepayments and accrued income             $174,449

The $260,000 in escrowed funds refer to cash that we held in escrow $260,000, and were subsequently released in January 2004 in connection with the repurchase of formerly outstanding debentures. The asset of $153,990 in prepaid consulting agreement refers to the non-cash value of warrants issued in connection with a consulting agreement, which is being amortized over the one-year period of the agreement. We also had assets of various prepayments and accrued income of $174,449.


CASH REQUIREMENTS
-----------------

Our revenues have been insufficient to cover our operating expenses. Since inception, we have been dependent on loans from our officers and on private placements of our securities in order to sustain operations.


As of December 31, 2003 and March 31, 2004, we had commitments for capital and other expenditures aggregating $6,326,218 and $5,747,289, respectively, included in current and long term liabilities, payable over a maximum 20 year period. Those commitments and the amounts payable in 2004, giving effect to terms amended in 2004, are summarized in the following table.


--------------------------- ------------- ------------- ----------------- -------------- -------------- ------------------------

Contractual                 Liability     Liability     Agreement Terms   Amount         Amount         Notes
Obligations                 As of         As of                           payable in     payable in
                            12/31/03      03/31/04                        2004           2004
                                                                          (as of         (as of
                                                                          12/31/03)      3/31/04)
--------------------------- ------------- ------------- ----------------- -------------- -------------- ------------------------
Short term loan -           $266,835,     $273,930      20% interest      $266,835,      $273,930,      Seeking to negotiate a
CK Supermarkets             plus interest               per annum,        plus           plus interest  plan for repayment,
                                                        secured by        interest                      funded in part by
                                                        certain                                         selling inventory, and
                                                        inventory                                       in part, through the
                                                                                                        issuance of securities.
--------------------------- ------------- ------------- ----------------- -------------- -------------- ------------------------
Accounts Payable -          $1,209,339    $1,696,164    Various           $1,209,339     $1,696,164     All current
Various                                                 (composed                                       liabilities are within
                                                        significantly                                   the contract terms and
                                                        of various                                      will be paid in
                                                        ordinary                                        accordance with the
                                                        business                                        contract terms.
                                                        expenses, as
                                                        well as legal,
                                                        accounting, and
                                                        other
                                                        professional
                                                        fees).
--------------------------- ------------- ------------- ----------------- -------------- -------------- ------------------------
Stock holders' advances     $916,634      $924,857      No pre-set        $916,634       $0             In 3/2004, we entered
account - Shorrocks                                     payment terms.                                  into a promissory
                                                                                                        note, payable in
                                                                                                        installments.  First
                                                                                                        payment due on 1/2005
                                                                                                        and to be repaid in
                                                                                                        full not later than
                                                                                                        2008.
--------------------------- ------------- ------------- ----------------- -------------- -------------- ------------------------
Short Term License -        $380,000      $380,000      Varying royalty   $380,000       $380,000       Payment terms
Morrison Entertainment                                  terms -                                         currently being
                                                        30-60%.                                         renegotiated.
                                                        Guarantee of
                                                        $500,000.
--------------------------- ------------- ------------- ----------------- -------------- -------------- ------------------------

--------------------------- ------------- ------------- ----------------- -------------- -------------- ------------------------
Short Term License -        $71,429       $78,422       10% royalty       $71,429        $78,422        Pay royalties from
Jesco Imports                                           payable  -                                      sales achieved.
                                                        guarantee
                                                        $100,000 over
                                                        five years.
--------------------------- ------------- ------------- ----------------- -------------- -------------- ------------------------
Debentures (Former) -       $838,279                    Discount and      $838,279                      In 2004, we
various debenture holders                               interest on the                                 repurchased these 12%
                                                        debenture.                                      debentures.
--------------------------- ------------- ------------- ----------------- -------------- -------------- ------------------------
Debentures (Current) -                    $120,424      Discount and                     $0             Matures in 2007.
various debenture holders                               interest on the                                 First interest payment
                                                        debenture.                                      due in 1/2005.
--------------------------- ------------- ------------- ----------------- -------------- -------------- ------------------------
Other - including Tax &     $1,315,693    $1,041,399                      $1,315,693     $1,041,399
Social security and
accruals
--------------------------- ------------- ------------- ----------------- -------------- -------------- ------------------------
Long Term License -         $1,078,009    $982,093      10% royalty       $62,500        $25,000        Pay from royalties
Shorrocks                                               payable                                         from licenses to third
                                                        quarterly in                                    parties over the term
                                                        perpetuity.                                     of the contract.
                                                        Guarantee of
                                                        $1,000,000,                                     In 2004, we amended
                                                        with no                                         the license agreement
                                                        established                                     to establish a minimum
                                                        payment term.                                   quarterly royalty
                                                                                                        payment of $12,500 due
                                                                                                        beginning September
                                                                                                        30, 2004.
--------------------------- ------------- -------------- ----------------- ------------- -------------- ------------------------
Laura Wellington            $250,000      $250,000       No pre-set        $250,000      $0             In 2004, we negotiated
Short Term Borrowings                                    payment terms.                                 terms of exchange of
                                                                                                        debt for 500,000
                                                                                                        shares of common stock.
--------------------------- ------------- -------------- ----------------- ------------- -------------- ------------------------
TOTAL                       $6,326,218    $5,747,289                       $4,634,280    $3,494,915
--------------------------- ------------- -------------- ----------------- ------------- -------------- ------------------------

You will note that, as of December 31, 2003, $1,994,643, or 32% of the total, is committed to the principals of Peak Entertainment in promissory notes or long-term licenses. and a further 13% was committed to the holders of 12% convertible debentures which were repurchased in January 2004.

You will note that, as of March 31, 2004, $1,906,980, or 33% of the total, is committed to the principals of Peak Entertainment in promissory notes or long-term licenses, and a further 2% is committed to the holders of 8% convertible debentures issued in January 2004.


In addition to the commitments set forth in the table above, we will need to raise substantial capital to finance the production of our entertainment projects:

      o Monster In My Pocket. Approximately $5 million in the next twelve months to produce 26 episodes of the program.

      o The Wumblers. Approximately $2,500,000 in the next twelve months to develop this project.

We believe that we will need operating capital of approximately $3,000,000 in the next twelve months to maintain our current operations, and additional operating capital of approximately $7,500,000 in the next twelve to twenty four months to finance television production of our planned entertainment projects which are already in various stages of pre-production and early production, but currently unable to be scheduled for further production until additional capital is obtained.


We rely on short-term outside funding to meet our short-term liquidity needs, as the internal cash flows generated by sales of our toys and gift products have been insufficient to fully meet our short-term liquidity needs. We anticipate that in fiscal year 2005, we will be in position to meet our short-term and long-term liquidity needs through the internal cash flows generated from broadcast sales of our current television products, Monster In My Pocket and The Wumblers, which are scheduled for production in 2004. However, our gross profit in 2003 represented only 5% of our commitments as of December 31, 2003, and our gross profit for the quarter ended March 31, 2004 represented only 0.2% of our commitments as of March 31, 2004. Because our current operations did not generate any significant revenues and our principal planned products are still in production stages, we are in constant need of cash to pay for our ordinary operating expenses, and more significantly, to pay for the production costs of three projects currently in various stages of production.


Management expects to satisfy production costs needs by entering into co-production agreements with third parties, which is customary in the industry, in which co-producers provide a certain amount of capital and are entitled to a specified percentage of the revenues.

Until our entertainment projects can be funded and full television production activities commenced so that we can begin to sell broadcast rights to air the shows, we will continue to rely on short-term outside funding to finance our non-production related operating expenses and pay our liabilities. We intend to continue to raise funds through private placements of our securities, including the issuance of debt. We sold certain convertible debentures in January 2004 that place certain limitations on our financing activities, such as requiring the approval of the debenture holders to grant security interest in our collateral that are senior to or on par with the issued debentures, and requiring a reduction in the conversion price of the debentures if we sell other securities at a lower conversion rate than the rate at which the debentures can be converted. There can be no assurances that the proceeds from private placements or other capital transactions will continue to be available, that revenues will increase to meet our cash needs, that a sufficient amount of our securities can or will be sold, or that any common stock purchase options/warrants will be exercised to fund our operating needs.

Other than raising funds from outside sources, we have no concrete plans in effect to address issues created by the facts that: we have negative cash flow from operations, our current liabilities exceed our current assets, or we may become unable to pay our liabilities as they come due. If we are unable to obtain funding for the entertainments projects, we may be forced to alter our business plan to exclude production and focus on licensing activities, or curtail or terminate operations.

SOURCES AND USES OF CASH
------------------------

For the twelve months ended December 31, 2003, we had a net operating loss of $2,498,493, and an overall net loss of $2,966,547. We experienced positive cash flow for the year ended December 31, 2003, primarily due to cash received from financing activities. At December 31, 2003, we had $152,339 in cash and had a working capital deficit of $659,894.


For the three months ended March 31, 2004, we had a net operating loss of $788,782, and an overall net loss of $25,715. We experienced negative cash flow for the quarter ended March 31, 2004, primarily due to cash used in operating activities. At March 31, 2004, we had $34,795 in cash and had a working capital deficit of $843,003.

In 2003, we did not use or depreciate the moulds and tooling acquired from the acquisition of Jusco Toys Ltd, due to an enquiry from the Hong Kong Inland Revenue Department. The enquiry concerned the non-submission of certain tax computations to ascertain taxes payable by the prior owners of Jusco Toys. This was unknown to Peak until after we acquired Jusco Toys from the administrators of Just Group Plc. This enquiry has been determined in March 2004 at a cost to us of $9,235, and we now can utilize the moulds and tooling and depreciate the equipment.

           SOURCES AND USES OF CASH FROM OPERATING ACTIVITIES
           --------------------------------------------------


For the twelve months ended December 31, 2003, cash flows from operating activities resulted in negative cash flows of $659,894, due primarily to a net loss of $2,966,547 for the year. The foreign exchange gain of $217,273 was offset by non-cash charges of $1,226,391 for depreciation, amortization of intangible assets, amortization of discount on debentures and common stock expenses. Cash had increased due to a decrease of $35,351 in accounts receivable, a decrease in inventories of $26,982, and an increase of $1,669,647 in accounts payable and other accrued liabilities. The increase in accounts payable is primarily due to significant legal, accounting and other professional fees. We expect to continue to experience an increase in accounts payable in 2004 until we are in position to sell our television shows. Cash used in operations included an increase of $434,445 in other current assets. The increase in other current assets is due in large part to monies held in escrow and a pre-paid consulting agreement.

For the three months ended March 31, 2004, cash flows from operating activities resulted in negative cash flows of $843,003. The foreign exchange gain of $44,277 and gain on settlement of convertible debentures of $885,033 were offset by non-cash charges of $375,724 for depreciation, amortization of intangible assets, amortization of discount on debentures, non-cash professional and consulting fees, and a loss on sale of intangibles. Cash has increased due to a decrease of $14,739 in accounts receivable, a decrease in inventories of $33,980 and an increase of $63,893 in accounts payable and other accrued liabilities. Cash used in operations included an increase of $376,314 in other current assets. The increase in other current assets is due in large part due to promissory notes of $750,000 due from the sale of 8% convertible debentures.


It is necessary for us to obtain additional capital from outside sources to allow us to move forward with our operations and proposed new products. We believe that our future growth is dependent on the degree of success of current operations in generating revenues, the ability to resolve our obligations under existing contractual terms, and the ability to obtain additional funding for our operations. We need additional funds for development of animation for our products, the sale of which, in turn, it is anticipated, could produce cash inflows from licensing opportunities.

Management expects to satisfy our liquidity needs on a short-term basis through the continuing support of the directors, outside financings, and the subsequent expected sales growth from our various company activities. We anticipate meeting our long-term liquidity needs through the internal cash flows generated by ongoing sales growth from projects such as our current entertainment project Monster In My Pocket. Furthermore, we will attempt to limit our long-term liquidity needs through the continuance of cost control measures applied to our operations.

           SOURCES AND USES OF CASH FROM INVESTING ACTIVITIES
           --------------------------------------------------


For the twelve months ended December 31, 2003, cash flows from investing activities resulted in negative cash flows of $109,001 in 2003, a significant decrease from cash flows of $531,026 in 2002. In the twelve months ending December 31, 2003, cash applied to investing activities consisted of $63,676 toward plant and equipment, and $47,132 toward purchase of intangibles in the form of license agreements for intellectual property rights. The acquisitions in 2003 were for minor licenses and intellectual property rights.

For the three months ended March 31, 2004, cash flows from investing activities resulted in positive cash flows of $699,024 in the quarter ended March 31, 2004, a significant increase from cash flows of $42,352 in fiscal 2003. In the three months ending March 31, 2004, cash applied to investing activities consisted of $4,456 toward plant and equipment, and $320,520 toward purchase of intangibles in the form of license agreements for intellectual property rights. The acquisitions in 2003 were for minor licenses and intellectual property rights.

In 2003, our focus was on production rather than investment in new product licenses from third parties, and our focus in 2004 will continue to be the same. We do not expect to expend significant resources in investing activities in 2004.

Cash used in investing activities was significantly larger in 2002, because we were still in our start-up stages through much of 2002. In 2002, we used significant cash to acquire assets essential for our start-up business stage. Cash applied to investing activities for the twelve months ended December 31, 2002 consisted of capital purchases of plant and equipment of $45,801, purchase of intangibles in the form of license agreements for intellectual property rights amounting to $283,834, and the acquisition of Jusco Toys Ltd and Wembley Sportmaster Ltd for $201,391.

Cash for our initial start-up expenses was obtained primarily from advances from two of our directors, Wilf and Paula Shorrocks.

           SOURCES AND USES OF CASH FROM FINANCING ACTIVITIES
           --------------------------------------------------


For the twelve months ended December 31, 2003, cash flows from financing activities resulted in positive cash flow of $952,351 in 2003, which is comparable to cash flow from financing activities in 2002.

For the three months ended March 31, 2004, cash flows from financing activities resulted in negative cash flows of $15,667 in 2004, compared to fiscal in 2003 of positive $103,283. This was a result of a deal we had in 2003 with a factoring company which resulted in advances of cash of $93,227.


Whereas, in 2002, the primary source of funds were loans from our officers, in 2003, we relied upon capital raised from the sale of convertible debentures to fund our operations. In 2004, we intend to rely upon cash provided by entertainment production financing partners, and to rely upon capital raised from third party investors in private placements to fund our operations. Entertainment production financing partners will share in the proceeds of the sale of the produced products.


SHORT TERM BORROWINGS. We had net cash provided from a short term financing agreement for the twelve months ended December 31, 2002 totaling $264,600. This was an agreement to provide working capital on a short-term basis secured against certain inventory of our subsidiary, Jusco UK Ltd. At December 31, 2003, the balance was $266,835 plus interest. At March 31, 2004, the balance was $273,930 plus interest. The debt was originally due on January 10, 2003. At March 31, 2004, it was envisaged that the loan would be repaid in 2004 from revenues from the sale of inventory. In May 2004, the lender notified us regarding immediate payment of the balance owed. We are in discussion with the lender regarding the repayment of the debt through a combination of cash from the sale of certain inventory and the issuance of our securities. In the event the repayment issue is not resolved, the lender could institute a legal proceeding against our subsidiary, Jusco UK Ltd, seeking repayment. The lender has a security interest on the assets of our subsidiary, Jusco UK Ltd., but does not have a security interest in our parent company or our other subsidiaries. As we have previously planned that the assets of Jusco UK Ltd., including its cash and the proceeds of the sale of its inventory, would be used to contribute towards repaying the lender, we do not believe that a proceeding against our subsidiary, Jusco UK Ltd., would materially alter our planned operations.

STOCKHOLDER ADVANCES. From time to time, Mr. and Mrs. Shorrocks loaned money to us to fund day-to-day operations, as well as for the acquisition of certain properties. Since inception through December 31, 2002, the Shorrocks loaned to us $972,386, and we repaid $78,193 to the Shorrocks in 2002, $71,206 in 2003 and $16,361 in the three months ended March 31, 2004. As of December 31, 2003, we owe the Shorrocks $916,634. As of March 31, 2004, the Shorrocks are owed $924,857. These monies were loaned without interest and did not have a due date, and were due on demand. In March 2004, we gave the Shorrocks an unsecured promissory note for the monies due, establishing a repayment schedule. The amount due is to be repaid in installments, consisting of six periodic payments of $25,000 from January 31, 2005 through September 30, 2006, two payments of $100,000 on March 31, 2007 and September 30, 2007, and the balance due on January 31, 2008. The promissory note provides for earlier repayment of any unpaid balance in full upon various conditions of our future financial results, such as, at a time when we achieve shareholders' equity in excess of 150% of the amount due, or we achieve positive net income from operations in excess of 150% of the amount due.

ISSUANCE OF CONVERTIBLE DEBENTURES AND REPURCHASE OF 2002 AND 2003 CONVERTIBLE DEBENTURES. In April 2003, immediately following the sale of our predecessor telecommunications business to Palladium Consulting Group, we had outstanding convertible debentures in the principal amount of $208,500 and warrants to buy 645,000 shares of common stock. These securities had been sold by our predecessor business in February 2002 and we retained these liabilities following the sale of our former telecommunications business.

On April 22, 2003, following the acquisition of Peak Entertainment Ltd., we sold to the same holders of the then outstanding convertible debentures additional convertible debentures in the principal amount of $785,000 and warrants to buy 1,570,000 shares of our common stock.

We sold the debentures in April 2003 to raise operating capital and used the proceeds for the payment of licensing commitments and general working capital.

The conversion terms of the debentures provided that the debentures could be converted into shares of our common stock at the lower of $1.00 or a 50% discount to the trading price of the common stock. Accordingly, the conversion price was continuously adjustable, with no minimum or floor conversion price set. Therefore, our obligation to issue shares upon conversion of debentures was essentially limitless.


These debentures represented a large amount of debt relative to our identifiable liquid assets. As of January 1, 2004, we had an aggregate of approximately $1,000,000 in 12% convertible debentures outstanding, with outstanding interest payable of approximately $123,402.


In the months after April 2003 through December 2003, we had very little success in raising capital from third parties to fund our operations. This inability was due, in part, to the conversion terms of the outstanding debentures. Potential financiers were unwilling to commit capital to us because of the conversion terms of the outstanding debentures, since the debenture holders could convert their debentures into a significant and potentially limitless number of our shares at a significant discount to the market price of our common stock. In order to raise capital, we needed to seek an amendment of the conversion terms of the debentures or repurchase the debentures.


On January 5, 2004, we completed a transaction with former debenture holders in which.we repurchased from the former debenture holders an aggregate of $1,000,000 principal amount of 12% convertible debentures and 2,215,000 common stock purchase warrants, which represented all of the securities that they purchased pursuant to Securities Purchase Agreements dated as of February 28, 2002 and dated as of April 22, 2003. We paid the former debenture holders $1,000,000 in cash and 1,000,000 shares of our unregistered common stock for the repurchase of the securities. The $1,000,000 payment to the former debenture holders consisted of $500,000 in cash, and $500,000 in promissory notes which were paid in full on March 22, 2004. In order to make such payment, we used $250,000 that we had in operating capital, and $750,000 that we raised through the sale of securities. In the period from February 5, 2005 to March 5, 2005, the former debenture holders have the right to make us buy from them, all of the 1,000,000 shares of common stock issued to them on January 5, 2004, at the price of $.75 per share. The put right only applies if the former debenture holders wish to make us buy all 1,000,000 shares that they still own at that time, less any amounts they may have previously sold or transferred. The put right is not transferable. We also paid for $10,000 of the former debenture holders' fees and expenses in connection with the transaction.


Although we repurchased the 12% debentures in January 2004, we have current liabilities related to the repurchased debentures reported on our December 31, 2003 balance sheet of $838,279. We financed the repurchase primarily through the sale of new 8% convertible debentures due January 2007, accordingly, we may need approximately $1,860,000 to pay off the debentures and accrued interest in January 2007 if none of the debentures and accrued interest are converted into our common stock.

The debentures issued in January 2004 are substantially different from the repurchased debentures. The most material difference in the debentures is that the repurchased debentures accrued interest at 12% whereas the new debentures accrue interest at 8%, the repurchased debentures were due in 2004 whereas the new debentures mature in 2007. Other differences are that the repurchased debentures could be converted at a fluctuating rate at a substantial discount to the market price of our common stock into an undeterminable amount of shares of common stock whereas the new debentures are convertible at a fixed rate into a fixed number of shares of common stock.

We may need approximately $1,860,000 to pay off the debentures and accrued interest in January 2007 if none of the debentures and accrued interest are converted into our common stock. That amount payable in January 2007 represents 641% of our gross profit as of December 31, 2003. We do not presently have the cash to pay that amount, and our present revenues and gross profit levels make it unreasonable to think that our present operations are capable of producing cash streams to pay the debt in 2007. We do not have any specific plan to pay the debentures or the accrued interest. We believe that the holders of the debentures are likely to convert the debentures into shares of common stock prior to maturity of the 8% debentures in 2007. If the debentures are not converted prior to 2007, we anticipate that by January 2007 our operations will be producing sufficient revenues and cash flow to pay off the debt, because it is highly unlikely that we will continue to be in operation in 2007 if we are unable to resolve our going concern issues in 2004 or 2005. The first interest payment on the 8% convertible debentures is not due until January 2005, and if our operating revenues are insufficient to pay the interest, or if the interest amount is not converted into common stock, we will seek to resolve payment of interest through a promissory note, issuance of other securities, or some other similar arrangement.


SALES OF SECURITIES IN 2004
---------------------------

On January 5, 2004, we sold $1,500,000 in 8% convertible debentures due January 5, 2007 and 3,000,000 common stock purchase warrants. The purchase price totaled $1,500,000, of which $750,000 was paid in cash, and $750,000 by promissory notes. The promissory notes are due within three business days of the effectiveness of the registration statement registering the resale of the shares underlying the debentures and warrants. The principal amount of the debentures, plus any accrued and unpaid interest on the debentures, may be converted into shares of common stock at the conversion price of $0.30 per share. Annual interest payments on the debentures are due on January 7 of each year, commencing with January 7, 2005. At our option, interest payments may be accrued beyond the annual interest payment date, in which event the debenture holder shall have the option to accrue the interest payment then due for another interest payment period, or cause us to issue common stock in exchange for interest. The warrants are exercisable at a price of $0.50 per share. After the tenth consecutive business day in which our common stock trades at $3.00 or greater, the warrants become redeemable at $0.10 per warrant. The $1,500,000 of convertible debentures due January 5, 2007 are protected by security interests in substantially all of our collateral. We will need the approval of the debenture holders in order to grant security interest rights to third parties that are senior to or on par with these debentures. We used $750,000 of the proceeds for the retirement of previously issued 12% debentures discussed above

On January 29, 2004, we entered into a Securities Purchase Agreement with Shai Stern. Pursuant to the agreement, we sold $50,000 in 8% convertible debentures due January 29, 2007 and 100,000 common stock purchase warrants. The purchase price was $50,000. The principal amount of the debentures, plus any accrued and unpaid interest on the debentures, may be converted into shares of common stock at the conversion price of $0.30 per share. Annual interest payments on the debentures are due on January 29 of each year, commencing with January 29, 2005. At our option, interest payments may be accrued beyond the annual interest payment date, in which event the debenture holder shall have the option to accrue the interest payment then due for another interest payment period, or cause us to issue common stock in exchange for interest. We used the proceeds for working capital purposes.

On March 10, 2004, we entered into Securities Purchase Agreements with eleven accredited investors. Pursuant to the agreements, we sold an aggregate of 1,000,000 shares of common stock and 600,000 common stock purchase warrants, exercisable for three years at $0.75 per share, for the total purchase price of $500,000. Legend Merchant Group, Inc. acted as the placement agent for these transactions. All of the purchasers were preexisting customers of Legend Merchant Group. We paid Legend a fee of $25,000, and 100,000 common stock purchase warrants exercisable for three years at $.50 per share and 60,000 common stock purchase warrants exercisable for three years at $0.75 per share, for its services. We agreed to seek registration of the resale of the shares of common stock and the shares underlying the warrants in the amendment to our registration statement initially filed in February 2004. If that registration statement becomes effective, but does not include the investors' shares, the investors can demand that we file a separate registration statement seeking registration of the investors' securities. We will have ten days to file such a registration statement, and we will be required to pay a $2,500 per day penalty for late filing of such registration statement. In the event that the registration statement is not declared effective within the later of 120 days from March 10, 2004 or thirty days after receipt of a last comment letter from the S.E.C., we will be required to issue, as a penalty, approximately 100,000 shares of common stock for each subsequent month period in which the registration statement has not been declared effective. We used the proceeds from the sale of securities for working capital purposes.

On April 28, 2004, we entered into an agreement with Laura Wellington, whereby we exchanged a debt of $250,000 owed to Ms. Wellington in exchange for 500,000 shares of common stock. Ms. Wellington had loaned $250,000 to us in or about October 2003, which we used for working capital purposes.

CASH MANAGEMENT

We will use our cash to meet certain expenses necessary to operate, such as payment of employee salaries, taxes, and ordinary business expenses such as office rent. We will also use cash to make payments on short term borrowings, contractually obligated payments on license arrangements and other accounts payable, although we will seek to renegotiate the timing and payment schedule of certain license arrangements.

After paying for ordinary expenses, to the extent that we have available cash, including cash received from financing arrangements, significantly all of our cash will be applied to the production of the television episodes. We have been in negotiations with co-production partners for all of our television episodes. The total cost of each show will be formalized by way of a cash flow budget, payable over a period of 12 to 36 months. This will be monitored in detail. It will be a requirement of any of our partners to supply us with an actual budget statement on a monthly basis compared to the agreed budget. It is important that we do not increase the budget by significant amounts and that it tries to keep within the budget to the extent feasible. We have implemented procedures for cash management controls.

PLAN OF OPERATIONS TO ADDRESS GOING CONCERN

In their report dated April 22, 2004, our independent auditors stated that our financial statements for the year ended December 31, 2002 and 2003 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of historical losses from operations, cash flow deficits and a net capital deficiency. As a result of the foregoing, the auditors have expressed substantial doubt about our ability to continue as a going concern. We continue to experience net operating losses.
Our ability to continue as a going concern is subject to our ability to generate a profit or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans from various financial institutions where possible. Our continued net operating losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

The primary issues management will focus on in the immediate future to address this matter include:

            o     seeking institutional investors for equity investments;

            o initiating negotiations to secure short term financing through promissory notes or other debt instruments on an as needed basis;

            o focusing on, and continue to expand revenues, through our sales of consumer products, rather than on our projects in development by our entertainment division;

            o renegotiate payments terms of existing contractual obligations;

            o     seeking to gain effectiveness of this registration statement;
                  and

            o consider third-party licensing of the products in our entertainment division.

To address these issues, in 2004, we entered into agreements with two investment banking companies to assist us in raising capital. However, it appears that potential financiers are reluctant to invest until after the registration statement that we submitted in February 2004 is effective, and any delays in our attaining effectiveness of the registration statement will increase our legal and accounting professional fees and will delay receipt of potential financing that we need to fund our entertainment projects, which, in turn, will distract management from furthering its business projects as management will be required to focus on seeking operating capital.

Additionally, we have discussed renegotiation of payments terms of certain existing contractual obligations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

This Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, intangible assets, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The accounting policies are described in the notes to the consolidated financial statements included in this document for the fiscal year ended December 31, 2003.

Certain significant accounting policies and estimates inherent in the preparation of our financial statements include policies and estimates with regards to revenue recognition, capitalization of film and television costs, and currency.


(1)   Revenue Recognition.
      --------------------

Revenues from the production of television entertainment is recognized in accordance with Statement of Position 00-2 "Accounting by Producers or Distributors of Film". Under this guidance, we recognize revenue from the sale of television entertainment when all of the following conditions are met:


            (a) persuasive evidence of a sale or licensing arrangement with a customer exists,

            (b) the television episode is complete and in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery,

            (c) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale, and

            (d)   the arrangement fee is fixed or determinable.

While this accounting treatment has not been material in our past operations, from time to time, we expect to receive funds in advance to produce television show episodes, the production of which could take from one to three years. Advances received will not be recorded as revenues until the revenue recognition conditions are met.

Revenue from character licensing arrangements is recognized over the life of the agreement. Revenue from the sale of character related consumer products is recognized at the time of shipment when title of the products passes to the customer. Amounts received in advance are recorded as unearned revenue until the earnings process is complete.


(2)   Film and Television Costs.
      --------------------------

We capitalize the costs of developing film and television projects in accordance with Statement of Position 00-2 "Accounting by Producers or Distributors of Film". These costs will be amortized using the individual-film-forecast-computation method, which amortizes costs in the same ratio that current period actual revenue bears to estimated remaining unrecognized ultimate revenue at the beginning of the current fiscal year. We have recorded no amortization to date as revenue has yet to be recognized.


(3)   Functional currency and treatment of foreign currency translation.
      ------------------------------------------------------------------

Due to the majority of our operations being based in the United Kingdom, the British Pound has been selected as our functional currency.


Transactions denominated in foreign currencies are translated at the year-end rate with any differences recorded as foreign currency transaction gains and losses and are included in the determination of net income or loss. We have translated the financial statements into US Dollars. Accordingly, assets and liabilities are translated using the exchange rate in effect at the balance sheet date, while income and expenses are translated using average rates. Translation adjustments are reported as a separate component of stockholders' equity (deficit).



RECENT ACCOUNTING PRONOUNCEMENTS


In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," SFAS No 150 clarifies the definition of a liability as currently defined in FASB Concepts Statement No. 6, "Elements of Financial Statements," as well as other planned revisions. This statement requires a financial instrument that embodies an obligation of an issuer to be classified as a liability. In addition, the statement establishes standards for the initial and subsequent measurement of these financial instruments and disclosure requirements. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and for all other matters, is effective at the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on our financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", SFAS No 149 amends SFAS No. 133 for decisions made by the FASB's Derivatives Implementation Group other FASB projects dealing with financial instruments, and in response to implementation issues raised in relation to the application of the definition of a derivative. This statement is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designed after June 30, 2003. The adoption of SFAS 149 did not have material effect on our financial position or results of operations.

In January 2003, the FASB issued Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities" and in December 2003, a revised interpretation was issued (FIN No. 46, as revised). In general, a variable interest entity ("VIE") is a corporation, partnership, trust, or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities FIN 46, As revised, requires a VIE to be consolidated by a company if that company is designated as the primary beneficiary. The interpretation applies to VIEs created after January 31, 2003, and for all financial statements issued after December 15, 2003 for VIEs in which an enterprise held a variable interest that it acquired before February 1, 2003. The adoption of FIN 46, as revised, did not have a material effect on our financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transaction and Disclosure". This statements amends SFAS No 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensations. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure requirements in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We adopted the disclosure provisions of this standard.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a material effect on our financial position or results of operations.

                                  OUR BUSINESS

GENERAL OVERVIEW


We are a Nevada corporation named Peak Entertainment Holdings, Inc. Prior to April 2003, we operated a telecommunications business and our corporate name was then Palladium Communications, Inc.


We only recently began our current business operations on April 22, 2003 when we acquired the business of Peak Entertainment, Ltd. Peak Entertainment Ltd. is a United Kingdom registered company incorporated in November 2001 that conducted a media and entertainment business. In 2001 and through most of 2002, Peak Entertainment Ltd. was in its start-up stages. Peak Entertainment Ltd. began its entertainment activities and licensing activities in about February 2002, and its consumer product activities in about April 2002 and began generating from consumer product sales in the last quarter of 2002.


Our current business is developing, marketing and selling television shows and toy and gift products focused on the children's media and leisure market. We have a limited history of revenues and significant operational losses to date, as well as an accumulated shareholder deficit. For the year ended December 31, 2003, our revenues were $1,014,996 our operational losses were $2,498,493, and our accumulated shareholder deficit was $2,701,019.


We are not current on our reporting requirements under Section 15(d) of the Securities Exchange Act because we have not yet filed a transition report on Form 10-KSB for the transition period July 1, 2002 to December 31, 2002 that was required to be filed in September 2003 due to our election to change our fiscal year on June 5, 2003 to a December 31 year end. We intend to submit the transition report shortly. Accordingly, we have not been current on our reporting requirements since September 2003. Companies whose securities are quoted on the OTC Bulletin Board, such as us, must be reporting issuers under the Securities Exchange Act of 1934, and must be current in their reports under
Section 13 or 15(d) of the Securities Exchange Act in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board.

We maintain our executive offices in Bakewell, England. We maintain a web site at: http://www.peakentertainment.co.uk.

ORGANIZATION HISTORY

           Peak Entertainment Holdings, Inc. was originally incorporated as Corvallis, Inc. in the state of Nevada on September 28, 1987 to seek business opportunities.

           On October 31, 2000, Corvallis and USAStarOne.Net, Inc., a Texas corporation, entered into an Agreement and Plan of Reorganization by which Corvallis merged with USAOneStar through a stock-for-stock exchange. USAOneStar was incorporated on July 21, 2000, and was an Internet service provider using a network marketing structure for distribution of its services. Corvallis issued 13,500,000 shares valued at $13,500 in a stock-for-stock exchange for the 1,000,000 outstanding shares of common stock of USAOneStar. Corvallis was the surviving entity in the merger, and Corvallis changed its name to USAOneStar.Net, Inc. The shareholders of USAOneStar, acquired 89.9% of the 15,005,000 shares outstanding immediately after the share exchange.

           On August 31, 2001, USAOneStar.Net, Inc. and Palladium Communications, Inc., a Kentucky corporation, entered into an Agreement and Plan of Reorganization by which USAOneStar acquired Palladium as a wholly-owned subsidiary through a stock-for-stock exchange. Palladium was incorporated in April 23, 1998, and was a reseller of telecommunications services. Pursuant to the agreement, USAOneStar issued 183,000,000 common shares valued at approximately $700,000 to the shareholders of Palladium in exchange for approximately 6,500 issued and outstanding shares of Palladium, which represented 100% of that company's issued and outstanding shares. Upon completion of the share exchange, Palladium's shareholders held approximately 92% of the 199,000,000 shares of common stock outstanding immediately after the share exchange. Subsequently, USAOneStar changed its name to Palladium Communications, Inc.

           On March 31, 2003, Palladium Communications effected a 100 for 1 reverse stock split. As a result of the reverse split, the 211,907,574 shares of our common stock that were issued and outstanding became 2,119,195 shares issued and outstanding.

           In April 2003, Palladium Communications sold its telecommunications business to Palladium Consulting Group, LLC for $75,000. The assets sold to Palladium Consulting Group consisted of substantially all of Palladium Communication's assets, including all carrier agreements, sales agent agreements, and equipment. The retained assets included cash and notes receivable. Palladium Consulting Group assumed certain of our liabilities, including our payables for phone systems and equipment and a lease for office facilities. Palladium Communications retained liabilities in connection with outstanding convertible debentures. As a result of the transaction, Palladium Communications had substantially no assets and had significant liabilities, consisting of the retained convertible debentures and accrued interest.

           On April 22, 2003, Palladium Communications acquired the business of Peak Entertainment Ltd., together with its subsidiaries. Palladium Communications exchanged 19,071,684 shares of its common stock for all of the shares of Peak Entertainment Ltd. in a transaction viewed as a reverse acquisition. The shares issued to the holders of Peak Entertainment Ltd. constituted 90 percent of our outstanding shares. At the closing of the reverse acquisition, Palladium Communications appointed the principals of Peak Entertainment, Ltd., as officers and directors of Palladium Communications, and the former directors and officers of Palladium Communications resigned.

           On May 14, 2003, Palladium Communications Inc. changed its corporate name to Peak Entertainment Holdings, Inc.

BUSINESS OVERVIEW


           We develop, market and sell television shows and toy and gift products focused on the children's media and leisure market.


           We operate primarily through our wholly-owned United Kingdom subsidiary, Peak Entertainment Ltd., and its subsidiaries: Jusco UK Ltd, a United Kingdom registered company; Jusco Toys Ltd, a Hong Kong registered company; Wembley Sports Master Ltd., a United Kingdom registered company; and Cameo Collectables Ltd, a United Kingdom registered company.

           We also utilize a wholly owned United States subsidiary, Peak Entertainment Holdings LLC, a Delaware limited liability company formed in April 2002.

STRATEGY


           Our business plan is to develop, market and sell television shows and toy and gift products focused on the children's entertainment market. Our planned activities include the development, production and distribution of television shows targeted for the children's entertainment market, the licensing of intellectual property rights related to our television shows, and the manufacturing and sales of consumer products related to our television shows.

           Our primary strength is in the conception and development of a character and entertainment concept that we believe children will find appealing. Our business objective is to develop a character or entertainment concept into a media product, such as into a television show, a movie, or a book, and to build the media product into a popular brand among children and either sell items ourselves such as a video game, a toy, or apparel, or license merchandise rights to third parties for manufacture and sale by third parties. We anticipate that we will rely on third parties such as animation and television production companies to co-produce entertainment shows, and broadcast companies to broadcast our television shows.


           We believe that this business model will enable us to develop a character and product idea from its concept stages, through development, manufacturing, and promotion stages, to the consumer product, while maintaining control of the character concept and product ideas, so that we will be able to control and coordinate broadcast, promotions and product launches.

STRUCTURE AND BUSINESS INITIATIVES

           We operate with three lines of business: entertainment, licensing, and consumer products.

           ENTERTAINMENT DIVISION

           Our entertainment division is currently working on three television shows, two of which we are responsible for production. All three shows are in the pre-production or production stages. We anticipate that this division will generate revenues from the distribution of television shows to broadcasting companies and other media outlets. The key costs for this division are substantial animation and production costs in getting television episodes produced. We will initially seek to introduce the planned television shows in the United Kingdom, United States, Canada, Europe, Australia and New Zealand.

                     MONSTER IN MY POCKET
                     --------------------
           Monster In My Pocket are miniature pocket-sized monster characters based upon the history and heritage of 'Monsters' from Medusa, Mynator and Cyclops of mythological times to the modern classics of Frankenstein, Dracula and Werewolf.

           We have a license for worldwide master rights from Morrison Entertainment Group, Inc. for the use of "Monster In My Pocket" and related licenses, pursuant to a license agreement dated February 25, 2002. The contract, which covers a twenty-year term, requires the payment of $500,000 to Morrison, at the rate of $100,000 every six months, commencing on March 31, 2002. Of such amount, $120,000 has been paid to date. We have agreed with Morrison to delay additional payment requirements at this time. Such milestone payments are to be off-set against royalties payable to Morrison pursuant to the agreement. Monster In My Pocket is already an established consumer products concept with a proven pedigree and sales by others which have exceeded $200 million at retail. We intend to expand this product line with a new animated television series using the Monster In My Pocket characters.

           The television project is in pre-production stages with our in-house computer graphics studio creating the models, frames, characters and environments. Our production team, in conjunction with our co-production partners, will produce 26 thirty-minute episodes. We have a letter of intent agreement with Mainframe Entertainment Inc., pursuant to which Mainframe is to provide 20%, approximately $1,600,000, of funding to the project. Mainframe is to have sole television distribution rights in Canada and is entitled to 100% of the television distribution proceeds in Canada, and joint television distribution rights in the United States and is entitled to 5% to 7.5% of the television distribution proceeds in the United States. Mainframe is entitled to 35% of the gross licensing and merchandising revenues in Canada, and 5% to 20% of the gross licensing and merchandising revenues in the United States.

           We are to provide $250,000 of funding, either in cash or services, for each of the 26 episodes. The project is currently in pre-production with story boards and models being prepared. We are actively seeking sources of financing to fund the project, but have no such commitments to date. A delay in receipt of funding will likely delay the timetable for production. Assuming the receipt of funding by June 2004, we anticipate production for delivery of the first thirteen episodes by April 2005 and the next thirteen by October 2005. If sufficient funding is not available shortly, the timetable for production of the episodes will likely be re-scheduled for completion for Fall 2005 or Spring 2006.

           We intend to distribute this series of 26 animated programs in various markets. We currently have a broadcast contract signed with Good Morning Television in the United Kingdom (known as GMTV), for terrestrial broadcast rights for a period of five years in the United Kingdom markets in exchange for an aggregate license fee of $393,000 payable through July 2005. GMTV has committed to running the episodes from October 2004 and throughout 2005.

           We will seek to distribute programs in other countries, including the United States, although no such agreements have been reached to date.

           In addition, we have an agreement with Character Option Ltd., a major United Kingdom toy marketer, to distribute toys in the United Kingdom.

                     THE WUMBLERS
                     ------------

           The Wumblers are a sweet natured, whimsical collection of cartoon characters. The Wumblers is an educational and entertainment show geared toward preschool aged children.

           We entered into an entertainment production agreement, dated as of December 16, 2003, with The Silly Goose Company, LLC for the production of animated television episodes for a certain intellectual property entitled "The Wumblers". Pursuant to an agreement dated April 28, 2003, we are entitled to all exploitation rights in The Wumblers including merchandise and distribution rights. We are to finance or obtain financing for the episodes. Funding sources will share copyright interests in the television episodes according to the allocation of net proceeds. We will have the right to produce other episodes based on the licensed intellectual property. We have the right to exploit the licensed property worldwide in perpetuity.

           On January 9, 2004, we entered into an Agreement for the Provision of Co Production Services with Cosgrove Hall Films Ltd. for the co-production of 52 eleven minute episodes of an animated television program for children provisionally entitled "The Wumblers." We are providing the intellectual property, format and concept for the television episodes, and Cosgrove Hall Films will supply the production services. Cosgrove Hall Films will be paid for its production services. The costs of the production of the episodes is projected to be approximately $3,000,000.

           We have completed the production of one pilot episode to date. We anticipate that the remaining episodes will be completed by April 2005, subject to receipt of financing for production costs. We are actively seeking sources of financing to fund the completion of this project.


           We exhibited the pilot episode at the MIPTV International toy fair in Cannes, France in April 2004, and it received a very favorable acceptance from broadcasters including MGTV (UK), HOP! (Israel); SABC (South Aftirca) and Chisan International (Korea), with all of whom we have negotiated broadcast terms, and are awaiting written contractual agreements. We are presently negotiating with a number of other broadcasters in the United States and at least 12 other countries who viewed The Wumblers pilot esipode at MIPTV. No television distribution or broadcast agreements have been reached to date.

                     FAIREEZ
                     -------

           Faireez are fantasy fairy-tale creatures with magical powers.

           Pursuant to terms of understanding with Moody Street Kids and Funbag Animation Studios Inc., we have the worldwide distribution rights, excluding Canada and Australia, and worldwide merchandising rights to an animated television series project called The Faireez, at royalty rates of 35%-40% of gross revenues. The license term is 25 years from December 2003 with an option to extend the term for an additional 25 years.

           Moody Street Kids and Funbag Animation Studios are in the pre-production stages for this television series. There are 52 eleven minute episodes currently planned. The project is anticipated to commence production in or about June 2004 with the initial episodes to be available for distribution in or about April 2005. The project is anticipated for completion in or about October 2005.


           We intend to distribute this series in various markets, initially in the United States and the United Kingdom. No television distribution or broadcast agreements have been reached to date.


                     TATOO - THE MARKED MAN
                     ----------------------

           This is a proposed project in the very early stages of development. Tatoo is an action-adventure concept character involving a hero character and tatoos which can become three dimensional.

           In July 2003, we entered into a consulting agreement with POW! Entertainment LLC and Stan Lee for advisory services on creative ideas developed by Peak.

           On January 26, 2004, we entered into an agreement with POW! Entertainment LLC for the development and exploitation of the property "Tattoo - the Marked Man". We have the worldwide distribution and merchandising rights in perpetuity and is to fund the project development in the amount of $250,000. The payment is due on the earlier of August 31, 2004 or ten business days after the effective date of our registration statement filed in February 2004. Stan Lee is to develop the concept, based on characters created by the Shorrocks. The project is geared toward creating a motion picture based on the character. The parties are to share all profits received from the project, after deduction of expenses, and in addition, POW will be entitled any executive producer fees from theatrical and television releases.

LICENSING DIVISION

           This division is responsible for the licensing and sublicensing of intellectual properties to and from third parties. We intend to license or sub-license our products for use by others in other mediums, such as in video games, apparel, toys, and other merchandise.

           We have an in-house licensing team headed by our licensing director, Alan Shorrocks. We have entered into agreements with several international agents and intend to further develop a network of international agents for the international promotions of our products.


           We entered into license agreements with Character Option Ltd. for Monster In My Pocket products, with Toontastic Publishing for magazine use of our Pretty Pony Club concepts, and with CCA Group Ltd. for our Countin' Sheep products for use in greeting cards.

           Our licensing division has not generated significant revenues to date. We anticipate that this licensing division will become much more active once we have produced sufficient episodes of our television shows so that broadcasting of the shows can commence. After broadcasting, and subject to a receptive audience, we believe that this division may become our principal source of revenues.

           The principal revenues for this division are anticipated to be a customary 35% commission we receive from all revenue received from licensing entertainment properties to broadcasters, toy and gaming companies, and other manufacturers such as clothing and home entertainment. The division earns revenue from selling licenses for our non-entertainment driven properties. The key costs for this division are staff, travel, toy and good production costs, and costs for attendance in annual toy and licensing trade shows internationally.

           We intend to expand the licensing of our products through:

            o     A consumer public relations campaign; and

            o     Related marketing programs.

International toy fairs, such as MIP TV in Cannes, France in April 2004, have provided an ideal forum to display our products. We will also attend the New York Licensing Show in June 2004.

CONSUMER PRODUCTS

           Our consumer products division has historically been our primary source of revenues. This division presently operates primarily through two wholly-owned subsidiaries:

            o Cameo Collectables - for the sale of gift and collectibles items; and

            o Jusco Toys - for the manufacture and production of toys and other consumer products.

           Currently, our consumer products division manufactures and sells the following products:

            o Countin' Sheep products in the United Kingdom and United States markets since January 2003;

            o Mini Flora products in the United Kingdom market since January 2003; and

            o Pretty Pony Club products in the United Kingdom market since December 2002.

           Our consumer products are sold primarily with the assistance of various independent sales agent to toy stores and gift stores.

           CAMEO COLLECTABLES
           ------------------

           Cameo Collectables is our sales, marketing and distribution division responsible for distribution and sales of consumer products from our license portfolio, including Countin' Sheep and Mini Flora products. A sales support team of three full time employees are responsible for customer services, invoicing and administration.

                     COUNTIN' SHEEP - Countin' Sheep products are based upon a well-known 19th Century cure for sleeplessness. The remedy has since become a legend passed down from generation to generation and is well known by adults and children alike. This product line is a unique range of toy merchandise. Every flock consists of 6 doll sheep, each with their own birthplace, date, personality trait, and number branded patch. Each sheep is a limited edition, easily identifiable by its authentic tag and distinctive individual features. The product line includes gift cards and other merchandise.

                     MINI FLORA - Mini Flora are miniature-sized hand-crafted clay flowers resembling some of the worlds most popular flora. The petals are made of a special clay that has elastic properties allowing the flowers to be re-arranged. The product line includes display stands and accessories.

                     PRETTY PONY CLUB - Products sold consist of small mold ponies of various styles and colors supplied in connection with magazine distribution by Toontastic.

                     KEWPIE - The Kewpie dolls are high quality collector dolls with porcelain-look vinyl heads and hands applied to period and themed costumes. The dolls are sold in series, usually two per year, with a range of around 20 lines from a catalogue to collectors and specialty doll shops. The dolls are sold in presentation boxes with an official certificate of authentication and have been in the market since 1916. We commenced selling the dolls in December 2002, and we discontinued sales of dolls in January 2004. We do not believe that the discontinuation of this product line will have a material effect on our operations.

           JUSCO TOYS
           ----------

           Our Jusco Toys subsidiary, works with third party manufacturers and distributors, to make toys and other consumer products.

           We acquired Jusco Toys in April 2002, to acquire its inventory and its manufacturing capabilities. Jusco will be used primarily to manufacture products for third parties, some of which may be our licensees.

WEMBLEY SPORTSMASTER

           This division is not currently active, and we have no definitively plans for this division in fiscal year 2004 or at any time in the near future. We acquired the assets of Wembley Sportmaster primarily for its trademarks. Our future intent is to eventually launch a range of balls, leisure toys, inflatable pools and play products under the Wembley Sportsmaster banner. We have no current plans or timetable for utilizing this division or the trademarks, and it could be many years before we do so.

DESIGN STUDIO TEAM

           We have set up an in-house design studio team, with designers and artists, equipped with an animation studio. The team is involved in character creation, storyboard development, and animation production for our Entertainment Division. The team is also involved in preparing marketing literature for our Licensing Division, and toy design, packaging and display solutions for our Consumer Products Division.

RESEARCH AND DEVELOPMENT

           The continuing development of new products and the redesigning of existing items for continued market acceptance are key determinants of success in the toy and entertainment product industry. In 2002 and 2001, $337,729 and zero, respectively, were incurred on activities relating to the development, design and engineering of new products and their packaging and to the improvement or modification of ongoing products. Much of this work is performed by our internal staff of designers, artists and model makers. In 2003, we did not expend any significant capital on research and development ACTIVITIES.

INTELLECTUAL PROPERTY RIGHTS

           We have acquired the following rights:

           o In My Pocket Rights (including Monster In My Pocket) Worldwide - from Morrison Entertainment Group, Inc., in a license agreement between Morrison Entertainment Group, Peak, and Wilf and Paula Shorrocks, dated February 25, 2002, for $500,000 in staged payments for a 20-year term. We are entitled to 10% of the revenues from the United States, 35% of the revenues from the United Kingdom, and 40% of the revenues from other territories. Morrison Entertainment Group is entitled to 60% of the revenues from the United States, 32.5% of the revenues from the United Kingdom, and 30% of the revenues from other territories. The Shorrocks are entitled to 30% of the revenues from the United States, 32.5% of the revenues from the United Kingdom, and 32.5% of the revenues from other territories. The revenue allocation refers to revenues from character and merchandise licensing and sales activities, and the allocation is to be adjusted for entertainment production financing terms. Any such royalty payment shall be deducted from the $500,000 staged payments, assuming the royalties are earned during the period when the staged payments are to be made.

           o Shorrocks Portfolio Worldwide - from Wilf and Paula Shorrocks, in a license agreement dated April 30, 2002, for royalties of 10% of the net selling price, payable quarterly, in perpetuity. The guaranteed minimum royalty payable is $1,000,000. We are to pay a minimum of $12,500 per quarter beginning September 30, 2004, credited against the guaranteed minimum.

           o Afro Ken - from SAN-X Co., Ltd., pursuant to a license agreement dated January 14, 2003. Under the agreement, we have the right to use copyrighted property Afro Ken, for marketing, distribution and sale of dolls. The license territory is The British Isles, including Ireland and its possessions. We are to pay royalties of 10% of gross sales. The minimum guarantee is UK(pound)10,000, of which the first advance was paid on signing and a second advance is due on December 31, 2004. The license term expires on December 31, 2004, with an option to renew for one year.

           o The Wumblers - from The Silly Goose Company, LLC. We entered into an entertainment production agreement, dated as of December 16, 2003, with The Silly Goose Company, LLC for the production of animated television episodes for certain intellectual property entitled "The Wumblers". Pursuant to an agreement dated April 28, 2003, we are entitled to all exploitation rights in The Wumblers including merchandise and distribution rights. We are to finance or obtain financing for the episodes. Funding sources will share copyright interests in the television episodes according to the allocation of net proceeds. We will have the right to produce other episodes based on the licensed intellectual property. We have the right to exploit the licensed property worldwide in perpetuity. We are entitled to 35% to 40% of the gross revenues, depending on the location from which revenues are generated and the form of the source of revenues, whether television, music, or merchandise. We and any financing partners are entitled to recoup all production and marketing costs from gross revenues. Silly Goose is entitled to 31% of the net proceeds.

           o Faireez - Pursuant to terms of understanding with Moody Street Kids and Funbag Animation Studios Inc., we have the worldwide distribution rights, excluding Canada and Australia, and worldwide merchandising rights to an animated television series project called The Faireez, at royalty rates of 35%-40% of gross revenues. The license term is 25 years from December 2003 with an option to extend the term for an additional 25 years.

           We have licensed the following rights to third parties:


              o Monster In My Pocket for videograms - We entered into an agreement, dated April 29, 2004, with Video Collection International Limited. Under the agreement, we licensed exclusive videogram rights to the Monsters In My Pocket television series. For purposes of the agreement, the term videogram rights refer to the right to distribute the television shows through videocassette, DVD, CD-ROM, laser disk, video-on-demand, electronic and similar technology. The performance of the agreement by Video Collection International is subject to various conditions, such as that we obtain a commitment to broadcast 26 episodes beginning in the fourth quarter 2004 or by the latest the first quarter 2005 and through second quarter 2005, that we enter into a toy license with a third party, and that we arrange for the production of collectible toy figures. Under the agreement, we are to conduct a marketing campaign in connection with the television broadcast of at least UK (pound)500,000, and publish a comic book and a book in 2005. The license territory is the United Kingdom and Ireland. We are entitled to receive royalties of 15% of gross receipts for most products. The royalty rate may be 7.5% for products sold by direct mail, or 25% for certain premium products. The agreement provides for an advance royalty of UK (pound)100,000, of which we received UK (pound)20,000 upon entering the agreement. The remainder of the advance royalty is receivable in installments based on future events, such as completion of broadcasting of episodes and launching of toy products. The agreement is to expire seven years from the first release of a videogram. No videogram has been released to date.


              o Monster In My Pocket for electronic games - We entered into a license agreement, dated December 12, 2003, with Radica U.K. Ltd. Under the agreement, we licensed certain rights to Monster In My Pocket in connection with the sale of electronic handheld games. The license territory is the United Kingdom, Channel Islands and Ireland. We are to receive royalties of 8% to 10% of the net selling price. The license term is three years.


              o Countin' Sheep for greeting cards - We entered into a license agreement, dated February 10, 2003, with CCA Group Ltd. Under the agreement, we licensed the right to intellectual property called Countin' Sheep in connection with the sale of greeting cards. The license territory is the United Kingdom, Channel Islands and Ireland. We are to receive royalties of 10% of the net selling price. We are entitled to a guaranteed minimum royalty of UK(pound)10,000. We received an advance royalty of UK(pound)5,000 in February 2003. The license expires on January 31, 2006.

              o Pretty Pony Club - to Toontastic Publishing Ltd., pursuant to a license agreement dated December 5, 2002, and renewed in 2004. Under the agreement, we licensed the right to intellectual property called Pretty Pony Club in connection with the sale of comic books. The license territory is the United Kingdom and Ireland. We are to receive royalties of 4% of the net sales price or 5% of the purchase price, depending on the manufacturer. We received an advance royalty of $2,500 in 2002, additional royalties of $17,159 in 2003 for the license period ended February 29, 2004, and an additional advance royalty of $2,500 under the renewed license terms. There is no minimum guaranteed royalty under the renewed license. The license expires on February 28, 2005.

DISTRIBUTION AND SALES RIGHTS

           We have granted the following distribution and sales rights:

           o We entered into a distribution agreement, dated July 1, 2003, with Perfectly Plush Inc., a Canadian company, whereby Perfectly Plush would serve as exclusive distributor of our Countin' Sheep products in Canada. Under the agreement, Perfectly Plush is to pay us a royalty of 10% of the net selling price, which is included in the purchase shipment price. Perfectly Plush shall pay to us 25% of the value of the invoice on placement of order, 25% on release from port of shipment and the remaining balance on release of products from port of entry on orders for the first 54,000 pieces. For subsequent orders, Perfectly Plush shall pay us 25% of the value of the invoice on placement of order, 25% on release from port of shipment, 25% on release of products from port of entry, and the remaining balance within 45 days of receipt of shipment. The agreement expires on December 31, 2004.

           o We entered into a distribution agreement, dated January 20, 2003, with Character Options Ltd., whereby it would serve as exclusive distributor of our `Monster In My Pocket' products in the United Kingdom, Channel Islands and Ireland. Under the agreement, Character Options paid a non-refundable advance of UK (pound)100,000, credited against royalty payments, and is to pay us a royalty of 10% of the net selling price. We are entitled to a guaranteed minimum royalty of UK (pound)150,000 if 26 episodes of `Monster In My Pocket' are broadcast on GMTV or satellite television by December 31, 2004. The agreement expires on December 31, 2005.

           o We entered into an agency agreement, dated February 4, 2003, with Colin Lisle & Associates Limited. The license territory is Asia Pacific (excluding Australia and New Zealand); Scandinavia; Belgium; France, Holland; Italy; Portugal; Spain; Austria; Czech Republic; Germany; Hungary; Poland; Romania; Russia; Switzerland; Greece; Israel; Turkey; Cyprus; Malta; South Africa; Middle East. The agreement expires on December 31, 2004. The commission rate is 6% of invoiced sales.

           o We entered into a representation agreement, dated August 19, 2003, with Haven Licensing Pty Ltd. for the use of Monster In My Pocket Brand, excluding television and video distribution, in Australia and New Zealand. The commission rate is 30% of gross receipts. The agreement expires on December 31, 2006.

           o We entered into a representation agreement, dated September 17, 2003, with Character Licensing & Marketing for the use of Monster In My Pocket Brand, excluding television and video distribution, in South Africa. The commission rate is 30% of gross receipts. The agreement expires on September 16, 2005.

           o We entered into a representation agreement, dated October 31, 2003, with Kidz Entertainment, for the use of Monster In My Pocket Brand, in the Nordic Region of Europe. The commission rate is 30% of gross receipts. The agreement expires on December 31, 2006.

COMPETITIVE ENVIRONMENT

           We have many competitors internationally across three principal areas of our proposed business: entertainment, licensing and consumer products.

           Competitors include large companies who operate with similar business strategies to ours, but on a much larger scale, such as Vivendi with its Universal Studios and Time Warner Inc. with Warner Brothers. These large companies have an integrated business approach to their properties, with television, film, licensed toys and merchandise, and have a competitive advantage because they own or are significant partners in worldwide broadcast companies and have direct access to their consumers internationally. Similarities can be observed within the United Kingdom with the BBC, which commissions television shows, controls its own channel and content, and has its own licensing and consumer products division, BBC Worldwide, which exploits the rights and places the content internationally.

           Other competitors include companies that do not have their own broadcast facilities, as we do not, and therefore do not enjoy the competitive advantages that broadcast companies like Vivendi and Time Warner have. These smaller broadcast-independent companies include H.I.T. Entertainment, 4 Kids Entertainment, DIC Entertainment and Saban. These smaller firms have created many of the well-known and currently popular properties, such as 4 Kids Entertainment's Pokemon, H.I.T.'s Bob The Builder , and Saban's Power Rangers. Pokemon, since its appearance in 1998, has generated sales of $15 billion through 2003. Nickelodeon's Rugrats and Fox Kids/Saban's Power Rangers both launched in 1992, and remain well-known brands to this day.

           Most of our competitors operate in the same three primary business lines as we do: entertainment, licensing and consumer products; and they do so on an international scale. Successful companies have gained visibility through coordinated marketing efforts in various segments of the market, and do not rely on generating revenues from television licensing and distribution income, but also on income from product licensing and merchandise sales. Successful television shows in one territory also tend to be successful in other territories, and the ability to license the brand and to sell consumer products is related to the popularity and the success of the television shows. Accordingly, the same companies and the same brands tend to dominate the market in each of the three business segments of the children's market: entertainment, licensing and consumer products.

           Many companies and brands do not succeed in this highly competitive market. The international broadcast arena has witnessed a demand for more and more content over recent years as the proliferation of new television channels continues.

           According to Screen Digest's 2001 study of the children's television business, "Broadcasters will spend an estimated $2.7 billion worldwide on producing, commissioning and acquiring children's programs in 2001. But independent producers and distributors have emerged as the pivotal players in the worldwide children's television industry. Their role will become even more important as funding from broadcasters stagnates." North America accounts for 40% of the total children's television market, followed by Western Europe (33%) and Asia (22%). According to a recent article published in the March 2004 issue of Broadcast Magazine there are now over 240 television and cable channels internationally dedicated to children's entertainment, with over 150 of them launching in the last three years. Therefore, the focus for us is to supply quality children's programming to television broadcasters and, thus, provide the platform for an integrated business model, launching our intellectual properties and opening up revenue streams from licensing and merchandising.

           The licensing market for merchandise has a worldwide retail sales value of over $108 billion annually according to a January 2004 TLL Licensing Business Study. Although the licensing market declined 0.7% from 2002 to 2003, the TLL Licensing Business Study predicts a 7.0% increase in 2004. A December 2003 Yale-Harvard statistical survey, performed for the Licensing Industry Merchandising Association-LIMA, reported that the licensing market overall in North America in 2003 represented $7 billion in royalty income, which accounts for 66% of the worldwide sales of licensed merchandise.

           We intend to participate in the toy market by licensing entertainment driven properties to strategic partners, including large toy and entertainment companies. We will also seek to sell directly to large general merchandisers and toy retail chains, although we have no such agreements to date. According to the National Purchase Diary (NPD), reported in January 2004, the toy market worldwide in total was $76.9 billion in 2002 with $54.4 billion coming from traditional toys and $22.5 billion coming from video games. North America accounted for $34.5 billion of the traditional toy sales and $11.2 billion in video games. In 2002, licensed toys comprised 29% of the $76.9 billion world market for toys.

PRINCIPAL SUPPLIERS

           In 2003, we were not dependent on any particular supplier.

DEPENDENCE ON MAJOR CUSTOMERS

           In our fiscal year ended December 31, 2003, Silly Goose Company represented approximately 50% of our revenues.

GOVERNMENT REGULATION


           Our toy and related products sold in the United States are subject to the provisions of The Consumer Product Safety Act, The Federal Hazardous Substances Act, The Flammable Fabrics Act, and the regulations promulgated thereunder. The Consumer Product Safety Act empowers the Consumer Product Safety Commission to take action against hazards presented by consumer products, including the formulation and implementation of regulations and uniform safety standards. The Consumer Product Safety Commission has the authority to seek to declare a product "a banned hazardous substance" under the Consumer Product Safety Act and to ban it from commerce. The Consumer Product Safety Commission can file an action to seize and condemn an "imminently hazardous consumer product" under the Consumer Product Safety Act and may also order equitable remedies such as recall, replacement, repair or refund for the product. The Federal Hazardous Substances Act provides for the repurchase by the manufacturer of articles which are banned. Consumer product safety laws also exist in some states and cities within the United States and in Canada, Australia and Europe. We vigorously seek to maintain compliance with the Consumer Product Safety Act, the Federal Hazardous Substances Act, the Flammable Fabrics Act, international standards, and our own standards. Notwithstanding the foregoing, there can be no assurance that all of our products are or will be hazard free. Any material product recall could have an adverse effect on our results of operations or financial condition, depending on the product, and could affect sales of other products.


           The Children's Television Act of 1990 and the rules promulgated thereunder by the United States Federal Communications Commission, as well as the laws of certain countries, place certain limitations on television commercials during children's programming. We, of course, seek to comply in all respects with these laws and regulations.

EMPLOYEES

           As of January 30, 2004, we employed a total of 18 employees on a full-time basis, 9 of which are management level employees and five of which are clerical, and four are employed as designers. We also have two consultants and a team of 14 sales agents in the United Kingdom.

DESCRIPTION OF PROPERTY

           We lease approximately 3,000 square feet of space for our Bakewell, England headquarters pursuant to a month-to-month lease at approximately $5,760 per month. We believe that our facilities are adequate for our present purposes.

LEGAL PROCEEDINGS


           As at May 31, 2004, we are not a party to any material pending legal proceeding, other than ordinary routine litigation incidental to our business.


           In January 2003, following our acquisition of Jusco Toys Ltd. from the administrators of Just Group Plc in 2002, the Hong Kong Inland Revenue department instituted a proceeding in due to incomplete revenue filings by Jusco Toys occurring before the acquisition. At the time of the institution of the proceedings, we did not believe that the enquiry would have a material effect on our operations. In March 2004, the enquiry was concluded at a cost to us of $9,235, which we will be required to pay.

CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

(a)   Former Business - Palladium Communications, Inc.
      ------------------------------------------------

In January 2002, our board of directors determined it would be in our best interest to change auditors and the board recommended and approved such action. On January 31, 2002 we engaged Chisholm & Associates, Certified Public Accountants, as our new independent auditors. On February 4, 2002, McCauley Nicolas & Company, LLC, Certified Public Accountants, resigned as our independent auditors. We engaged McCauley Nicolas & Company, LLC on November 1, 2001 and it reviewed our unaudited financials statements for the quarter ended September 30, 2001. McCauley Nicolas & Company, LLC did not provide a report related to our audited financials. From November 1, 2001 through February 4, 2002, there were no disagreements or reportable events with McCauley Nicolas & Company, LLC on any matter regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Chisholm & Associates had served as our independent auditors from August of 2000 through November 1, 2001 and it had audited our financials statements for the fiscal years ended June 30, 2001, 2000, and 1999. During the interim period from November 1, 2001 through January 31, 2002, we did not consult with Chisholm & Associates regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Chisholm & Associates concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue. Nor did we consult with Chisholm & Associates as to any matter that was either the subject of a disagreement or a reportable event with McCauley Nicolas & Company, LLC during the interim period from November 1, 2001 through January 31, 2002.

(b)   Current Business
      ----------------


On June 5, 2003, we notified Chisholm & Associates, our independent public accountants, that the Company was terminating its services, effective as of that date. Our Board of Directors approved such decision.

Chisholm's opinion in its report on our financial statements for the year ended June 30, 2002 (prior to the Company's merger with Peak Entertainment Holdings Ltd.), expressed substantial doubt with respect to our ability, at that time, to continue as a going concern. During the year ended June 30, 2002 and for the six months ended June 30, 2001 and 2000, and the years ended December 31, 2000 and 1999, Chisholm did not issue any other report on our financial statements which contained any adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except as to going concern issues. Furthermore, during such period there were no disagreements with Chisholm within the meaning of Instruction 4 to Item 304 of Regulation S-B under the Securities Exchange Act of 1934 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Chisholm, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement in connection with any report they might have issued.

On June 5, 2003, we engaged Goodband Viner Taylor, as its independent public accountants. We did not previously consult with Goodband Viner Taylor regarding any matter, including but not limited to:

           o the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or


           o any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-B).

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Name                                      Age            Position
Wilfred Shorrocks                         55             Chairman, Chief Executive Officer
                                                         and Director
Paula Shorrocks                           51             Vice President - Design and Development,
                                                         and Director
Phil Ogden                                36             Vice President - Sales and Marketing, and Director
Alan Shorrocks                            43             Vice President - Licensing Division
Nicola Yeomans                            33             Vice President - Finance
Terence Herzog                            60             Director
Michael Schenkein                         52             Director

           Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are five seats on our board of directors.

           Directors serve without cash compensation and without other fixed remuneration. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

WILFRED SHORROCKS, CHAIRMAN AND CHIEF EXECUTIVE OFFICER


Mr. Shorrocks, founded Peak Entertainment Ltd. in November 2001 and he became Chairman, Chief Executive Officer and a director of Peak Entertainment Holdings, Inc. in April 2003. Prior to that, Mr. Shorrocks was co-founder of Just Group, Plc., where he acted as its Chief Executive Officer from 1987 to 2001. At Just Group, Mr. Shorrocks was responsible for all areas of activity relating to development and creation of concepts through to intellectual property acquisition, corporate acquisition, and financing activities. In January 2002, about five months subsequent to his August 2001 departure from Just Group, Just Group entered into administration, a process similar to the Chapter 11 bankruptcy process. In 1980, he founded Acamas Toys, a developer of toys, and he sold his ownership of Acamas Toys in 1987. From 1973 to 1980, Mr. Shorrocks worked in sales at what was, at that time, the world's largest toy maker, Dunbee Combex Marx, makers of Sindy dolls and Hornby railways, and he became Sales & Marketing Director for the Burbank sales division of Dunbee Combex Marx. He is the spouse of Paula Shorrocks, and the brother of Alan Shorrocks.


PAULA SHORROCKS, VICE PRESIDENT - DESIGN AND DEVELOPMENT, AND DIRECTOR


Ms. Shorrocks, co-founded Peak Entertainment Ltd. in November 2001 and she became Vice President and a director of Peak Entertainment Holdings, Inc. in April 2003. Prior to that, Ms. Shorrocks was co-founder of Just Group, Plc., where she acted as its Commercial Director from 1987 to 2001. At Just Group, Ms. Shorrocks identified opportunities and then secured rights to represent blue chip companies as licensing agent for their brands. In January 2002, about five months subsequent to her August 2001 departure from Just Group, Just Group entered into administration, a process similar to the Chapter 11 bankruptcy process. Before co-founding Just Group, Ms. Shorrocks taught Business Studies at The Harwich School, Essex and West Gloucester College of Further Education (1978-1987). She also was the Marketing Manager for Acamas Toys. She is the spouse of Wilfred Shorrocks.

PHIL OGDEN, VICE PRESIDENT - SALES AND MARKETING, AND DIRECTOR

Mr. Ogden, joined Peak Entertainment Ltd. in November 2001 and he became Vice President and a director of Peak Entertainment Holdings, Inc. in April 2003. From October 1998 to October 2001, Mr. Ogden served as Sales and Marketing Director of Just Group, Plc, in a non-executive capacity, at Just Group Plc. Prior to working at Just Group, Mr. Ogden developed his sales and marketing experience with Seymour International, a division of UK's leading magazine distributor, Frontline, from 1989 to 1998. Mr. Ogden was employed as an Account Director with the responsibility for the strategic and commercial success of a portfolio of Seymour's premier clients, including Dennis, Paragon, FT Magazines (Investors Chronicle) and TimeWarner.

ALAN SHORROCKS, VICE PRESIDENT - LICENSING DIVISION

Mr. Shorrocks, has been Vice President - Licensing Division of Peak Entertainment Ltd. since November 2001 and he became Vice President of Peak Entertainment Holdings, Inc. in April 2003. Prior to that time, Mr. Shorrocks was Licensing Director. in a non-executive capacity, of Just Group Plc. from 1991 through October 2001. Before joining Just Group, Mr. Shorrocks ran his own companies specializing in the leisure and surfing markets and was exclusive United Kingdom importer/ distributor for various branded merchandise including Quicksilver from the early 1980's. He sold his company Victory along with the United Kingdom rights to market Victor Wetsuits in 1991. He is the brother of Wilf Shorrocks.

NICOLA YEOMANS, VICE PRESIDENT - FINANCE

Ms. Yeomans joined Peak Entertainment in June 2002 as company accountant. She became Vice President - Finance of Peak Entertainment Holdings Inc. in January 2004 and serves as the principal person in charge of accounting and financials. Prior to that time, she was an accountant, in a non-executive capacity, for Just Group Plc from July 1997 to December 2001. Before joining Just Group Plc, Ms. Yeomans trained as an accountant for the entertainment arm of the BBC (British Broadcasting Corporation) at their London headquarters. She qualified as a Certified Chartered Accountant (A.C.C.A) in October 1998. She is currently studying towards a Masters Degree (M.B.A) in international business studies and corporate finance.

TERENCE HERZOG, DIRECTOR

Mr. Herzog has been a director of Peak Entertainment Ltd. since February 2003 and he became a director of Peak Entertainment Holdings, Inc. in April 2003. In June 2000, Mr. Herzog co-founded and is Managing Director of Agora Capital Partners, Inc. For a number of years ending in 2000, Mr. Herzog served as a consultant to executive management for various private and public entities advising on mergers and acquisitions, corporate development and financing.

MICHAEL SCHENKEIN, DIRECTOR

Mr. Schenkein has been a Director of Peak Entertainment Ltd. since February 2003 and he became a director of Peak Entertainment Holdings, Inc. in April 2003. Mr. Schenkein co-founded and is Managing Director of Agora Capital Partners, Inc., formed in June 2000. Prior to that time, Mr. Schenkein had founded M.S. Editorial in 1978, where he was Chief Executive Officer of that postproduction film/video company and its successor Big Picture Editorial, until 1995. From 1995 to 2000, Mr. Schenkein was Senior Executive Vice President for Cabanna Inc., the successor to Big Picture. From 2000 on, Mr. Schenkein served as a consultant to executive management for various private and public entities advising on mergers and acquisitions, corporate development and financing.

INSOLVENCY OF JUST GROUP PLC


In January 2002, Just Group Plc, a United Kingdom company, entered into administration, a process similar to the Chapter 11 bankruptcy process in the United States. Wilf and Paula Shorrocks were executive officers at Just Group in 2001, and their employment at Just Group ended in August 2001. Alan Shorrocks, Phil Ogden and Nicola Yeomans also had worked at Just Group, in non-executive level positions, prior to joining Peak Entertainment.


TERMINATION OF EMPLOYMENT FROM JUST GROUP PLC AND LEGAL PROCEEDINGS AGAINST JUST GROUP PLC

In August 2001, Wilf Shorrocks and Paula Shorrocks were dismissed from their officer and director positions at Just Group Plc, purportedly on the basis of internal disagreement on accounting policy and breaches of employment contract and fiduciary duties, allegations which the Shorrocks deny. In November 2001, Wilf Shorrocks and Paula Shorrocks instituted claims for breach of employment contract, wrongful dismissal, and in the case of Paula Shorrocks, a claim of sex discrimination against Just Group before the High Court of Justice, Queen's Bench Division, in the United Kingdom, and claims of unfair dismissal before the Nottingham Employment Tribunal in the United Kingdom. The proceedings against Just Group were stayed due to Just Group Plc entering into administration in January 2002. In 2004, Just Group Plc submitted its defense denying the claims on the basis of breaches of employment contract and fiduciary duties and Just Group asserted counterclaims for unjust enrichment and restitution. In May 2004, the parties entered into a settlement of all claims, whereby the Shorrocks are to receive payment based on an agreed total amount of UK (pound)175,000, payment of which is subject to the terms of Just Group's arrangement with its creditors.


EXECUTIVE COMPENSATION

           The following tables set forth certain information regarding our CEO and each of our most highly compensated executive officers whose total annual salary and bonus for the past three fiscal years exceeded $100,000:

                                                                                            Fiscal
Name and Principal Position                          Year               Salary              Bonus            Other (1)
---------------------------                          ----               ------              -----            ---------
Wilfred Shorrocks, (2)                               2003              $ 7,556                $ 0            $     0
  Chief Executive Officer                            2002                5,200                  0                  0
Raymond C. Dauenhauer, Jr.                           2002               58,900                  0             63,937
  (former President and CEO)                         2001               46,400                  0             37,705
                                                     2000                4,241                  0             37,316

(1) Includes management fees, commissions and directors' fees. Does not include repayment of advances made by the executive to us.


(2) We intend to enter into an employment agreement with Mr. Shorrocks and other executive officers during its 2004 fiscal year.


           During our fiscal year 2004, we intend to adopt and implement, subject to shareholder approval, an employee stock incentive plan, whereby we may issue shares of common stock and stock options to our employees and consultants. We intend for the plan to cover the issuance of an amount equal to up to 10% of our outstanding shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


           From time to time, Mr. and Mrs. Shorrocks loaned money to Peak Entertainment to fund day-to-day operations, as well as for the acquisition of certain properties. Since company inception through December 31, 2002, the Shorrocks loaned to Peak Entertainment an aggregate of $972,386, and we repaid $78,193 to the Shorrocks in 2002 and $71,206 in 2003. As of December 31, 2003, we owed $916,634 to the Shorrocks. These monies are loaned without interest and do not have a due date, and are due on demand. In April 2004, we gave the Shorrocks an unsecured promissory note for the monies due establishing a repayment schedule. The amount due is to be repaid in installments, consisting of six periodic payments of $25,000 from January 31, 2005 through September 30, 2006, two payments of $100,000 on March 31, 2007 and September 30, 2007, and the balance due on January 31, 2008. The promissory note provides for earlier repayment of any unpaid balance subject to various future financial results of Peak Entertainment, such as Peak Entertainment obtaining a shareholders' equity in excess of 150% of the amount due, or positive net income from operations in excess of 150% of the amount due.


           On February 25, 2002, we entered into a license agreement for rights to In My Pocket from Morrison Entertainment Group, Inc., in which Wilf and Paula Shorrocks, were also parties. Pursuant to the agreement, Wilf and Paula Shorrocks are individually entitled to a certain percentage of the revenues. We are entitled to 10% of the revenues from the United States, 35% of the revenues from the United Kingdom, and 40% of the revenues from other territories. Morrison Entertainment Group is entitled to 60% of the revenues from the United States, 32.5% of the revenues from the United Kingdom, and 30% of the revenues from other territories. The Shorrocks are entitled to 30% of the revenues from the United States, 32.5% of the revenues from the United Kingdom, and 32.5% of the revenues from other territories. The revenue allocation refers to revenues from character and merchandise licensing and sales activities, and the allocation is to be adjusted for entertainment production financing terms.


           On April 30, 2002, we entered into a license agreement with Wilfred and Paula Shorrocks whereby we acquired from the Shorrocks the exclusive rights to apply various intellectual properties to the manufacture, distribution and sale of products on a worldwide basis. Under the terms of the agreement, we undertook to pay to Wilfred and Paula Shorrocks 10% of the royalties payable quarterly in perpetuity, with a guaranteed minimum royalties amount of $1,000,000. There were no set payment terms in the original license agreement for payment of the minimum royalties. In April 2004, we amended the license agreement to establish a minimum quarterly royalty payment of $12,500, to be credited against the guaranteed minimum, due beginning September 30, 2004.


           On April 22, 2003, Peak Entertainment Ltd., together with its subsidiaries, was acquired by Palladium Communications, Inc., a Nevada corporation, which subsequently changed its name to Peak Entertainment Holdings, Inc. Under the terms of the agreement, we acquired 100 percent of Peak Entertainment Ltd.'s stock in exchange for the issuance by us of 19,071,684 shares of our common stock to the holders of Peak Entertainment Ltd. The new shares constituted 90 percent of the outstanding shares of Peak Entertainment Holdings, Inc. after the acquisition. Officers and directors who received shares pursuant to the acquisition are:

            o     Wilfred Shorrocks, 8,486,899 shares;

            o     Paula Shorrocks, 8,486,899 shares;

            o     Phil Ogden, 476,792 shares;

            o     Alan Shorrocks, 476,792 shares; and

            o     Terence Herzog, 743,585 shares.

           On October 3, 2003, each of Wilf and Paula Shorrocks gifted 125,000 shares to Cary Fields.


         On October 6, 2003, Terence Herzog gifted an aggregate of 178,500 shares to six persons, none of whom are affiliates of Peak Entertainment.

         Terence Herzog and Michael Schenkein, outside directors of Peak Entertainment, are principals of Agora Capital Partners, Inc., a management consulting company. From March 2003 through March 2004, Agora Capital Partners, through Terence Herzog and Michael Schenkein, has provided management consulting services to Peak Entertainment. Peak Entertainment paid aggregate fees of $46,000 in 2003 for such consulting services.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information regarding beneficial ownership of our common stock as of May 31, 2004:


            o by each person who is known by us to beneficially own more than 5% of our common stock;

            o     by each of our officers and directors; and

            o     by all of our officers and directors as a group.

Name And Address                      Number Of Shares of Common Stock          Percentage Of Class              Percentage Of Class
Of Owner*                                           Owned                        Prior To Offering                 After Offering
----------------                      --------------------------------          -------------------              -------------------

Wilfred Shorrocks  (1)(2)                          8,361,899                            34.2%                          23.7%
Paula Shorrocks  (1)(2)                            8,361,899                            34.2%                          23.7%
Phil Ogden                                           476,792                             2.0%                           1.3%
Alan Shorrocks (2)                                   476,792                             2.0%                           1.3%
Nicola Yeomans                                             0                            --                             --
Terence Herzog (3)                                   565,085                             2.3%                           1.6%
Michael Schenkein                                          0                            --                             --
All Officers and Directors
   as a Group (7 persons)                         18,242,267                            74.7%                          51.6%

(1) For purposes of reporting beneficial ownership in the table, the ownership of shares of common stock by Wilfred and Paula Shorrocks are listed separately. Wilfred and Paula Shorrocks are each other's spouse. Accordingly, each may be deemed the beneficial owner of the shares held by the other.

(2) Alan Shorrocks is the brother of Wilfred Shorrocks. Alan Shorrocks disclaims beneficial ownership of shares held by Wilfred and Paula Shorrocks. Each of Wilfred and Paula Shorrocks disclaims beneficial ownership of shares held by Alan Shorrocks.

(3) All of Mr. Herzog's shares are owned by WMB Corporation, of which Mr. Herzog is the sole owner.

      The address for each named person is c/o:
                  Peak Entertainment, Ltd. Bagshaw
                  Hall, Bagshaw Hill
                  Bakewell, Derbyshire, UK DE45 1DL

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 10, 2003 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

The percentage of shares outstanding before the offering is based on 24,431,288 shares of common stock outstanding.

The percentage of shares outstanding after the offering is based on 35,347,955 shares of common stock to be outstanding.

                            DESCRIPTION OF SECURITIES

GENERAL

COMMON STOCK


         We are authorized to issue up to 900,000,000 shares of common stock, par value $.001. As of May 31, 2004, there were 24,431,288 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.


PREFERRED STOCK

           We are authorized to issue up to 10,000,000 shares of blank check preferred stock, none of which is currently outstanding. The preferred stock may, without action by our stockholders, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rates, sinking fund provisions, liquidation preferences and conversion rights for any series of preferred stock issued in the future. As such, issuance of preferred stock by our Board with voting or conversion rights, may adversely affect the voting power or equitable rights of our common stockholders. In addition, we will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholders or unless the issuance of such preferred stock is approved by a majority or our independent directors who did not have an interest in the transaction and who had access, at our expense, to counsel.

SECURITIES INCLUDED IN PROSPECTUS

SHARES UNDERLYING CONVERTIBLE DEBENTURES AND WARRANTS ISSUED IN JANUARY 2004
----------------------------------------------------------------------------

           We sold an aggregate of $1,500,000 in 8% convertible debentures, due January 5, 2007, and warrants to buy 3,000,000 shares of common stock to four accredited investors: Platinum Partners Global Macro Fund LP, Mr. Gary Barnett, Millstones Brands Inc. and Mr. Dan Brecher. The warrants are exercisable for three years at a price of $0.50 per share. The debentures are convertible into shares of common stock at $.30 per share. The principal amount of the debentures, plus any accrued and unpaid interest on the debentures, may be converted into shares of common stock at the conversion price of $0.30 per share. Annual interest payments on the debentures are due in January of each year, commencing with January 2005. At our option, interest payments may be accrued beyond the annual interest payment date, in which event the debenture holder shall have the option to accrue the interest payment then due for another interest payment period, or cause us to issue common stock in exchange for interest.

           The full principal amount of the convertible debentures is due upon default under the terms of the convertible debentures.

           The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

           For a two-year period from issuance, the conversion price of the debentures may be adjusted for dilutive issuances of securities for value by us. Dilutive issuances means any issuance by us of our common stock or convertible into our common stock, excluding securities issued to our employees, directors, consultants and others similarly situtated in the ordinary course of business and not for capital raising purposes, below the lower of $.50 per common share and the fair market value for such securities as determined at the time of issuance. Upon the occurrence of such dilutive issuances, appropriate and proportionate adjustments shall be made to the conversion price on a penny for penny basis. For example, if we issue in the future warrants convertible at $.45 at a time when the common stock fair market value is $.50, then the conversion price of the debentures shall be adjusted downward by $.05.

           The debenture holders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

           The $1,500,000 of convertible debentures due January 5, 2007 are protected by security interests in substantially all of our collateral. We will need the approval of the debenture holders in order to grant security interest rights to third parties that are senior to or on par with these debentures.

           On January 29, 2004, we sold an additional $50,000 in 8% convertible debentures due January 29, 2007 and warrants to buy 100,000 shares of common stock, exercisable for three years at $.50 per share, to one accredited investors: Mr. Shai Stern. The terms of these debentures are similar to the debentures due January 5, 2007, except that these debentures are not protected by security interests.

SHARES OF COMMON STOCK AND SHARES UNDERLYING WARRANTS ISSUED TO MR. KUESSOUS
----------------------------------------------------------------------------

           On December 17, 2003, in connection with an amended consulting agreement, we issued to Mr. Jack Kuessous 240,000 warrants to purchase shares of common stock, exercisable for three years from December 2003 at $0.50 per share.

           In connection with a Cancellation of Debt in Exchange for Securities Agreement, dated as of December 17, 2003, we issued to Mr. Jack Kuessous 583,333 shares of common stock and 150,000 warrants to purchase shares of common stock, exercisable for three years from December 2003 at $0.50 per share.

           On January 5, 2004 and January 29, 2004, in connection with Securities Purchase Agreements for the sale of 8% convertible debentures, we issued an aggregate of 3,100,000 warrants to purchase shares of common stock to the five purchasers of convertible debentures. The warrants are exercisable for three years from the date of issuance at a purchase price of $0.50 per share.

SHARES UNDERLYING WARRANTS ISSUED FOR SERVICES TO VINTAGE FILINGS
-----------------------------------------------------------------

           On January 23, 2004, we entered into an agreement for services with Vintage Filings, LLC. Pursuant to the agreement, Vintage is to provide certain filing services for us for one year. We issued to Vintage 300,000 common stock purchase warrants, exercisable for three years at $0.50 per share.

SHARES OF COMMON STOCK AND SHARES UNDERLYING WARRANTS ISSUED IN MARCH 2004

           On March 10, 2004, we issued an aggregate of 1,000,000 shares of common stock of common stock and 1,000,000 warrants to purchase shares of common stock in connection with Securities Purchase Agreements, dated as of March 6, 2004 to eleven accredited investors: Mr. Kenneth Grief, Mr. Wayne Saker, Mr. Gilad Ottensoser, Mr. Samuel F. Ottensoser, Mr. Boro Durakovic, JG Products, Inc., Mr. Gerald Griffin, Mr. Al Lehmkuhl, Mr. Kevin Bostenero, Eisenberger Investments, and Mr. David Herzog. The warrants are exercisable for three years at $0.75 per share. Legend Merchant Group, Inc., the placement agent for the transaction, received from us an aggregate of 160,000 warrants, of which 100,000 common stock purchase warrants are exercisable for three years at $.50 per share and 60,000 common stock purchase warrants are exercisable for three years at $0.75 per share.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

           Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

           The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell in one or more transactions any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

            o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

            o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

            o an exchange distribution in accordance with the rules of the applicable exchange;

            o     privately-negotiated transactions;

            o short sales that are not violations of the laws and regulations of any state or the United States;

            o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

            o     through the writing of options on the shares;

            o     a combination of any such methods of sale; and

            o     any other method permitted pursuant to applicable law.

           The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

           The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

           The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders.

           The selling stockholder, Legend Merchant Group, Inc., is a broker-dealer, and is an underwriter with respect to the shares that it is offering for resale.

           The selling stockholders, Samuel F. Ottensoser and Gilad Ottensoser, are affiliated with Legend Merchant Group, Inc. Each of Samuel F. Ottensoser and Gilad Ottensoser purchased the securities, the underlying shares of which are being offered for resale, in the ordinary course of business, and at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

           The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

           We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

           The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

           The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

           We have agreed to indemnify selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

                                   PENNY STOCK

           The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock" for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

                  o that a broker or dealer approve a person's account for transactions in penny stocks; and

                  o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

           In order to approve a person's account for transactions in penny stocks, the broker or dealer must

                  o obtain financial information and investment experience objectives of the person; and

                  o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

           The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

                  o sets forth the basis on which the broker or dealer made the suitability determination; and

                  o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

           Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

           The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

           The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name                               Total Shares     Total         Shares of    Beneficial      Percentage    Beneficial   Percentage
                                   of Common        Percentage    Common       Ownership       of Common     Ownership    of Common
                                   Stock            of Common     Stock        Before the      Stock Owned   After the    Stock
                                   (Includes        Stock,        Included     Offering        Before        Offering     Owned
                                   Shares           Assuming      in                           Offering (a)  (c)          After
                                   Issuable Upon    Full          Prospectus                                              Offering
                                   Conversion of    Conversion                                                            (c)
                                   Debentures and   and
                                   Warrants)        Exercise (a)

Platinum Partners Global           4,600,000 (d)    13.0%         Up to        1,258,815 (b)   4.9% (b)          --           --
  Macro Fund LP (e)                                               4,600,000
152 West 57th Street                                              shares
New York, NY 10019

Gary Barnett                       766,667 (d)      2.2%          Up to        766,667 (b)     3.1% (b)          --           --
225 West 86th St.                                                 766,667
New York, NY 10024                                                shares

Millstone Brands Inc. (f)          766,667 (d)      2.2%          Up to        766,667 (b)     3.1% (b)          --           --
1735 Jersey Ave                                                   766,667
North Brunswick, NJ 08902                                         shares

Dan Brecher                        3,066,666 (d)    8.7%          Up to        1,258,815 (b)   4.9% (b)          --           --
99 Park Avenue                                                    3,066,666
New York, NY 10016                                                shares

Jack Kuessous                      973,333          2.8%          Up to        973,333         3.9%              --           --
1865 Ocean Parkway                                                973,333
Brooklyn N.Y. 11223                                               shares

Vintage Filings, LLC (g)(h)        300,000          0.8%          Up to        300,000         1.2%              --           --
150 West 46th Street                                              300,000
New York, NY 10036                                                shares

Shai Stern (g)(h)                  266,667          0.8%          Up to        266,667         1.1%              --           --
43 Maple Ave                                                      266,667
Cedarhurst, NY 11516                                              shares

Kenneth Grief                      800,000          2.3%          Up to        800,000         3.2%              --           --
240 Maple Street                                                  800,000
Englewood, NJ 07631                                               shares

Wayne Saker                        160,000          0.5%          Up to        160,000         0.7%              --           --
55 Shaw Rd.                                                       160,000
Chestnut Hill, MA 02467                                           shares

Gilad Ottensoser (i)(m)            200,000          0.2%          Up to        200,000         0.8%              --           --
285 Robin Road                                                    200,000
Englewood, NJ 07631                                               shares

Samuel F. Ottensoser (i)(m)        96,000           0.2%          Up to        96,000          0.4%              --           --
349 Edward Ave                                                    96,000
Woodmere, NY 11598                                                shares

Boro Durakovic                     80,000           0.2%          Up to        80,000          0.3%              --           --
31 Rue De Contamines                                              80,000
Geneva, Switzerland CH 01206                                      shares

JG Products, Inc. (j)              80,000           0.2%          Up to        80,000          0.3%              --           --
343 New Road, Suite 7                                             80,000
Parsipppanny, NJ 07054                                            shares

Gerald Griffin                     80,000           0.2%          Up to        80,000          0.3%              --           --
7452 South Broadway                                               80,000
Red Hook, NY 12571                                                shares

Al Lehmkuhl                        80,000           0.2%          Up to        80,000          0.3%              --           --
102 Larkspur Terrace                                              80,000
Bellevue, OH 44811                                                shares

Kevin Bostenero                    80,000           0.2%          Up to        80,000          0.3%              --           --
14648 Woodhue Lane                                                80,000
Poway, CA 92064                                                   shares

Eisenberger Investments (k)        32,000           0.1%          Up to        32,000          0.1%              --           --
1550  54th St.                                                    32,000
Brooklyn, NY 11219                                                shares

David Herzog                       48,000           0.1%          Up to        48,000          0.2%              --           --
1550  54th St.                                                    48,000
Brooklyn, NY 11219                                                shares

Legend Merchant Group Inc. (l)(m)  24,000           0.5%          Up to        24,000          0.1%              --           --
30 Broad St., 38th Floor                                          24,000
New York, NY 10004                                                shares

(a) Assumes 24,431,288 shares outstanding prior to offering, and assumes 35,347,955 shares to be outstanding after conversion of debentures and exercise of warrants held by all the selling stockholders.

(b) With respect to the selling stockholder, represents the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to their 4.9% limitation.

(c)        Assumes that all securities registered will be sold.

(d) Includes shares underlying penalty payments on the debentures (at a rate of 100,000 shares for each principal amount of $125,000 convertible debentures), that may be issued in that event that we do not seek or obtain effectiveness of this registration statement within four months of January 5, 2004.

(e) Mark Nordlicht is the general partner with voting and investment control of Platinum Partners Macro Global Fund LP. (f) Uri Evan is the individual with voting and investment control of Millstone Brands Inc. (g) The principals of Vintage Filings with voting and investment control are: Shai Stern and Seth Farbman.

(h) Shai Stern is Co-Chairman and Chief Executive Officer of Vintage Filings, LLC. Accordingly, he may be deemed a beneficial owner of securities interests held by Vintage Filings. He participates in the voting and investment control of the shares held by Vintage Filings. For purposes of the table, his reported ownership interests are reported separately from those of Vintage Filings.

(i) Affiliated with Legend Merchant Group, Inc. For purposes of the table, his reported ownership interests are reported separately from those of Legend Merchant Group, Inc.

(j) James C. Wiley is the individual with voting and investment control of JG Products Inc.

(k) Stuart Eisenberger is the individual with voting and investment control of Eisenberger Investments.

(l) The principals of Legend Merchant Group, Inc. with voting and investment control are David Unsworth and John Shaw.

(m) Gives effect to allocation by Legend Merchant Group of 120,000 warrants to Gilad Ottensoser, and 16,000 warrants to Samuel F. Ottensoser.

           The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders have the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

           Additional information concerning the shares of common stock included in this prospectus and the securities held by the selling stockholders are set forth in the section entitled "DESCRIPTION OF SECURITIES--SECURITIES INCLUDED IN PROSPECTUS."


                                  LEGAL MATTERS

           Law Offices of Dan Brecher, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby. Dan Brecher, the sole principal of the law firm, purchased through a private placement of our securities at the private placement offering price 8% convertible debentures in the principal amount of $500,000 and 1,000,000 warrants to purchase shares of our common stock, the underlying shares of common stock of which are included in this prospectus. He is a selling stockholder of 3,066,666 shares pursuant to this prospectus.

                                     EXPERTS

           Goodband viner taylor, Chartered Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2002 and 2003, and for the year and period then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

                              AVAILABLE INFORMATION

           We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Peak Entertainment Holdings, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

           We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


PEAK ENTERTAINMENT HOLDINGS, INC

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003


CONTENTS

PAGE:

F-1        Independent auditors' report

F-2        Consolidated balance sheets

F-3        Consolidated statements of operations

F-4        Consolidated statements of comprehensive loss

F-5        Consolidated statements of changes in stockholders' equity (deficit)

F-6        Consolidated statements of cash flows

F-7        Notes to Consolidated financial statements



PEAK ENTERTAINMENT HOLDINGS, INC

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE INTERIM PERIOD ENDED MARCH 31, 2004

CONTENTS

PAGE:

F2-1     Consolidated Balance Sheets

F2-2     Consolidated Statements of Operations

F2-3     Consolidated Statements of Comprehensive Loss

F2-4     Consolidated Statements of Cash Flows

F2-5     Notes to Consolidated Financial Statements

INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS OF PEAK ENTERTAINMENT HOLDINGS, INC

We have audited the accompanying consolidated balance sheets of Peak Entertainment Holdings, Inc as of December 31, 2002 and 2003, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for the years ended December 31, 2002 and December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peak Entertainment Holdings, Inc as of December 31, 2002 and 2003, and the consolidated results of its operations and its cash flows for the years ended December 31, 2002 and December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, cash flow deficits and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GOODBAND VINER TAYLOR
SHEFFIELD, ENGLAND
APRIL 22, 2004

PEAK ENTERTAINMENT HOLDINGS, INC

CONSOLIDATED BALANCE SHEETS
---------------------------


                                                         December 31
                                                 --------------------------
Assets                                               2002           2003
------                                           -----------    -----------
Current Assets

--------------

Cash and cash equivalents                        $     9,870    $   152,339
Accounts receivable                                   63,341         34,620
Inventories                                          238,058        236,007
Other current assets                                      --        588,439
                                                 -----------    -----------
Total current assets                             $   311,269    $ 1,011,405

Deferred professional fees                                --        335,833
Plant and equipment, net                             136,538        198,245
Intangible assets, net of amortization             1,984,159      2,079,716
                                                 -----------    -----------
                                                 $ 2,431,966    $ 3,625,199
                                                 ===========    ===========

Liabilities and Stockholders' Equity/(Deficit)
----------------------------------------------

Current Liabilities

-------------------

Short term borrowings                            $   264,600    $   582,786
Advances from factor                                      --          1,437
Accounts payable                                     578,835      1,209,339
Stockholders' advances account                       894,193        916,634
License fees payable                                 300,000        457,715
Other accrued liabilities                            233,316      1,325,524
                                                 -----------    -----------
Total current liabilities                        $ 2,270,944    $ 4,493,435

Long Term Liabilities

---------------------

License fees payable                               1,200,000      1,078,009
Convertible debentures                                    --        754,774
                                                 -----------    -----------
Total long term liabilities                      $ 1,200,000    $ 1,832,783

Stockholders' Equity (deficit)

------------------------------

Common stock, par value $0.001 -
900,000,000 shares authorized, 19,071,684 and
21,774,212 shares issued and outstanding         $    19,075    $    21,777
Additional paid in capital                           (19,072)     1,650,841
Retained earnings (deficit)                         (967,451)    (3,933,998)
Accumulated comprehensive income/(loss)              (71,530)      (439,639)
                                                 -----------    -----------
Total stockholders' equity (deficit)              (1,038,978)    (2,701,019)
                                                 -----------    -----------
                                                 $ 2,431,966    $ 3,625,199
                                                 ===========    ===========

See accompanying notes to consolidated financial statements.

PEAK ENTERTAINMENT HOLDINGS, INC

CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------


                                                Year ended           Year ended
                                             December 31, 2002   December 31, 2003
                                             -----------------   -----------------
Revenue

  Character related consumer products           $    298,847       $    417,914
  Character licensing arrangements                     7,503             97,082
  Film and television licensing
    arrangements                                          --            500,000
                                                ------------       ------------
Net revenue                                          306,350          1,014,996

Cost of Revenue

   Cost of goods sold                                259,934            725,066
                                                ------------       ------------
Total cost of revenue                                259,934            725,066

Gross profit                                          46,416            289,930

Operating expenses

   Selling, general and administrative             1,056,638          2,614,593
   Depreciation and amortization                      78,660            173,830
                                                ------------       ------------
Total operating expenses                           1,135,298          2,788,423
                                                ------------       ------------

Loss from operations                              (1,088,882)        (2,498,493)

Foreign exchange - gain                              168,545            217,273

Interest expense                                     (18,571)          (685,327)
                                                ------------       ------------
Net loss                                        $   (938,908)      $ (2,966,547)
                                                ============       ============


Basic and diluted net loss per share            $       0.05       $       0.14

Weighted average common shares outstanding        19,071,684         20,562,980
                                                ============       ============

See accompanying notes to consolidated financial statements.

PEAK ENTERTAINMENT HOLDINGS, INC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
---------------------------------------------


                                         Year ended        Year ended
                                     December 31, 2002  December 31, 2003
                                     -----------------  -----------------
Net loss                               $  (938,908)       $(2,966,547)

Cumulative translation adjustment          (71,530)          (368,109)
                                       -----------        -----------
Comprehensive loss                     $(1,010,438)       $(3,334,656)
                                       ===========        ===========

See accompanying notes to consolidated financial statements.

PEAK ENTERTAINMENT HOLDINGS, INC

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------


                                                                                                       Accumulated

                                                                        Additional       Retained        Other
                                                           Common          paid          Earnings     comprehensive
                                           Shares          stock        in capital       deficit       income/(loss)       Total
                                         -----------    -----------    -----------     -----------    --------------   -----------
Balance, December 31, 2001                19,071,684         19,075        (19,072)        (28,543)             --         (28,540)

Net loss                                          --             --             --        (938,908)             --        (938,908)
Cumulative translation adjustment                 --             --             --              --         (71,530)        (71,530)
                                         -----------    -----------    -----------     -----------     -----------     -----------
Balance, December 31, 2002                19,071,684    $    19,075    $   (19,072)    $  (967,451)    $   (71,530)    $(1,038,978)
                                         ===========    ===========    ===========     ===========     ===========     ===========

Recapitalisation in connection
   with the acquisition of
   Palladium Communications                2,119,195          2,119       (210,619)             --              --        (208,500)
Issuance of convertible debentures                --             --        785,000              --              --         785,000
Issuance of warrants in exchange
  for future consulting services                  --             --        684,120              --              --         684,120
Issuance of common stock and warrants
  in exchange for cancellation of
  short-term debt                            583,333            583        411,412              --              --         411,995
Net loss                                          --             --             --      (2,966,547)             --      (2,966,547)
Cumulative translation adjustment                 --             --             --              --        (368,109)       (368,109)
                                         -----------    -----------    -----------     -----------     -----------     -----------
Balance, December 31, 2003                21,774,212    $    21,777    $ 1,650,841     $(3,933,998)    $  (439,639)    $(2,701,019)
                                         ===========    ===========    ===========     ===========     ===========     ===========

See accompanying notes to consolidated financial statements.

PEAK ENTERTAINMENT HOLDINGS, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------


                                                               Year ended        Year ended
                                                           December 31, 2002  December 31, 2003
                                                           -----------------  -----------------
Cash flows from operating activities:

Net loss                                                      $  (938,908)    $(2,966,547)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation                                                        3,445          14,460
Amortization of intangible assets                                  75,429         159,370
Foreign exchange gain                                            (168,545)       (217,273)
Amortization of discount on debentures                                 --         546,274
Non-cash common stock expenses                                         --         506,287

Changes in working capital:

Accounts receivable                                               (63,341)         35,351
Inventories                                                      (238,058)         26,982
Other current assets                                                  428        (434,445)
Accounts payable and other accrued liabilities                    804,626       1,669,647
                                                              -----------     -----------
Net cash used in operating activities                            (524,924)       (659,894)
                                                              ===========     ===========

Cash flows from investing activities:

Purchase of plant and equipment                                   (45,801)        (63,676)
Acquisitions (net of cash acquired)                              (201,391)             --
Purchase of intangibles                                          (283,834)        (47,132)
Proceeds from sale of plant and equipment                              --           1,807
                                                              -----------     -----------
Net cash used in investing activities                            (531,026)       (109,001)
                                                              ===========     ===========

Cash flows from financing activities:

Short term borrowings, net                                        264,600         237,120
Stockholders advances account                                     870,048         (71,206)
Advances from factor                                                   --           1,437
Convertible debentures                                                 --         785,000
                                                              -----------     -----------
Net cash provided from financing activities                     1,134,648         952,351
                                                              ===========     ===========

Cumulative translation adjustment                                 (68,828)        (40,987)
                                                              ===========     ===========

Increase in cash and cash equivalents                               9,870         142,469
Cash and cash equivalents, beginning of year                           --           9,870
                                                              -----------     -----------
Cash and cash equivalents, end of year                        $     9,870     $   152,339
                                                              ===========     ===========

Supplemental disclosure of cash flow information

Interest paid                                                 $        69     $    24,533
                                                              ===========     ===========

Disclosure of non-cash investing and financing activities:

Purchase of licenses through issuance
  of long term liabilities                                    $ 1,500,000     $    17,785
                                                              ===========     ===========
Reverse acquisition                                                    --         208,500
                                                              ===========     ===========
Issuance of stock for debt                                             --         332,500
                                                              ===========     ===========

See accompanying notes to consolidated financial statements.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


1     DESCRIPTION OF BUSINESS AND FUTURE PROSPECTS

      Peak Entertainment Holdings, Inc ("the Company"), formerly Peak Entertainment Limited was formed on November 20, 2001 and is an integrated media group focused on children. Its activities include the production of television entertainment, character licensing and consumer products development, including toy and gift manufacturing and distribution. Integration enables Peak Entertainment Holdings, Inc to take a property from concept to consumer in-house, controlling and coordinating broadcast, promotions and product launches (toys, apparel, video games, etc.). The company operates in one business segment, media.

      The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As explained below, the Company has sustained recurring operating losses, cash flow deficits and has a net capital deficiency as of December 31, 2003. On April 22, 2003, the Company completed a reverse acquisition with a public shell and has become a public company with access to the US capital markets. Immediately following the reverse acquisition, the Company entered into an agreement for the issuance of up to $785,000 in convertible debentures and warrants to purchase 1,570,000 shares of the company's common stock.

      The Company has developed a business plan to increase revenue by capitalizing on its integrated media products. However, the Company must obtain funds from outside sources in fiscal 2004 to provide needed liquidity and successfully implement its business plan. Presently, the Company has no firm commitments from outside sources to provide these funds. These factors raise substantial doubt about the Company's ability to continue in existence. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty. While the Company is optimistic that it can execute its business plan, there can be no assurance that;

      A increased sales necessary to obtain profitability will materialize, and

      B the Company will be able to raise sufficient cash to fund the additional working capital requirements.

2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (A)   Principals of Consolidation and Combination

            The accompanying consolidated financial statements include the accounts of Peak Entertainment Limited, Peak Entertainment Holdings LLC, Jusco Toys Ltd, Jusco UK Ltd, Wembley Sportsmaster Ltd and Cameo Collectables Ltd after elimination of inter-company transactions and balances. Peak Entertainment Limited, Peak Entertainment Holdings LLC, Jusco Toys Ltd, Jusco UK Ltd, Cameo Collectables Ltd and Wembley Sportsmaster Ltd are wholly-owned subsidiaries of Peak Entertainment Holdings, Inc.

            Cameo Collectables Ltd was formed on August 20, 2002 and was owned by Wilfred and Paula Shorrocks until February 7, 2003 when Peak Entertainment Holdings Inc acquired the whole of the share capital of Cameo Collectables Ltd.

            Prior to February 7, 2003 the financial statements of Cameo Collectable Ltd were combined with Peak Entertainments Holdings, Inc as both entities were under common control.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (B)   Basis of Preparation

            The financial statements have been prepared on a going concern basis, the validity of which depends upon future funding being available. The validity of the going concern concept is also dependent upon the continued support of the directors.

            Should such support be withdrawn and funding not made available, the company may be unable to as a going concern. Adjustments would have to be made to reduce the value of assets to their recoverable amount to provide for any further liabilities which might arise and to reclassify fixed assets as current assets.

      (C)   Risks and Uncertainties

            The entertainment/media industry is highly competitive. The Company competes with many companies, including larger, well capitalized companies that have significantly greater financial and other resources. The Company's success is dependent upon the appeal of its entertainment products. Consumer preferences with respect to entertainment products are continuously changing and are difficult to predict. Therefore, the Company's success will depend on its ability to redesign, restyle and extend the useful life of products and to develop, introduce and gain customer acceptance of new entertainment products. The Company's ability, or inability, to manage these risk factors could influence future financial and operating results.

      (D)   Revenue Recognition

            The Company generates revenues from three distinct sources; the license fees generated from the production of television entertainment, character licensing and sales of character related consumer products. Revenues from the production of television entertainment is recognized in accordance with Statement of Position 00-2 "Accounting by Producers or Distributors of Film". Under this guidance, the Company recognizes revenue from the sale of television entertainment when all of the following conditions are met:

            A Persuasive evidence of a sale or licensing arrangement with a customer exists,

            B The television episode is complete and in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery,

            C The license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale, and

            D     The arrangement fee is fixed or determinable.

            Revenue from character licensing arrangements is recognized over the life of the agreement. Revenue from the sale of character related consumer products is recognized at the time of shipment when title of the products passes to the customer. Amounts received in advance are recorded as unearned revenue until the earnings process is complete.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (E)   Intangible assets and amortization

            Intangible assets are stated at cost less accumulated amortization and any provision for impairment. Amortization is provided on intangible fixed assets over their expected useful lives as follows:

            Trade marks                       -         10 years
            Website development costs         -          3 years

            Licensing rights are amortised on a straight line basis over the term of the agreement, which range from 3 years - 20 years.

            Web Site Development Costs

            In March 2000, EITF No. 00-02, Accounting for Website Development Costs, was issued which addresses how an entity should account for costs incurred related to website development. EITF 00-02 distinguishes between those costs incurred during the development, application and infrastructure development stage and those costs incurred during the operating stage. The Company expenses all costs incurred during the development and operating stages. The Company evaluates costs incurred during the applications and infrastructure development stage using the guidance in Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use".

      (F)   Plant and equipment

            Plant  and  equipment  are  stated  at  cost,   net  of  accumulated
            depreciation. Depreciation is provided on plant and equipment over their expected useful lives as follows:

            Fixtures & fittings               -         10 years
            Moulds and tooling                -          5 years
            Computer equipment & software     -          4 years

            Costs associated with the repair and maintenance of plant and equipment are expensed as incurred.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (G)   Film and television costs

            The Company capitalizes the costs of developing film and television projects in accordance with Statement of Position 00-2 "Accounting by Producers or Distributors of Film". These costs will be amortized using the individual-film-forecast-computation method, which amortizes costs in the same ratio that current period actual revenue bears to estimated remaining unrecognized ultimate revenue at the beginning of the current fiscal year. The Company has recorded no amortization to date as revenue has yet to be recognized.

      (H)   Asset Impairment

            The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

      (I)   Cash Equivalents

            For purposes of the statements of cash flows, all temporary investments purchased with a maturity of three months or less are considered to be cash equivalents. The Company maintains bank accounts in the United States of America, United Kingdom and Hong Kong. The balances held in these accounts are $64,187, (pound)50,244, and HK $1,998 respectively.

      (J)   Inventories

            Inventory is valued at the lower of cost or market, with cost being determined on the first-in, first-out basis. The Company reviews the book value of slow-moving items, discounted product lines and individual products to determine if these items are properly valued. The Company identifies these items and assesses the ability to dispose of them at a price greater than cost. If it is determined that cost is less than market value, then cost is used for inventory valuation. If market value is less than cost, then the Company establishes a reserve for the amount required to value the inventory at the market value. It the Company is not able to achieve its expectations of the net realizable value of the inventory at its current value, the Company adjusts its reserve accordingly. Inventory is comprised entirely of finished goods.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (K)   Advertising costs

            Advertising costs, included in selling, general and administrative expenses, are expensed as incurred and were $3,827 and $46,286 for the years ended December 31, 2002 and December 31, 2003, respectively.

      (L)   Foreign currencies

            The Company uses the British Pound as its functional currency. Transactions denominated in foreign currencies are translated at the year-end rate with any differences recorded as foreign currency transaction gains and losses and are included in the determination of net income or loss. The Company has translated the financial statements into US Dollars. Accordingly, assets and liabilities are translated using the exchange rate in effect at the balance sheet date, while income and expenses are translated using average rates. Translation adjustments are reported as a separate component of stockholders' equity (deficit).

      (M)   Income taxes

            Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards No 109 "Accounting for Income Taxes" ("SFAS 109"). In accordance with SFAS No 109, deferred tax assets are recognised for deductible temporary differences and operating loss carry forwards, and deferred tax liabilities are recognised for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

      (N)   Use of Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from such estimates.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (O)   Earnings Per Share

            Earnings per share is based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity.

            For the purposes of calculating earnings per share, the Company has retroactively restated its outstanding common stock based upon the stock split declared on April 22, 2003.

            Basic and diluted earnings per share are the same during 2002 and 2003 as the impact of dilutive securities is antidilutive. There are 3,355,000 warrants to purchase shares of the Company's common stock outstanding as of December 31, 2003.

      (P)   Warrants

            The Company issues warrants to purchase shares of its common stock in exchange for services and in combination with the sale of convertible debentures. The Company accounts for warrants issued in exchange for services in accordance with EITF 96-18 "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The Company records expense based on the fair value of the equity instruments. The Company measures the fair value of the equity instruments using the stock price and other measurement assumptions as of the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete.

            The Company accounts for warrants issued in combination with convertible debentures in accordance with the provisions of EITF 00-27 "Application of EITF 98-5 to Certain Convertible Instruments". Under the provisions of EITF 00-27, the Company allocates the total proceeds received between the convertible debentures and the warrants based on their relative fair value at the date of issuance.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003


2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (Q)   Recent Accounting Pronouncements

            In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," SFAS No 150 clarifies the definition of a liability as currently defined in FASB Concepts Statement No. 6, "Elements of Financial Statements," as well as other planned revisions. This statement requires a financial instrument that embodies an obligation of an issuer to be classified as a liability. In addition, the statement establishes standards for the initial and subsequent measurement of these financial instruments and disclosure requirements. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and for all other matters, is effective at the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on the Company's financial position or results of operations.

            In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", SFAS No 149 amends SFAS No. 133 for decisions made by the FASB's Derivatives Implementation Group other FASB projects dealing with financial instruments, and in response to implementation issues raised in relation to the application of the definition of a derivative. This statement is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designed after June 30, 2003. The adoption of SFAS 149 did not have material effect on the Company's financial position or results of operations.

            In January 2003, the FASB issued Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities" and in December 2003, a revised interpretation was issued (FIN No. 46, as revised). In general, a variable interest entity ("VIE") is a corporation, partnership, trust, or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities FIN 46, As revised, requires a VIE to be consolidated by a company if that company is designated as the primary beneficiary. The interpretation applies to VIEs created after January 31, 2003, and for all financial statements issued after December 15, 2003 for VIEs in which an enterprise held a variable interest that it acquired before February 1, 2003. The adoption of FIN 46, as revised, did not have a material effect on the Company's financial position or results of operations.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (Q)   Recent Accounting Pronouncements (continued)

            In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transaction and Disclosure". This statements amends SFAS No 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensations. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure requirements in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the disclosure provisions of this standard.

            In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a material effect on the Company's financial position or results of operations.

3     ACQUISITION

      On April 19, 2002, the Company acquired the assets of Jusco Toys Ltd for $111,993 from the administrators of Just Group plc, in order to obtain the tooling and moulds owned by Jusco Toys Ltd. Jusco Toys Ltd is registered in Hong Kong.

      The acquisition of Jusco Toys Ltd has been accounted for in accordance with SFAS 141. The cost of the acquisition was allocated to the assets acquired based on estimates of their respective fair values at the date of acquisition.

      The following summarises the final purchase price allocation of the assets acquired at the date of acquisition.

      Cash                                                            $  17,811
      Moulds and toolings                                                91,980
      Fixtures and fittings                                               2,202
                                                                      ---------
      Cash purchase price                                             $ 111,993
                                                                      =========

      The Company's combined results of operations have incorporated Jusco Toys Ltd's activity on a combined basis from April 19, 2002, the date of acquisition.

      On April 19, 2002 the Company acquired the assets of Wembley Sportsmaster Ltd for $107,209 from the administrators of Just Group plc in order to obtain the trademarks owned by Wembley Sportsmaster Ltd.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


3     ACQUISITION (CONTINUED)

      The acquisition of Wembley Sportsmaster Ltd has been accounted for in accordance with SFAS 141. The cost of the acquisition was allocated to the assets acquired based on estimates of their respective fair values at the date of acquisition.

      The following summarises the final purchase price allocation of the assets acquired at the date of acquisition.


      Trademarks                                                       $107,209
                                                                       --------
      Cash purchase price                                              $107,209
                                                                       ========

      The Company's combined results of operations have incorporated Wembley Sportsmaster Ltd activity on a combined basis form April 19, 2002, the date of acquisition.

4     PLANT AND EQUIPMENT

      Plant and equipment comprise the following:

                                                               2002        2003

      Fixtures and fittings                                $ 25,380    $135,966
      Moulds and tooling                                     95,654     105,674
      Computer equipment & software                          18,949      41,405
                                                           --------    --------
                                                            139,983     283,045

      Accumulated depreciation                                3,445      84,800
                                                           --------    --------
                                                            136,538     198,245

                                                           ========    ========

      The Company is not currently using or depreciating the moulds and tooling acquired from the acquisition of Jusco Toys Ltd, due to an enquiry from the Hong Kong Inland Revenue Department. These moulds and tooling will be utilized once the enquiry has been settled and management believes that no impairment has occurred. This enquiry has been determined in March 2004 at a cost to the Company of $9,235. The Company can now utilize the moulds and tooling. The Company owns other moulds and tooling included above that has a cost of $13,670, which it is currently using and hence depreciating.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------

5     INTANGIBLE ASSETS

      Intangible assets comprise the following at December 31, 2002.


                                                            Accumulated
                                             Cost           amortization           Total
      Licenses                           $1,780,607          $   69,511          $1,711,096
      Trademarks                            114,182               2,946             111,236
      Film and television costs             111,316                  --             111,316
      Website costs                          53,483               2,972              50,511
                                         ----------          ----------          ----------
                                         $2,059,588          $   75,429          $1,984,159
                                         ==========          ==========          ==========

      Intangible assets comprise the following at December 31, 2003.


                                                            Accumulated
                                             Cost           amortization           Total
      Licenses                           $1,984,870          $  213,982          $1,770,888
      Trademarks                            126,138               4,025             122,113
      Film and television costs             170,338                  --             170,338
      Website costs                          23,014               6,637              16,377
                                         ----------          ----------          ----------
                                         $2,304,360          $  224,644          $2,079,716
                                         ==========          ==========          ==========

      As of December 31, 2003, the estimated aggregate amortization expense, based on current levels of intangible assets for the succeeding five years is as follows:


                                                     $
      December 31, 2004                             157,484
      December 31, 2005                             185,425
      December 31, 2006                             149,143
      December 31, 2007                             141,473
      December 31, 2008                             141,473

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


6     INCOME TAXES

      The components of the deferred tax balances at December 31, 2002 and 2003 are as follows. 2002 2003

      Deferred tax assets - non - current
      Loss carry forwards                                  $ 263,208  $ 728,959
                                                           ---------  ---------
      Total deferred tax assets                              263,208    728,959
                                                           ---------  ---------
      Deferred tax liabilities - current
      Depreciation and amortization not currently
       deductible for tax purposes                            23,014     19,401
                                                           ---------  ---------
      Total deferred tax liabilities                          23,014     19,401
                                                           ---------  ---------
      Net deferred tax asset  before valuation allowance     240,194    709,558
      Valuation allowance                                   (240,194)  (709,558)
                                                           ---------  ---------
      Net deferred tax asset                               $      --  $      --
                                                           =========  =========


      The Company's effective tax rate of 0% differs from the statutory rate of 30% due to the fact that the Company, at this point in time, considers it more likely than not that the deferred tax asset related to net operating loss carryforwards will not be recognized. Accordingly, deferred tax assets at December 31, 2002 and 2003 have been reduced by a valuation allowance relating to the tax benefits attributable to net operating losses. Operating losses can be carried forward indefinitely in the United Kingdom. At December 31, 2003 the net operating loss carry forwards total $2,429,862.

      It has been assumed that any losses will be utilised against the first available profits at a tax rate of 30% but a tax rate of 19% may be used, if the small Company rate of tax is utilised.

7     SHORT TERM BORROWINGS

      On July 10, 2002, the Company borrowed $240,000 from an individual lender. The debt bears interest at 20% per year. The debt and all accrued interest was originally due on January 10, 2003. The debt has not been repaid and is due upon demand. Accordingly, the debt and all accrued interest totalling $332,786 is included in short term borrowings. The debt is collateralized by certain inventory of the company's subsidiary, Jusco UK Ltd.

      In November 2003, the company borrowed $250,000 from an individual lender. There are no terms for repayment and no interest has been charged to the company during the year. The company intends to convert this debt into shares of common stock during 2004.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


8     ADVANCES FROM FACTOR

      On January 13, 2003 the Company entered into an invoice factoring agreement with IFT London Ltd ("IFT"). Under the agreement, the Company specifically identifies receivables that it wants to receive advances on and submits them to IFT. Once IFT approves the receivables that are submitted, the Company receives 70% of the invoice amount. Customers are then instructed to pay IFT directly. When the customer pays the entire outstanding balance to IFT, the Company receives the remaining 30% of the invoice amount, less a financing charge equal to 8% of the total invoice amount. The Company no longer factors receivables through this agreement.

      On October 2, 2003 Cameo Collectables Limited entered into an invoice factoring agreement with Arbuthnot Commercial Finance Ltd ("ACF"). Under the agreement, the Company identifies receivables that it wants to factor and submits them to ACF. Once ACF approves the receivables that are submitted it purchases the receivables with recourse and invoices the customers direct. ACF pays 100% of the invoice amount to a current account on the collection date. Customers pay ACF directly.

      ACF's financing charge of 1.75% of the total invoice amount is debited to the current account. The Company is entitled to withdraw any credit balance on the current account representing cleared funds.

      The Company accounts for this arrangement in accordance with Statement of Financial Accounting Standard No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under the agreement any invoice not paid 6 months after the date on which it was due to be paid can be re-sold back to the Company. Accordingly, the Company records the advances received as a liability until the customer invoice is paid in full. In addition, the Company recognizes the interest charge in full at the time the initial advance is received. The assets of Cameo Collectables Limited are pledged as security to Arbuthnot Commercial Finance Limited.

9     CONVERTIBLE DEBENTURE

      Convertible debentures are comprised of the following as at December 31, 2003:

                                                                      $
      12% convertible debentures issued in April 2003                   785,000
      Unamortized debt discount                                        (238,726)
                                                                      ---------
                                                                        546,274

      Assumption of debentures on reverse acquisition of Palladium      208,500
                                                                      ---------
      Balance at December 31, 2003                                      754,774
                                                                      =========

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


10    COMMITMENTS

      The Company leases buildings under non-cancellable operating leases. Future minimum lease payments under those leases are as follows at December 31, 2003.

      Year ending December 31, 2004   $  --
                                      =====

      Rent expense for all operating leases charged against earnings amounted to $90,470 in 2002 and $69,028 in 2003.

11    TRANSACTIONS WITH RELATED PARTIES

      The relationship between the Company and its related parties are:

      Wilfred and Paula Shorrocks are deemed to be related parties as they are directors of the following companies: Peak Entertainment Limited, Jusco UK Ltd, Jusco Toys Ltd, Wembley Sportsmaster Ltd and Cameo Collectables Ltd. They are directors and shareholders of Peak Entertainment Holdings, Inc.

      Terence Herzog and Michael Schenkein are deemed to be related parties as they are principals of Agora Capital Partners Inc, a management consulting company. They are directors of Peak Entertainment Holdings Inc. Terence Herzog is a shareholder of Peak Entertainment Holdings Inc.

      During the years ended December 31, 2002 and December 31, 2003 the Company had the following transactions with its related parties:

      a)    Wilfred and Paula Shorrocks

            i)    Movements on stockholders' advances account


                  Balance due by the Company at December 31, 2001     $  21,761
                  Advances received                                     950,625
                  Cash repayments                                       (78,193)
                                                                      ---------
                  Balance due by the Company December 31, 2002        $ 894,193
                  Cash repayments                                       (71,206)
                  Foreign exchange loss                                  93,647
                                                                      ---------
                  Balance due by the Company December 31, 2003        $ 916,634
                                                                      =========

                  No interest has been charged to the Company during the period.

                  On March 24, 2004 the company signed a promissory note which established a repayment schedule for the amounts advanced by the stockholders. The amount advanced is to be repaid in instalments of $25,000 and $100,000 until January 31, 2008 when any balance is to be repaid in full.

                  Interest will accrue commencing July 1, 2005 on any unpaid balance, at 8% per annum.

                  The promissory note provides for earlier repayment of any unpaid balance subject to various future financial results of the Company.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


11    TRANSACTIONS WITH RELATED PARTIES (CONTINUED)

            ii)   License agreements

                  On April 30, 2002 the Company entered into a license agreement with Wilfred and Paula Shorrocks whereby the Company acquired the exclusive rights to apply various intellectual properties to the manufacture, distribution and sale of products on a worldwide basis. Under the terms of the agreement the Company has undertaken to pay to Wilfred and Paula Shorrocks a guaranteed minimum royalties amount of US $1,000,000, with the agreement treated for accounting purposes as due to expire on December 31, 2023. On April 14, 2004, the company entered into an amendment of the license agreement which established a minimum quarterly royalty payment of $12,500 beginning September 30, 2004. This liability is included in licence fees payable and the related asset is included in intangible assets.

                  On February 25, 2002, the Company entered into a license agreement for rights to In My Pocket from Morrison Entertainment Group, Inc., in which Wilfred and Paula Shorrocks, were also parties. Pursuant to the agreement, Wilfred and Paula Shorrocks are individually entitled to a certain percentage of the revenues. The Company is entitled to 10% of the revenues from the United States, 35% of the revenues from the United Kingdom, and 40% of the revenues from other territories. Morrison Entertainment Group is entitled to 60% of the revenues from the United States, 32.5% of the revenues from the United Kingdom, and 30% of the revenues from other territories. The Shorrocks are entitled to 30% of the revenues from the United States, 32.5% of the revenues from the United Kingdom, and 32.5% of the revenues from other territories. The revenue allocation refers to revenues from character and merchandise licensing and sales activities, and the allocation is to be adjusted for entertainment production financing terms.

      b)    Terence Herzog and Michael Schenkein

            i)    Consulting Services

                  From March 2003 through March 2004, Agora Capital Partners Inc, through Terence Herzog and Michael Schenkein, has provided management consulting services to the Company. The Company paid aggregate fees of $46,000 for such consulting services in 2003.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


12    REVERSE ACQUISITION

      On April 22, 2003, Palladium Communications, Inc. ("Palladium") (a US public company) issued 19,071,684 shares of its common stock for all of the outstanding common stock of Peak Entertainment Holdings, Inc. Immediately prior to the transaction, Peak Entertainment Holdings, Inc authorized a stock split so that the outstanding shares of common stock were increased from 2 to 19,071,684. Immediately after the transaction, the shareholders of Peak Entertainment Holdings, Inc (Wilf and Paula
      Shorrocks) owned approximately 90% of the outstanding common stock of Palladium. This transaction has been accounted for as a reverse acquisition of a public shell. The accounting for a reverse acquisition with a public shell is considered to be a capital transaction rather than a business combination. That is, the transaction is equivalent to the issuance of common stock by Peak for the net monetary assets of Palladium, accompanied by a recapitalization. Palladium's net deficit has been recorded at carryover basis and no goodwill was generated in the transaction. The net deficit of Palladium, $208,500, at the time of transaction is included in stockholders' equity. The other side of this transaction is to add 208,500 in liabilities related to convertible debentures to the historical financial statements of Peak Entertainment Holdings Inc. The historical financial statements of the "registrant" become those of Peak Entertainment Holdings, Inc. Subsequent to the transaction, Palladium changed its name to Peak Entertainment Holdings, Inc.

13    STOCKHOLDERS' EQUITY

      Immediately following the reverse acquisition, the Company entered into an agreement for the issuance of up to $785,000 in convertible debentures and warrants to purchase 1,570,000 shares of the Company's common stock. The Company received $300,000 at the time of execution of the agreement for the issuance of the debentures and warrants and received the remainder of $250,000 on June 26, 2003 and $235,000 on July 11, 2003.

      The debentures bear interest at 12%, mature one year from the date of issuance and are convertible at the option of the holder at the lower of $1.00 or 50% off the average of the three lowest intra-day trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The warrants are exercisable for five years at $0.31 per share.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


13    STOCKHOLDERS' EQUITY (CONTINUED)

      The Company has recorded these debentures and warrants in accordance with the provisions of EITF 00-27 "Application of Issue 98-5 to Certain Convertible Instruments". Under the provision of EITF 00-27, the Company has allocated the total proceeds received between the convertible debentures and the warrants based on their relative fair value at the date of issuance. The Company then estimated the intrinsic value of the beneficial conversion feature resulting from the ability of the debenture holders to convert at a 50% discount. As a result, the Company has recorded a debt discount of $785,000. The debt discount will be amortized as interest expense over the life of the debentures, which is one year.

      On February 28, 2002, Palladium, the predecessor to Peak Entertainment Holdings, Inc entered into an agreement pursuant to which Palladium issued $208,500 in convertible debentures and issued warrants to purchase 645,000 shares of the Company's common stock exercisable for five years at $0.31 per share. These warrants are still outstanding as of December 31, 2003, and can be exercised to purchase shares of Peak Entertainment Holdings, Inc.

14    WARRANTS

      On July 24, 2003, pursuant to a consulting agreement with POW! Entertainment LLC and Stan Lee, the Company issued to POW warrants, to purchase 750,000 shares of the Company's common stock which are exercisable for five years at $0.35 per share in exchange for consulting services to be provided over a three year term. Warrants to purchase 375,000 shares of common stock vested upon execution of the consulting agreement, and the remaining warrants to purchase 375,000 shares of common stock vest on July 24, 2004. After one year from issuance, POW has the right to demand registration of the shares of common stock underlying the warrant at the Company's expense.

      The warrants have been valued using the Black-Scholes Option Model. The value of the warrants that vest immediately was $390,000 on the date of grant. The value of these warrants has been recorded as deferred professional fees and will be amortized to earnings ratably over the three year service period.

      The value of the warrants that vest on July 24, 2004 are determined at the end of each reporting period. The company records the expense for each quarter based on the value of the warrants at the end of each reporting period. For the year ended December 31, 2003, the Company has recorded total expense of $30,137 related to these warrants.

      On July 15, 2003 pursuant to a consulting agreement with Mr Jack Kuessous, the Company issued to Mr Kuessous warrants to purchase 240,000 shares of the Company's common stock with an exercise price of $1.20 per share in exchange for consulting services over a one year period. The warrants vested immediately upon execution of the consulting agreement. The warrants have been valued using the Black-Scholes Option Model and had a value of $263,983 on the date of grant. The value of these options were initially recorded as a current asset and will be amortised to earnings ratably over the one year service period.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


14    WARRANTS (CONTINUED)

      On December 17, 2003 the exercise price of the warrants held by Mr. Kuessous were changed from $1.20 per share to $0.50 per share. The amount to be expensed over the remaining service period related to the $1.20 warrants will be the remaining unamortized fair value of the $0.50 warrants as of December 17, 2003, plus the amount by which the fair value of the $1.20 warrants valued as of December 17, 2003 is greater than the fair value of the $0.50 warrants immediately before the terms were modified. The Company used the Black-Scholes Option Model and determined that the value of the $0.50 warrants immediately prior to the conversion of the terms was essentially the same as the $1.20 warrants granted on December 17, 2003. Accordingly, the Company will continue to amortize the original value of $263,983 over the one year service period.

      In July 2003, Mr Kuessous advanced the Company $100,000. On December 17, 2003, the company entered into a "Cancellation of Debt in Exchange for Securities Agreement", whereby Mr Kuessous cancelled the $100,000 owed to him by the Company in exchange for 583,333 shares of common stock of the company and 150,000 common stock purchase warrants with an exercise price of $0.50 per share. The warrants vested immediately and are exercisable over a three year period. The warrants have been valued using the Black-Scholes Option Model and had a value of $79,449 at the date of grant and the common stock had a value of $332,500 on the date of issuance. The total value of the common stock and warrants is $411,995 and was compared with the $100,000 carrying value of the advances, and results in an additional expense of $311,995, which is included in selling, general and administrative expenses.

15    SUBSEQUENT EVENTS

      On January 9, 2004, Peak Entertainment Limited entered into an "Agreement for the Provision of Co Production Services" with Cosgrove Hall Films Ltd. for the co-production of 52 episodes of an animated television program for children provisionally entitled "The Wumblers." The Company is providing the intellectual property, format and concept for the television episodes, and Cosgrove Hall Films will supply the production services. The costs of the production of the episodes to be incurred by the Company is projected to be approximately $3,000,000.

      On January 26, 2004 Peak Entertainment Holdings Inc entered into an agreement with POW! Entertainment LLC for the development and exploitation of the property "Tattoo - the Marked Man". The Company has the worldwide distribution and merchandising rights in perpetuity and is to fund the project development in the amount of $250,000. The parties are to share all profits received from the project, after deduction of expenses, and in addition, POW will be entitled any executive producer fees from theatrical and television releases.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


15    SUBSEQUENT EVENTS (CONTINUED)

      On January 5, 2004 the Company completed a "Settlement Agreement and Release" with former holders of 12% convertible debentures. Under the agreement, the Company exchanged $1,000,000 and 1,000,000 shares of unregistered common stock in return for the surrender of an aggregate of $208,500 principal amount of 12% convertible debentures and warrants to purchase 645,000 shares of common stock, issued pursuant to a "Securities Purchase Agreement" dated as of February 28, 2002, and an aggregate of $785,000 principal amount of 12% convertible debenture and warrants to purchase 1,570,000 shares of common stock, issued pursuant to a "Securities Purchase Agreement" dated as of April 22, 2003. The $1,000,000 consisted of $500,000 paid on January 5, 2004 and $500,000 in promissory notes, which was subsequently paid on March 22, 2004. The agreement provides that, after a period of thirteen months from January 2004, all of the 1,000,000 shares of common stock still owned at that time by the former debenture holders may be put to the Company at a price $.75 per share, on an all-or-none basis, for a one month period. The Company also paid for $10,000 of the former debenture holders' legal fees and expenses in connection with the transaction.

      The Company will account for this transaction in accordance with EITF 00-27 "Application of Issue 98-5 to Certain Convertible Instruments". Accordingly, the Company will first allocate the consideration paid based on the fair value of the warrants to be repurchased and the beneficial conversion features as of January 5, 2004. Any remaining consideration will be used to offset the carrying value of the convertible debentures and will result in a gain or loss on the extinguishment of the debt. The Company has determined that the fair value of the warrants to be repurchased and the beneficial conversion features at January 5, 2004 exceed the total consideration to be paid of $1,580,000. Accordingly, the Company will be recording a gain on the extinguishment of the convertible debentures which is limited to their carrying value, which is $754,774.

      On January 5, 2004 the Company entered into "Securities Purchase Agreements" with four accredited investors. Pursuant to the agreements, the Company sold $1,500,000 in 8% convertible debentures due January 5, 2007 and 3,000,000 common stock purchase warrants, exercisable for five years at $0.50 per share. The purchase price totalled $1,500,000, of which $750,000 was paid in cash, and $750,000 by promissory notes. The principal amount of the debentures, plus any accrued and unpaid interest on the debenture, may be converted into shares of common stock at the conversion price of $0.30 per share. The conversion price may be adjusted downward for issuances of securities by the Company at prices below the lower of $0.50 per common share, or fair market value for such securities as determined at the time of issuance. Annual interest payments on the debentures are due on January 7 of each year, commencing with January 7, 2005. At the option of the Company, interest payments may be accrued beyond the annual interest payment date, in which event the debenture holder shall have the option to accrue the interest payment then due for another interest payment period, or cause the Company to issue common stock in exchange for interest. Unless upon 75 days prior written notice, the debenture and warrant holder may not convert the debentures or warrants for shares of common stock to the extent that such conversion would cause it to beneficially own 4.9% or more of our then issued and outstanding common stock. After the tenth consecutive business day in which the common stock trades at $3.00 or greater, the warrants become redeemable at $0.10 per warrant.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


15    SUBSEQUENT EVENTS (CONTINUED)

      The warrants have been valued using the Black-Scholes Option Model at a value of $1,649,901 at the date of grant. A discount of the full amount of the debt will be recorded and amortized over the life of the debt of approximately 3 years. The $750,000 received on January 5, 2004 has been recognized at that date; the remaining $750,000 will be recognized when it is received, on registration of the underlying shares.

      On January 23, 2004, the Company entered into an agreement for services to be provided over twelve months with Vintage Filings, LLC. It issued 300,000 common stock purchase warrants, which vested immediately and are exercisable for three years at $0.50 per share pursuant to the agreement. The warrants have been valued using the Black-Scholes Option Limited Pricing Model and have a value of $224,988 at the date of grant. The value of the warrants will be recorded as additional selling, general and administrative expenses ratably over the twelve month service period.

      On January 29, 2004, the Company entered into a "Securities Purchase Agreement" with Shai Stern. Pursuant to the agreement, it issued $50,000 in 8% convertible debentures due January 29, 2007 and 100,000 common stock purchase warrants. The principal amount of the debentures, plus any accrued and unpaid interest on the debentures, may be converted into shares of common stock at the conversion price of $0.30 per share. Annual interest payments on the debenture are due on January 29 of each year, commencing with January 29, 2005. At the option of the Company interest payments may be accrued beyond the annual interest payment date, in which event the debenture holder shall have the option to accrue the interest payment then due for another interest payment period, or cause the Company to issue common stock in exchange for interest. The warrants are exercisable for three years at a price of $0.50 per share. After the tenth consecutive business day in which the common stock trades at $3.00 or greater, the warrants become redeemable at $0.10 per warrant. The warrants have been valued using the Black-Scholes Option Pricing Model and have a value of $51,997 at the date of grant. The Company will record these debentures and warrants in accordance with the provisions of EITF 00-27 "Application of Issue 98-5 to Certain Convertible Instrument". Under the provisions of EITF 00-27, the Company will allocate the total proceeds received between the convertible debentures and the warrants based on their relative fair value at the date of issuance. The Company will then estimate the intrinsic value of the beneficial conversion feature. The Company has determined that intrinsic value of the beneficial conversion feature exceeds the face value of the debt and accordingly, the Company will record a debt discount of $50,000. The debt discount will be amortized as interest expense over the life of the debentures, which is three years.

      On February 11, 2004 the Company entered into a financial advisor agreement with Ameristar International Capital, Inc. It issued 100,000 shares of common stock as an initial equity fee pursuant to the agreement. These shares had a fair value of $43,000 at the date of grant. The Company will record the value of the common stock as an expense, as there is no continuing benefit.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2003
-----------------------------------------------------------


15    SUBSEQUENT EVENTS (CONTINUED)

      In 2003, the Company entered into an agreement with William Ivers in connection with business consulting services, relating to the preparation of a written business plan rendered by Mr Ivers. In exchange for these services, the Company agreed to pay $19,012 in cash and issue 16,667 shares of common stock at a future date. On February 12, 2004 the Companies issued 16,667 shares of common stock to Mr Ivers at a value of $8,333 at the date of grant. Accordingly, the Company has expensed the value of the shares at December 31, 2003 and recorded a corresponding liability.

      In 2003, the Company entered into an agreement with Lou Schneider in connection with business consulting services, related to establishing potential apparel-related licensing relationships with third parties, rendered by Mr Schneider. In exchange for these services, the company agreed to issue 20,000 shares of common stock at a future date. On February 12, 2004 the company issued 20,000 shares of common stock to Mr Schneider at a value of $10,000 at the date of grant. Accordingly the Company has expensed the value of the shares at December 31, 2003 and recorded a corresponding liability.

      In 2003 the Company entered into an agreement with Rolin Inc to provide financial advisory services in exchange for common stock of the Company. On February 12, 2004, the Company issued an aggregate of 20,409 shares of common stock to Rolin Inc. These shares had a fair value of $10,204 at the date of grant. The Company will record the transaction as professional fees to be expensed in 2004.

      On March 10, 2004, the Company entered into "Securities Purchase Agreements" with eleven accredited investors. Pursuant to the agreements, the Company sold an aggregate of 1,000,000 shares of common stock and 600,000 common stock purchase warrants, exercisable for three years at $0.75 per share, for a total purchase price of $500,000.

      Legend Merchant Group, Inc acted as the placement agent for the above transaction. All of the purchasers were pre-existing customers of Legend Merchant Group. The Company paid Legend a fee of $25,000, and 100,000 common stock purchase warrants exercisable for three years at $.50 per share and 60,000 common stock purchase warrants exercisable for three years at $0.75 per share, for its services. The warrants have been valued using the Black-Scholes Option Pricing Model and have a value of $92,794 at the date of grant. The total fee of $117,744 will be offset against the proceeds of the offering.

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                        December 31,      March 31,
                                                           2003              2004
                                                        -----------      -----------
                                                                          Unaudited
ASSETS

Current Assets
--------------
Cash and cash equivalents                               $   152,339      $    34,795
Accounts receivable                                          34,620           20,810
Inventories                                                 236,007          243,020
Other current assets                                        588,439          957,571
                                                        -----------      -----------
Total current assets                                    $ 1,011,405      $ 1,256,196

Deferred professional fees                                  335,833          303,335
Plant and equipment, net                                    198,245          203,270
Intangible assets, net of amortization                    2,079,716        2,353,408
                                                        -----------      -----------
                                                        $ 3,625,199      $ 4,116,209
                                                        ===========      ===========
LIABILITIES AND  STOCKHOLDERS' EQUITY/(DEFICIT)

Current Liabilities
-------------------

Short term borrowings                                   $   582,786      $   599,110
Advances from factor                                          1,437            1,476
Accounts payable                                          1,209,339        1,696,164
Stockholders' advances account                              916,634          924,857
License fees payable                                        457,715          445,505
Other accrued liabilities                                 1,325,524          909,176
                                                        -----------      -----------
Total current liabilities                               $ 4,493,435      $ 4,576,288

Long Term Liabilities
---------------------

License fees payable                                      1,078,009        1,050,577
Convertible debenture                                       754,774          120,424
                                                        -----------      -----------
Total long term liabilities                             $ 1,832,783      $ 1,171,001

Stockholders' Equity (deficit)
------------------------------

Common stock, par value $0.001 - 900,000,000 shares
 authorized, 23,931,288 and 21,774,212 issued and
 outstanding                                            $    21,777      $    23,933
Additional paid in capital                                1,650,841        2,786,129
Retained earnings (deficit)                              (3,933,998)      (3,959,714)
Other comprehensive income                                 (439,639)        (481,428)
                                                        -----------      -----------
Total stockholders' equity (deficit)                     (2,701,019)      (1,631,080)
                                                        -----------      -----------
                                                        $ 3,625,199      $ 4,116,209
                                                        ===========      ===========


See accompanying notes to consolidated financial statements.

                                      F2-1

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                        Quarter ended March 31,
                                                                    2003                      2004
                                                               ----------------     ----------------
                                                                  Unaudited            Unaudited
Revenue
  Character related consumer products                                 229,255               35,633
  Licensing arrangements                                               28,067               37,544
                                                                   ----------           ----------
Net revenue                                                           257,322               73,177

Cost of Revenue
   Cost of goods sold                                                 150,434               64,700
                                                                   ----------           ----------
Total cost of revenue                                                 150,434               64,700

Gross profit                                                          106,888                8,477

Operating expenses
   Selling, general and administrative                                398,501              755,127
   Depreciation and amortisation                                       38,229               42,132
                                                                   ----------           ----------
Total operating expenses                                              436,730              797,259
                                                                   ----------           ----------

Loss from operations                                                 (329,842)            (788,782)

Gain on settlement of convertible debentures and accrued
  interest                                                                 --              883,033

Foreign exchange gain (loss)                                          (33,207)              44,277

Interest expense                                                      (16,375)            (164,243)
                                                                   ----------           ----------
Net loss                                                           $ (379,424)          $  (25,715)
                                                                   ==========           ==========


Basic and diluted net loss per share                               $     0.02           $     0.01

Weighted average common shares
 outstanding                                                        19,071,684          23,033,988
                                                                   ===========          ==========

See accompanying notes to consolidated financial statements.

                                     F2-2

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                   (UNAUDITED)

                                                 Quarter ended March 31,
                                             2003                  2004
                                        ----------------      ----------------
                                           Unaudited             Unaudited

Net loss                                    $ (379,424)            $ (25,715)

Cumulative translation adjustment               29,434               (41,789)
                                            ----------             ---------
Comprehensive loss                          $ (349,990)            $ (67,504)
                                            ==========             =========


See accompanying notes to consolidated financial statements.


                                     F2-3

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                  Quarter ended March 31,
                                                                                   2003             2004
                                                                                -----------      -----------
Cash flows from operating activities:

Net loss                                                                        $  (379,424)     $   (25,715)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation                                                                          2,400            4,748
Amortization of intangible assets                                                    35,829           37,384
Foreign exchange gain                                                                33,207          (44,277)
Amortization of discount on debentures                                                   --          120,424
Gain on settlement of debentures                                                         --         (883,033)
Non-cash professional and consulting fees                                                --          145,946
Loss on sale of intangibles                                                              --           65,222

Changes in working capital:
Accounts receivable                                                                (121,338)          14,739
Inventories                                                                         (54,414)          33,980
Other current assets                                                                (78,758)        (376,314)
Accounts payable and other accrued liabilities                                      497,574           63,893
                                                                                -----------      -----------
Net cash used in operating activities                                               (64,924)        (843,003)
                                                                                ===========      ===========
Cash flows from investing activities:
Purchase of plant and equipment                                                      (9,909)          (4,456)
Purchase of intangibles                                                             (32,443)        (320,520)
Issue of debentures                                                                      --        2,024,000
Settlement of debentures                                                                 --       (1,000,000)
                                                                                -----------      -----------
Net cash used in investing activities                                               (42,352)         699,024
                                                                                ===========      ===========
Cash flows from financing activities:
Short term borrowings, net                                                           21,721              694
Stockholders' advances account                                                      (11,665)         (16,361)
Advances from factor                                                                 93,227               --
                                                                                -----------      -----------
Net cash provided from financing activities                                         103,283          (15,667)
                                                                                ===========      ===========
Cumulative translation adjustment                                                     6,036           42,102
                                                                                ===========      ===========
(Decrease) in cash and cash equivalents                                               2,043         (117,544)
Cash and cash equivalents, beginning of period                                        9,870          152,339
                                                                                -----------      -----------
Cash and cash equivalents, end of period                                        $    11,913      $    34,795
                                                                                ===========      ===========
Supplemental disclosure of cash flow information

Interest paid                                                                   $        77      $       340
                                                                                ===========      ===========
Purchase of licenses through issuance of long
term liabilities                                                                $    15,749               --
                                                                                ===========      ===========

Issuance of share in settlement of liability                                    $        --      $    18,333
                                                                                ===========      ===========

See accompanying notes to consolidated financial statements.

                                     F2-4

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1             DESCRIPTION OF BUSINESS AND FUTURE PROSPECTS

              Peak Entertainment Holdings, Inc, formerly Peak Entertainment Ltd was formed on November 20, 2001 as an integrated media group focused on children. Its activities include the production of television entertainment, character licensing and consumer products development, including toy and gift manufacturing and distribution. Integration enables Peak Entertainment Holdings, Inc to take a property from concept to consumer, in-house, controlling and coordinating broadcast, promotions and product launches (toys, apparel, video games, etc.) to build market momentum and worldwide brand quality.

              The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As explained below the Company has sustained recurring operating losses and has a net capital deficiency as of March 31, 2004.

              The Company has developed a business plan to increase revenue by capitalizing on its integrated media products. However, the company must obtain funds from outside sources in fiscal 2004 to provide needed liquidity and successfully implement its business plan. Presently, the Company has no firm commitments from outside sources to provide these funds. These factors raise substantial doubt about the Company's ability to continue in existence. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty. While the Company is optimistic that it can execute its revised business plan, there can be no assurance that;

              A Increased sales necessary to obtain profitability will materialize, and

              B The Company will be able to raise sufficient cash to fund the additional working capital requirements.

2             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              (A)      Principals of Consolidation and Combination

                       The accompanying consolidated financial statements include the accounts of Peak Entertainment Limited, Peak Entertainment Holdings LLC, Jusco Toys Ltd, Jusco UK Ltd, Wembley Sportsmaster Ltd and Cameo Collectables Ltd after elimination of inter-company transactions and balances. Peak Entertainment Limited, Peak Entertainment Holdings LLC, Jusco Toys Ltd, Jusco UK Ltd, Cameo Collectables Ltd and Wembley Sportsmaster Ltd are wholly-owned subsidiaries of Peak Entertainment Holdings, Inc.

                       Cameo Collectables Ltd was formed on August 20, 2002 and was owned by Wilfred and Paula Shorrocks until February 7, 2003 when Peak Entertainment Holdings Inc acquired the whole of the share capital of Cameo Collectables Ltd.

                       Prior to February 7, 2003 the financial statements of Cameo Collectable Ltd were combined with Peak Entertainments Holdings, Inc as both entities were under common control.

                                     F2-5

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              (B)      Interim Financial Information

                       In the opinion of management, the interim financial information as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. Results for interim periods are not necessarily indicative of results to be expected for an entire year.

                       The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in the consolidated
                       financial   statements   prepared  in   accordance   with
                       generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the consolidated financial statements, and the notes thereto, included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003.

              (C)      Cash Equivalents

                       For purposes of the statements of cash flows, all temporary investments purchased with a maturity of three months or less are considered to be cash equivalents. The company maintains bank accounts in the United States of America, United Kingdom and Hong Kong. The balances held in these accounts are (pound)825, $30,409 and HK$1,998 respectively.

              (D)      Advertising costs

                       Advertising costs, included in selling, general and administrative expenses, are expensed as incurred and were $313 and $42,496 for the quarters ended March 31, 2003 and 2004, respectively.

              (E)      Earnings Per Share

                       Earnings per share is based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity.

                       For the purposes of calculating earnings per share, the Company has retroactively restated its outstanding common stock based upon the stock split declared on April 22, 2003.

                       Basic and diluted earnings per share are the same during the quarters ended March 31, 2003 and 2004 as the impact of dilutive securities is antidilutive. There are 3,355,000 warrants to purchase shares of the Company's common stock outstanding as of March 31, 2004.

                                     F2-6

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              (F)      Warrants

                       The Company issues warrants to purchase shares of its common stock in exchange for services and in combination with the sale of convertible debentures. The Company accounts for warrants issued in exchange for services in accordance with EITF 96-18 "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The Company records expense based on the fair value of the equity instruments. The Company measures the fair value of the equity instruments using the stock price and other measurement assumptions as of the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete.

                       The Company accounts for warrants issued in combination with convertible debentures in accordance with the provisions of EITF 00-27 "Application of EITF 98-5 to Certain Convertible Instruments". Under the provisions of EITF 00-27, the Company allocates the total proceeds received between the convertible debentures and the warrants based on their relative fair value at the date of issuance.

              (G)      Use of Estimates

                       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from such estimates.

              (H)      Recent Accounting Pronouncements

                       In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," SFAS No 150 clarifies the definition of a liability as currently defined in FASB Concepts Statement No. 6, "Elements of Financial Statements," as well as other planned revisions. This statement requires a financial instrument that embodies an obligation of an issuer to be classified as a liability. In addition, the statement establishes standards for the initial and subsequent measurement of these financial instruments and disclosure requirements. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and for all other matters, is effective at the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on the Company's financial position or results of operations.

                                     F2-7

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              (H)      Recent Accounting Pronouncements (continued)

                       In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", SFAS No 149 amends SFAS No. 133 for decisions made by the FASB's Derivatives Implementation Group other FASB projects dealing with financial instruments, and in response to implementation issues raised in relation to the application of the definition of a derivative. This statement is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designed after June 30, 2003. The adoption of SFAS 149 did not have material effect on the Company's financial position or results of operations.

                       In January 2003, the FASB issued Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities" and in December 2003, a revised interpretation was issued (FIN No. 46, as revised). In general, a variable interest entity ("VIE") is a corporation, partnership, trust, or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities FIN 46, As revised, requires a VIE to be consolidated by a company if that company is designated as the primary beneficiary. The interpretation applies to VIEs created after January 31, 2003, and for all financial statements issued after December 15, 2003 for VIEs in which an enterprise held a variable interest that it acquired before February 1, 2003. The adoption of FIN 46, as revised, did not have a material effect on the Company's financial position or results of operations.

3             SHORT TERM BORROWINGS

              On July 10, 2002, the Company borrowed $240,000 from an individual lender. The debt bears interest at 20% per year. The debt and all accrued interest was originally due on January 10, 2003. The debt has not been repaid and is due upon demand. Accordingly, the debt and all accrued interest totalling $342,412 is included in short term borrowings. The debt is collateralized by certain inventory of the company's subsidiary, Jusco UK Ltd.

              In November 2003, the company borrowed $250,000 from an individual lender. There are no terms for repayment and no interest has been charged to the company during the quarter. On April 28, 2004 the Company entered into an agreement whereby it exchanged the debt of $250,000 for 500,000 shares of common stock. See note 11.

                                      F2-8

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4             CONVERTIBLE DEBENTURES

              Convertible debentures are comprised of the following as at March 31, 2004:

                                                                  $

              Balance at December 31, 2003                          754,774
              Settlement and release agreement                     (754,774)
              Amortized debt discount                               120,424
                                                                  ---------
              Balance at March 31, 2004                             120,424
                                                                  =========

5             COMMITMENTS

              The Company leases buildings under non-cancellable operating leases. Future minimum lease payments under those leases are as follows at March 31, 2003.

              Year ending March 31, 2004                            $    --
                                                                    =======

              Rent expense for all operating leases charged against earnings amounted to $12,029 in the quarter to March 31, 2003 and $14, 681 in the quarter to March 31, 2004.

6             TRANSACTIONS WITH RELATED PARTIES

              The relationship between the Company and its related parties are:

              Wilfred and Paula Shorrocks are deemed to be related parties as they are directors of the following companies: Peak Entertainment Limited, Jusco UK Ltd, Jusco Toys Ltd, Wembley Sportsmaster Ltd and Cameo Collectables Ltd. They are directors and shareholders of Peak Entertainment Holdings, Inc.

              Terence Herzog and Michael Schenkein are deemed to be related parties as they are principals of Agora Capital Partners Inc, a management consulting company. They are directors of Peak Entertainment Holdings Inc. Terence Herzog is a shareholder of Peak Entertainment Holding Inc.

              During the quarter the company had the following transactions with its related parties:

              a)       Wilfred and Paula Shorrocks

                       i)       Movements on stockholders' advances account
                                Balance due by the Company December 31, 2003                                $ 916,634
                                Cash repayments                                                               (16,361)
                                Foreign exchange loss                                                          24,584
                                                                                                            ---------
                                Balance due by the Company at March 31, 2004                                $ 924,857
                                                                                                            =========


                                      F2-9

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6             TRANSACTIONS WITH RELATED PARTIES (CONTINUED)

                       i)       Movements on  stockholders' advances  account
                                (continued)

                                No interest has been charged to the Company during the period.

                                On March 24, 2004 the company signed a promissory note which established a repayment schedule for the amounts advanced by the stockholders. The amount advanced is to be repaid in instalments of $25,000 and $100,000 until January 31, 2008 when any balance is to be repaid in full.

                                Interest will accrue commencing July 1, 2005 on any unpaid balance, at 8% per annum.

                                The promissory note provides for earlier repayment of any unpaid balance subject to various future financial results of the Company.

                       ii)      License agreement

                                On April 30, 2002 the Company entered into a license agreement with Wilfred and Paula Shorrocks whereby the Company acquired the exclusive rights to apply various intellectual properties to the manufacture, distribution and sale of products on a worldwide basis. Under the terms of the agreement the Company has undertaken to pay to Wilfred and Paula Shorrocks a guaranteed minimum royalties amount of US $1,000,000, with the agreement treated for accounting purposes as due to expire on December 31, 2023. On April 14, 2004, the company entered into an amendment of the license agreement which established a minimum quarterly royalty payment of $12,500 beginning September 30, 2004. This liability is included in licence fees payable and the related asset is included in intangible assets.

                                On February 25, 2002 the Company entered into a license agreement for rights to In My Pocket from Morrison Entertainment Group, Inc., in which Wilfred and Paula Shorrocks, were also parties. Pursuant to the agreement, Wilfred and Paula Shorrocks are individually entitled to a certain percentage of the revenues. The Company is entitled to 10% of the revenues from the
                                United States, 35% of the revenues from the United Kingdom, and 40% of the revenues from other territories. Morrison Entertainment Group is entitled to 60% of the revenues from the United States, 32.5% of the revenues from the United Kingdom, and 30% of the revenues from other territories. The Shorrocks are entitled to 30% of the revenues from the United States, 32.5% of the revenues from the United Kingdom, and 32.5% of the revenues from other territories. The revenue allocation refers to revenues from character and merchandise licensing and sales activities, and the allocation is to be adjusted for entertainment production financing terms.

              b)          Terence Herzog and Michael Schenkein

                          i)    Consulting services

                                From March 2003 through March 2004, Agora Capital Partners Inc, through Terence Herzog and Michael Schenkein, has provided management consulting services to the Company. The Company paid aggregate fees of $Nil for such consulting services in the quarter ended March 31, 2004.

                                      F2-10

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7             WARRANTS

              On July 24, 2003, pursuant to a consulting agreement with POW! Entertainment LLC and Stan Lee, the Company issued to POW warrants, to purchase 750,000 shares of the Company's common stock which are exercisable for five years at $0.35 per share in exchange for consulting services to be provided over a three year term. Warrants to purchase 375,000 shares of common stock vested upon execution of the consulting agreement, and the remaining warrants to purchase 375,000 shares of common stock vest on July 24, 2004. After one year from issuance, POW has the right to demand registration of the shares of common stock underlying the warrant at the Company's expense.

              The warrants have been valued using the Black-Scholes Option Model. The value of the warrants that vest immediately was $390,000 on the date of grant. The value of these warrants has been recorded as deferred professional fees and will be amortized to earnings ratably over the three year service period.

              The value of the warrants that vest on July 24, 2004 are determined at the end of each reporting period. The company records the expense for each quarter based on the value of the warrants at the end of each reporting period. For the quarter ended March 31, 2004, the Company has recorded income of $1,623 related to these warrants.

              On July 15, 2003 pursuant to a consulting agreement with Mr Jack Kuessous, the Company issued to Mr Kuessous warrants to purchase 240,000 shares of the Company's common stock with an exercise price of $1.20 per share in exchange for consulting services over a one year period. The warrants vested immediately upon execution of the consulting agreement. The warrants have been valued using the Black-Scholes Option Model and had a value of $263,983 on the date of grant. The value of these options were initially recorded as a current asset and will be amortised to earnings ratably over the one year service period.

              On December 17, 2003 the exercise price of the warrants held by Mr. Kuessous were changed from $1.20 per share to $0.50 per share. The amount to be expensed over the remaining service period related to the $1.20 warrants will be the remaining unamortized fair value of the $0.50 warrants as of December 17, 2003, plus the amount by which the fair value of the $1.20 warrants valued as of December 17, 2003 is greater than the fair value of the $0.50 warrants immediately before the terms were modified. The Company used the Black-Scholes Option Model and determined that the value of the $0.50 warrants immediately prior to the conversion of the terms was essentially the same as the $1.20 warrants granted on December 17, 2003. Accordingly, the Company will continue to amortize the original value of $263,983 over the one year service period.

              In July 2003, Mr Kuessous advanced the Company $100,000. On December 17, 2003, the company entered into a "Cancellation of Debt in Exchange for Securities Agreement", whereby Mr Kuessous cancelled the $100,000 owed to him by the Company in exchange for 583,333 shares of common stock of the company and 150,000 common stock purchase warrants with an exercise price of $0.50 per share. The warrants vested immediately and are exercisable over a three year period. The warrants have been valued using the Black-Scholes Option Model and had a value of $79,449 at the date of grant and the common stock had a value of $332,500 on the date of issuance. The total value of the common stock and warrants is $411,995 and was compared with the $100,000 carrying value of the advances, and resulted in an additional expense of $311,995, which was included in selling, general and administrative expenses in 2003.

                                      F2-11

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7             WARRANTS (CONTINUED)

              On January 5, 2004 the Company completed a "Settlement Agreement and Release" with former holders of 12% convertible debentures. Under the agreement, the Company exchanged $1,000,000 and 1,000,000 shares of unregistered common stock in return for the surrender of an aggregate of $208,500 principal amount of 12% convertible debentures, accrued interest and warrants to purchase 645,000 shares of common stock, issued pursuant to a "Securities Purchase Agreement" dated as of February 28, 2002, and an aggregate of $785,000 principal amount of 12% convertible debentures, accrued interest and warrants to purchase 1,570,000 shares of common stock, issued pursuant to a "Securities Purchase Agreement" dated as of April 22, 2003. The $1,000,000 consisted of $500,000 paid on January 5, 2004 and $500,000 in promissory notes, which was subsequently paid on March 22, 2004. The agreement provides that, after a period of thirteen months from January 2004, all of the 1,000,000 shares of common stock still owned at that time by the former debenture holders may be put to the Company at a price $.75 per share, on an all-or-none basis, for a one month period. The Company also paid for $10,000 of the former debenture holders' legal fees and expenses in connection with the transaction.

              The Company has accounted for this transaction in accordance with EITF 00-27 "Application of Issue 98-5 to Certain Convertible Instruments". Accordingly, the Company has first allocated the consideration paid based on the fair value of the warrants to be repurchased and the beneficial conversion features as of January 5, 2004. Any remaining consideration has been used to offset the carrying value of the convertible debentures and accrued interest and has resulted in a gain on the extinguishment of the debt. The Company has determined that the fair value of the warrants to be repurchased and the beneficial conversion features at January 5, 2004 exceeded the total consideration to be paid of $1,580,000. Accordingly, the Company has recorded a gain on the extinguishment of the convertible debentures and accrued interest which is limited to their carrying value, which is $883,033.

              On January 5, 2004 the Company entered into "Securities Purchase Agreements" with four accredited investors. Pursuant to the agreements, the Company sold $1,500,000 in 8% convertible debentures due January 5, 2007 and 3,000,000 common stock purchase warrants, exercisable for five years at $0.50 per share. The purchase price totalled $1,500,000, of which $750,000 was paid in cash, and $750,000 by promissory notes, which is included in other current assets. The principal amount of the debentures, plus any accrued and unpaid interest on the debentures, may be converted into shares of common stock at the conversion price of $0.30 per share. The conversion price may be adjusted downward for issuances of securities by the Company at prices below the lower of $0.50 per common share, or fair market value for such securities as determined at the time of issuance. Annual interest payments on the debentures are due on January 7 of each year, commencing with January 7, 2005. At the option of the Company, interest payments may be accrued beyond the annual interest payment date, in which event the debenture holder shall have the option to accrue the interest payment then due for another interest payment period, or cause the Company to issue common stock in exchange for interest. Unless upon 75 days prior written notice, the debenture and warrant holder may not convert the debentures or warrants for shares of common stock to the extent that such conversion would cause it to beneficially own 4.9% or more of our then issued and outstanding common stock. After the tenth consecutive business day in which the common stock trades at $3.00 or greater, the warrants become redeemable at $0.10 per warrant.

                                      F2-12

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7             WARRANTS (CONTINUED)

              The warrants have been valued using the Black-Scholes Option Model at a value of $1,649,901 at the date of grant. A discount of the full amount of the debt was recorded and will be amortized over the life of the debt of approximately 3 years. The $750,000 received on January 5, 2004 has been recognized at that date; the remaining $750,000 will be recognized when it is received, on registration of the underlying shares.

              On January 23, 2004, the Company entered into an agreement for services to be provided over twelve months with Vintage Filings, LLC. It issued 300,000 common stock purchase warrants, which vested immediately and are exercisable for three years at $0.50 per share pursuant to the agreement. The warrants have been valued using the Black-Scholes Option Limited Pricing Model and have a value of $224,988 at the date of grant. The value of the warrants will be recorded as additional selling, general and administrative expenses ratably over the twelve month service period.

              On January 29, 2004, the Company entered into a "Securities Purchase Agreement" with Shai Stern. Pursuant to the agreement, it issued $50,000 in 8% convertible debentures due January 29, 2007 and 100,000 common stock purchase warrants. The principal amount of the debentures, plus any accrued and unpaid interest on the debentures, may be converted into shares of common stock at the conversion price of $0.30 per share. Annual interest payments on the debenture are due on January 29 of each year, commencing with January 29, 2005. At the option of the Company interest payments may be accrued beyond the annual interest payment date, in which event the debenture holder shall have the option to accrue the interest payment then due for another interest payment period, or cause the Company to issue common stock in exchange for interest. The warrants are exercisable for three years at a price of $0.50 per share. After the tenth consecutive business day in which the common stock trades at $3.00 or greater, the warrants become redeemable at $0.10 per warrant. The warrants have been valued using the Black-Scholes Option Pricing Model and have a value of $51,997 at the date of grant. The Company has recorded these debentures and warrants in accordance with the provisions of EITF 00-27 "Application of Issue 98-5 to Certain Convertible Instruments". Under the provisions of EITF 00-27, the Company has allocated the total proceeds received between the convertible debentures and the warrants based on their relative fair value at the date of issuance. The Company has then estimated the intrinsic value of the beneficial conversion feature. The Company has determined that the intrinsic value of the beneficial conversion feature exceeds the face value of the debt and accordingly, the Company has recorded a debt discount of $50,000. The debt discount will be amortized as interest expense over the life of the debentures, which is three years.

                                      F2-13

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8             SHARE TRANSACTIONS

              On February 11, 2004 the Company entered into a financial advisor agreement with Ameristar International Capital, Inc. It issued 100,000 shares of common stock as an initial equity fee pursuant to the agreement. These shares had a fair value of $43,000 at the date of grant. The Company has recorded the value of the common stock as an expense, as there is no continuing benefit.

              In 2003, the Company entered into an agreement with William Ivers in connection with business consulting services, relating to the preparation of a written business plan rendered by Mr Ivers. In exchange for these services, the Company agreed to pay $19,012 in cash and issue 16,667 shares of common stock at a future date. On February 12, 2004 the Company issued 16,667 shares of common stock to Mr Ivers at a value of $8,333 at the date of grant. Accordingly, the Company expensed the value of the shares at December 31, 2003 and recorded a corresponding liability.

              In 2003, the Company entered into an agreement with Lou Schneider in connection with business consulting services, related to establishing potential apparel-related licensing relationships with third parties, rendered by Mr Schneider. In exchange for these services, the company agreed to issue 20,000 shares of common stock at a future date. On February 12, 2004 the company issued 20,000 shares of common stock to Mr Schneider at a value of $10,000 at the date of grant. Accordingly the Company expensed the value of the shares at December 31, 2003 and recorded a corresponding liability.

              In 2003, the Company entered into an agreement with Rolin Inc to provide financial advisory services in exchange for common stock of the Company. On February 12, 2004, the Company issued an aggregate of 20,409 shares of common stock to Rolin Inc. These shares had a fair value of $10,204 at the date of grant. The Company has recorded the transaction as professional fees expensed in the quarter ended March 31, 2004.

              On March 10, 2004, the Company entered into "Securities Purchase Agreements" with eleven accredited investors. Pursuant to the agreements, the Company sold an aggregate of 1,000,000 shares of common stock and 600,000 common stock purchase warrants, exercisable for three years at $0.75 per share, for a total purchase price of $500,000.

              Legend Merchant Group, Inc acted as the placement agent for the above transaction. All of the purchasers were pre-existing customers of Legend Merchant Group. The Company paid Legend a fee of $25,000, and 100,000 common stock purchase warrants exercisable for three years at $.50 per share and 60,000 common stock purchase warrants exercisable for three years at $0.75 per share, for its services. The warrants have been valued using the Black-Scholes Option Pricing Model and have a value of $92,794 at the date of grant. The total fee of $117,744 has been offset against the proceeds off the offering.

                                      F2-14

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9             REVERSE ACQUISITION

              On April 22, 2003, Palladium Communications, Inc. ("Palladium") (a US public company) issued 19,071,684 shares of its common stock for all of the outstanding common stock of Peak Entertainment Holdings, Inc. Immediately prior to the transaction, Peak Entertainment Holdings, Inc authorized a stock split so that the outstanding shares of common stock were increased from 2 to 19,071,684. Immediately after the transaction, the shareholders of Peak Entertainment Holdings, Inc (Wilf and Paula Shorrocks) owned approximately 90% of the outstanding common stock of Palladium. This transaction has been accounted for as a reverse acquisition of a public shell. The accounting for a reverse acquisition with a public shell is considered to be a capital transaction rather than a business combination. That is, the transaction is equivalent to the issuance of common stock by Peak for the net monetary assets of Palladium, accompanied by a recapitalization. Palladium's net deficit has been recorded at carryover basis and no goodwill was generated in the transaction. The net deficit of Palladium, $208,500, at the time of transaction is included in stockholders' equity. The other side of this transaction is to add 208,500 in liabilities related to convertible debentures to the historical financial statements of Peak Entertainment Holdings Inc. The historical financial statements of the "registrant" become those of Peak Entertainment Holdings, Inc. Subsequent to the transaction, Palladium changed its name to Peak Entertainment Holdings, Inc.

10            STOCKHOLDERS' EQUITY

              Immediately following the reverse acquisition on April 22, 2003, the Company entered into an agreement for the issuance of up to $785,000 in convertible debentures and warrants to purchase
              1,570,000 shares of the Company's common stock. The Company received $300,000 at the time of execution of the agreement for the issuance of the debentures and warrants and received the remainder of $250,000 on June 26, 2003 and $235,000 on July 11, 2003.

              The debentures bear interest at 12%, mature one year from the date of issuance and are convertible at the option of the holder at the lower of $1.00 or 50% off the average of the three lowest intra-day trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The warrants are exercisable for five years at $0.31 per share.

              The Company has recorded these debentures and warrants in accordance with the provisions of EITF 00-27 "Application of Issue 98-5 to Certain Convertible Instruments". Under the provision of EITF 00-27, the Company has allocated the total proceeds received between the convertible debentures and the warrants based on their relative fair value at the date of issuance. The Company then estimated the intrinsic value of the beneficial conversion feature resulting from the ability of the debenture holders to convert at a 50% discount. As a result, the Company has recorded a debt discount of $785,000. The debt discount will be amortized as interest expense over the life of the debentures, which is one year.

              On February 28, 2002, Palladium, the predecessor to Peak Entertainment Holdings, Inc entered into an agreement pursuant to which Palladium issued $208,500 in convertible debentures and issued warrants to purchase 645,000 shares of the Company's common stock exercisable for five years at $0.31 per share. These warrants are still outstanding as of December 31, 2003, and can be exercised to purchase shares of Peak Entertainment Holdings, Inc.

                                      F2-15

               PEAK ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11            SUBSEQUENT EVENTS

              On April 28, 2004, the company entered into an agreement with Laura Wellington, whereby it exchanged a debt of $250,000 owed to Ms Wellington in exchange for 500,000 shares of common stock. Mrs Wellington had loaned $250,000 to the company in November 2003. The total value of the common stock at the date of grant is $250,000 compared with the $250,000 carrying value of the advance, so there will be no additional expense.

              On April 29, 2004, the company entered into an agreement with Video Collection International Limited, granting exclusive videogram rights to the Monsters In My Pocket TV Series to be broadcast by GMTV. The territory covered by the agreement is the United Kingdom and Eire. The agreement covers a period of 7 years from first release of a videogram with an additional sell-off period of 6 months to exploit videograms manufactured prior to the end of the term. An advance royalty of (pound)100,000, fully recoupable from royalties due on receipts on the exploitation of the rights, is receivable in instalments based on future events. The normal royalty rate under the terms of the agreement is 15%, subject to variations as prescribed in the agreement.

                                      F2-16

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNTS


SEC Registration fee                              $    633.50
Accounting fees and expenses                        25,000.00*
Legal fees and expenses                            100,000.00*
Miscellaneous                                        4,366.50*
                                                  -----------
                  TOTAL                            130,000.00*
                                                  ===========


* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


On April 28, 2004, we entered into an agreement with Laura Wellington, whereby we exchanged a debt of $250,000 owed to Ms. Wellington in exchange for 500,000 shares of common stock. Ms. Wellington had loaned $250,000 to us in or about October 2003, which we used for working capital purposes. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On March 10, 2004, we entered into Securities Purchase Agreements with eleven accredited investors: Kenneth Grief, Wayne Saker, Gilad Ottensoser, Samuel F. Ottensoser, Boro Durakovic, JG Products, INC, Gerald Griffin, Al Lehmkuhl, Kevin Bostenero, Eisenberger Investments, and David Herzog. Pursuant to the agreements, we sold an aggregate of 1,000,000 shares of common stock and 600,000 common stock purchase warrants, exercisable for three years at $0.75 per share, for the total purchase price of $500,000. Legend Merchant Group, Inc. acted as the placement agent for these transactions. All of the purchasers were preexisting customers of Legend Merchant Group. We paid Legend a fee of $25,000, and 100,000 common stock purchase warrants exercisable for three years at $.50 per share and 60,000 common stock purchase warrants exercisable for three years at $0.75 per share, for its services. We agreed to seek registration of the resale of the shares of common stock and the shares underlying the warrants in the amendment to our registration statement initially filed in February 2004. If that registration statement becomes effective, but does not include the investors' shares, the investors can demand that we will file a separate registration statement seeking registration of the investors' securities, and we will have ten days to file such a registration statement and we will need to pay a $2,500 per day penalty for late filing of such registration statement. In the event that the registration statement is not declared effective within the later of 120 days from March 10, 2004 or thirty days after receipt of a last comment letter from the S.E.C., we will be required to issue, as a penalty, approximately 100,000 shares of common stock for each subsequent month period in which the registration statement has not been declared effective. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On February 12, 2004, we issued an aggregate of 20,409 shares in connection with financial consulting services rendered by Rolin Inc. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On February 12, 2004, we issued 20,000 shares to Lou Schneider in connection with business consulting services, related to establishing potential apparel-related licensing relationships with third parties, rendered by Mr. Schneider. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On February 12, 2004, we issued 16,667 shares to William Ivers in connection with business consulting services, related to preparation of a written business plan, rendered by Mr. Ivers. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On February 11, 2004, we entered into a financial advisor agreement with Ameristar International Capital, Inc. We issued 100,000 shares of common stock as an initial equity fee pursuant to the agreement. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On January 29, 2004, we entered into a Securities Purchase Agreement with Shai Stern. Pursuant to the agreement, we sold $50,000 in 8% convertible debentures due January 29, 2007 and 100,000 common stock purchase warrants. The principal amount of the debentures, plus any accrued and unpaid interest on the debentures, may be converted into shares of common stock at the conversion price of $0.30 per share. Annual interest payments on the debentures are due on January 29 of each year, commencing with January 29, 2005. At our option, interest payments may be accrued beyond the annual interest payment date, in which event the debenture holder shall have the option to accrue the interest payment then due for another interest payment period, or cause us to issue common stock in exchange for interest. The warrants are exercisable at a price of $0.50 per share. After the tenth consecutive business day in which our common stock trades at $3.00 or greater, the warrants become redeemable at $0.10 per warrant. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.


On January 23, 2004, we entered into an agreement for services with Vintage Filings, LLC. We issued 300,000 common stock purchase warrants, exercisable for three years at $0.50 per share pursuant to the agreement. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On January 5, 2004, we entered into Securities Purchase Agreements with four accredited investors: Platinum Partners Global Macro Fund LP, Gary Barnett, Millstones Brands Inc. and Dan Brecher. Pursuant to the agreements, we sold $1,500,000 in 8% convertible debentures due January 5, 2007 and 3,000,000 common stock purchase warrants. The purchase price totaled $1,500,000, of which $750,000 was paid in cash, and $750,000 by promissory notes. The principal amount of the debentures, plus any accrued and unpaid interest on the debentures, may be converted into shares of common stock at the conversion price of $0.30 per share. The conversion price may be adjusted downward for issuances of securities by us at prices below the lower of $.50 per common share, or fair market value for such securities as determined at the time of issuance. Annual interest payments on the debentures are due on January 7 of each year, commencing with January 7, 2005. At our option, interest payments may be accrued beyond the annual interest payment date, in which event the debenture holder shall have the option to accrue the interest payment then due for another interest payment period, or cause us to issue common stock in exchange for interest. Unless upon 75 days prior written notice, the debenture and warrant holder may not convert the debentures or warrants for shares of common stock to the extent that such conversion would cause it to beneficially own 4.9% or more of our then issued and outstanding common stock. After the tenth consecutive business day in which our common stock trades at $3.00 or greater, the warrants becomes redeemable at $0.10 per warrant. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On January 5, 2004, we completed a Settlement Agreement and Release dated as of December 22, 2003 with The N.I.R. Group, LLC, AJW Partners, LLC, New Millennium Capital Partners II, LLC, AJW Offshore, Ltd. (formerly known as AJW/New Millennium Offshore, Ltd.), and AJW Qualified Partners, LLC (formerly known as Pegasus Capital Partners, LLC). Under the agreement, we repurchased from the former debenture holders an aggregate of $1,000,000 principal amount of 12% convertible debentures and 2,215,000 common stock purchase warrants, which represents all of the securities that were issued pursuant to Securities Purchase Agreements with the former debenture holders dated as of February 28, 2002 and dated as of April 22, 2003. We paid the former debenture holders $1,000,000 in cash and 1,000,000 shares of our unregistered common stock for the repurchase of the securities. The $1,000,000 payment consisted of $500,000 in cash and $500,000 by promissory notes due no later than March 22, 2004. On March 22, 2004, the promissory notes were paid. The agreement provides that in the period from February 5, 2005 to March 5, 2005, the former debenture holders have the right to make us buy all of the 1,000,000 shares of common stock issued to them that they still own at that time at a price of $.75 per share, on an all-or-none basis. The put right is not transferable. We also paid for $10,000 of the former debenture holders' fees and expenses in connection with the transaction. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

We entered into an Amendment to the Consulting Agreement, dated as of December 17, 2003, amending a July 2003 consulting agreement with Jack Kuessous pursuant to which we issued to Kuessous warrants to purchase 240,000 shares of common stock, exercisable for three years at $1.20 per share. Under the amendment, we issued warrants to purchase 240,000 shares of common stock, exercisable for three years at $0.50 per share in exchange for the previously issued warrants. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

We entered into a Cancellation of Debt in Exchange for Securities Agreement, dated as of December 17, 2003, whereby we exchanged a debt of $100,000 owed to Jack Kuessous in exchange for 583,333 shares of common stock and 150,000 common stock purchase warrants exercisable for three years at $0.50 per share. Kuessous had loaned $100,000 to us in or about July 2003. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

In July 2003, pursuant to a consulting agreement with POW! Entertainment LLC and Stan Lee, we issued to POW warrants to purchase 750,000 shares of our common stock, exercisable for five years at $0.35 per share. Warrants to purchase 375,000 shares vested upon execution of the consulting agreement, and the remaining warrants to purchase the remaining 375,000 shares are to vest after one year. After one year, POW has the right to demand registration of the shares of common stock underlying the warrant at our expense. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On April 22, 2003, Peak Entertainment Ltd., together with its subsidiaries, were acquired by Peak Entertainment Holdings, Inc., a Nevada corporation (the "Company", formerly Palladium Communications, Inc.). Under the terms of the agreement, we acquired 100 percent of Peak Entertainment's stock in exchange for the issuance by Company of 19,071,684 shares of its common stock to the 12 holders of Peak Entertainment common stock. Each of those persons receiving shares of our common stock was an accredited investor as that term is defined under Regulation D of the Securities Act of 1933, as amended. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.


On April 22, 2003, immediately following the acquisition of Peak Entertainment, to obtain funding for ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors for the sale of (i) $785,000 in convertible debentures and (ii) warrants to buy 1,570,000 shares of common stock. The investors are obligated to provide us with an aggregate of $785,000, all of which has been funded to date. The debentures bear interest at 12%, mature one year from the date of issuance, and are convertible into shares of our common stock, at the selling stockholders' option, at the lower of (i) $1.00 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact essentially no limit on the number of shares into which the debentures may be converted. The warrants are exercisable at a price of $0.31 per share. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

In March, 2002, we issued 7,500 common shares valued at $37,500 to NIR Group, LLC for consulting services. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On February 28, 2002, we issued secured convertible debentures in the principal amount of $200,000 to four accredited investors. The convertible debentures carry a 12% interest rate and mature April 21, 2004, as amended. The debentures may be converted into common shares and the amount of common shares will be determined upon the market price of our shares at the time of conversion. We also granted warrants to purchase 600,000 common shares, which expire through February 28, 2005. In connection with the same transaction, on March 14, 2003, the same investors funded an additional $15,000 and we issued $15,000 of convertible debentures and warrants to purchase 45,000 shares of our common stock. We relied on an exemption from registration for a limited offering to accredited investors provided by Rule 506 of Regulation D of the Securities Act.

On February 5, 2002, we issued an aggregate of 103,000 common shares to satisfy debts under promissory notes. We issued 58,000 shares valued at approximately $60,000 to DL Capital, Inc.; we issued 30,600 shares valued at approximately $32,000 to The Wellesley Capital Group, LLC and issued 14,400 shares valued at approximately $15,000 to The Jericho Group, LLC. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On February 5, 2002, we issued an aggregate of 7,000 common shares valued at approximately $9,800 to twelve shareholders of NetMart 2020, Inc. in exchange for approximately 2.1 million shares of that corporation. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On November 29, 2001, we issued an aggregate of 4,000 common shares valued at approximately $40,000 to UTEK Corporation in consideration for technology services to be provided under an agreement dated November 28, 2001. The shares vest in the amount of 333 shares per month over a twelve month period. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On August 31, 2001, our Board authorized the issuance of an aggregate of 1,830,000 common shares valued at approximately $700,000 to the twenty-five shareholders of Palladium in exchange for approximately 6,500 shares of Palladium common stock outstanding. We relied on an exemption from registration for a private transaction not involving a public distribution provided by
Section 4(2) under the Securities Act.

On June 29, 2001, our Board authorized the issuance of an aggregate of 3,100 common shares for services valued at approximately $257,300. Of these shares West Park Holdings, LLC received 2,500 shares for advisory services valued at approximately $207,500; 500 shares were issued to Video Plus, Inc. for printing and video duplication services valued at approximately $41,500; and Hand Arendall, LLC received 100 shares for legal services valued at approximately $8,300. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On December 8, 2000, we issued 135,000 common shares valued at $13,500 to Lowell
G. Mims, Kelly Turner and Richard E. Bowlds in exchange for the 1,000,000 shares of USAOneStar they each held. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.


All of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with Peak Entertainment.


For issuances prior to March 31, 2003, the number of shares have been adjusted to reflect a one-for-100 reverse stock split effected on March 31, 2003.

ITEM 27. EXHIBITS.


The following exhibits are included as part of this Form SB-2.


Exhibit No.   Description
-----------   -------------
2.1           Agreement and Plan of Reorganization between Corvallis and
              USAOneStar, dated October 31, 2000 (Incorporated by reference to exhibit 2.1 of Form 10-QSB filed on November 14, 2000)

2.2 Agreement and Plan of Reorganization between USAOneStar and Palladium, dated August 31, 2001 (Incorporated by reference to exhibit 2.1 of Form 8-K filed on September 14, 2001)

2.3 Agreement and Plan of Acquisition by and among Palladium Communications, Inc., Peak Entertainment, Ltd., Wilfred Shorrocks and Paula Shorrocks, made as of the 22nd day of April, 2003 (Incorporated by reference to exhibit 10.1 of Form 8-K filed on May 7, 2003)

2.4* Asset Purchase Agreement, dated as of April 22, 2003, between Palladium Communications, Inc. and Palladium Consulting Group LLC

3.1 Articles of Merger for Corvallis, Inc. (Incorporated by reference to exhibit 3.1 of Form 8-K/A filed on January 12, 2001)

3.2 Articles of Incorporation, as amended (Incorporated by reference to exhibit 3.1 of Form 8-K filed on February 7, 2002)

3.3 Bylaws, as amended and restated (Incorporated by reference to Exhibit 3.1 of Form 10-KSB filed on April 27, 2004)

4.1*          Securities Purchase Agreement, dated as of February 2002

4.2*          Amendment to Securities Purchase Agreement, dated June 17, 2003

4.3*          Securities Purchase Agreement, dated as of April 22, 2003

4.4 Disclosure Schedules to Securities Purchase Agreement dated April 22, 2003 (Incorporated by reference to exhibit 10.1 of Form 10-QSB filed on November 26, 2003)

4.5*          January 2004 Securities Purchase Agreement for $1,000,000

4.6*          January 2004 Securities Purchase Agreement for $500,000

4.7*          January 2004 Securities Purchase Agreement for $50,000

5.1**         Law Offices of Dan Brecher Opinion and Consent


10.1*         License Agreement with Wilf and Paula Shorrocks, dated April 30,
              2002


10.2 Consulting Agreement with POW! Entertainment and Stan Lee (Incorporated by reference to exhibit 10.2 of Form 10-QSB filed on November 26, 2003)

10.3 Consulting Agreement with Jack Kuessous with Form of Warrant (Incorporated by reference to exhibit 10.3 of Form 10-QSB filed on November 26, 2003)

10.4*         Amended Consulting Agreement with Jack Kuessous

10.5*         Cancellation of Debt Agreement with Jack Kuessous

10.6*         Settlement of Debt Agreement

10.7* License Agreement with Morrison Entertainment Group, Inc., dated February 25, 2002

10.8*         License Agreement with Jesco Imports, Inc., dated June 1, 2002

10.9*         License Agreement with Toontastic Publishing Ltd, dated December
              5, 2002

10.10*        License Agreement with SAN-X Co., Ltd., dated January 14, 2003

10.11*        Distribution Agreement, dated January 20, 2003, with Character
              Options Ltd.

10.12*        Agency Agreement with Colin Lisle & Associates Ltd, dated February
              4, 2003

10.13* Agreement between Peak Entertainment Ltd. and GMTV of the London Television Centre, dated February 17, 2003

10.14*        Agreement, dated April 28, 2003, with The Silly Goose Company, LLC

10.15*        Distribution Agreement, dated July 1, 2003 with Perfectly Plush
              Inc.

10.16* International Representation Agreement with Haven Licensing Pty Ltd, dated August 19, 2003, 2003

10.17* International Representation Agreement with Character Licensing & Marketing, dated September 17, 2003

10.18* International Representation Agreement with Kidz Entertainment, dated October 31, 2003

10.19*        License Agreement with Radica UK Ltd., dated December 12, 2003

10.20* Entertainment Production Agreement, dated as of December 16, 2003, with The Silly Goose Company, LLC

10.21* Agreement for the Provision of Co Production Services with Cosgrove Hall Films Ltd., dated January 9, 2004

10.22* Terms of understanding with Moody Street Kids and Funbag Animation Studios Inc.

10.23*        Agreement with POW! Entertainment, dated January 23, 2004

10.24*        Agreement with Mainframe Entertainment, Inc. dated June 1, 2003

10.25*        Agreement for Services with Vintage Filings, LLC, dated January
              23, 2004

10.26 Financial Advisor Agreement with Ameristar International Capital, Inc. (Incorporated by reference to Exhibit 10.1 of Form 10-KSB filed on April 27, 2004)

10.27 Form of Securities Purchase Agreement, dated as of March 3, 2004 (Incorporated by reference to Exhibit 10.2 of Form 10-KSB filed on April 27, 2004)

10.28 Stock Purchase Warrant Agreement issued to Legend Merchant Group in connection with Securities Purchase Agreement, dated as of March 3, 2004 (Incorporated by reference to Exhibit 10.3 of Form 10-KSB filed on April 27, 2004)

10.29         Financial Advisor Agreement with Source Capital Group, Inc.
              (Incorporated by reference to Exhibit 10.4 of Form 10-KSB filed on April 27, 2004)

10.30 License Agreement with Toontastic Publishing Ltd., Renewal (Incorporated by reference to Exhibit 10.5 of Form 10-KSB filed on April 27, 2004)

10.31         Promissory Note to Shorrocks (Incorporated by reference to Exhibit
              10.6 of Form 10-KSB filed on April 27, 2004)

10.32 Amendment to Shorrocks License Agreement (Incorporated by reference to Exhibit 10.7 of Form 10-KSB filed on April 27, 2004)


10.33* Cancellation of Debt in Exchange for Securities Agreement with Laura Wellington

10.34**       License Agreement with CCA Group Ltd., dated February 10, 2003

10.35** Agreement with Video Collection International Limited, dated April 29, 2004


21*           Subsidiaries

23.1**        Consent of goodband, viner & taylor

23.2**        Consent of legal counsel (see Exhibit 5.1).

---------------------------------
*   Previously filed
**  Filed herewith.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

      (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Bakewell, Derbyshire, United Kingdom, on June 7, 2004.

                                  PEAK ENTERTAINMENT HOLDINGS, INC.

                                  By:  /s/ WILFRED SHORROCKS
                                     ------------------------------------------
                                           Wilfred Shorrocks,
                                           Chairman and Chief Executive Officer


      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                    TITLE                                      DATE

/s/ WILFRED SHORROCKS      President, Chairman, and Chief Executive Officer         June 7, 2004
---------------------      (Principal Executive Officer)
Wilfred Shorrocks


/s/ PAULA SHORROCKS        Vice President and Director                              June 7, 2004
-------------------
Paula Shorrocks


/s/ PHIL OGDEN             Vice President and Director                              June 7, 2004
------------------
Phil Ogden


/s/ ALAN SHORROCKS         Vice President                                           June 7, 2004
------------------
Alan Shorrocks


/s/ Nicola Yeomans         Vice President                                           June 7, 2004
------------------
Nicola Yeomans             (Principal Accounting Officer)
